SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10/A
(Amendment No. 2 to Form 10 Filed on April 30, 2008, as amended on May 21, 2008)
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of
The Securities Exchange Act of 1934
CITIGROUP ABINGDON FUTURES FUND L.P.
(Exact name of registrant as specified in
its limited partnership agreement)

New York	20-3845005

(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

731 Lexington Ave – 25th Floor
New York, New York	10022

(Address of principal executive	(Zip Code)
offices)
Registrant’s telephone number, including area code 212-559-2011
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:
Units of Limited Partnership Interest
(Title of Class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Item 1. Business.
     (a) General development of business. Citigroup Abingdon Futures Fund L.P. (the “Partnership”) is a limited partnership which was organized on November 8, 2005 under the limited partnership laws of the State of New York. The objective of the Partnership is to achieve capital appreciation through speculative trading in U.S. and international futures, options on futures and forward markets. The Partnership may also engage in swap transactions as well as other derivative transactions with the approval of the General Partner (defined below). To accomplish its objective the Partnership invests substantially all of its assets in CMF Winton Master L.P. (the “Master”). A small amount of cash is retained by the Partnership to meet current operating expenses. As of March 31, 2008, the Partnership retained 0.05% of its net assets for such operating expenses. Winton Capital Management Limited (the “Advisor” or “Winton”) acts as the commodity trading advisor to the Partnership and the Master. The Partnership does not currently intend to trade commodity interests directly. Winton has six principals: David W. Harding, Osman Murgian, Martin J. Hunt, Anthony Hamilton Daniell, Amur Jersey Limited and Samur Jersey Limited. The biographies of Winton’s principal trading agents, David Winton Harding, Osman Murgian, Martin John Hunt and Anthony Hamilton Daniell, can be found under “Item 5. Directors and Executive Officers.” Since February 1, 2007, Winton has traded the Partnership’s assets allocated to it in accordance with its Diversified Program (described below). The Partnership is not registered under the Investment Company Act of 1940 as a mutual fund or otherwise. At March 31, 2008, net assets of the Partnership totaled $98,711,986.
     Futures, forwards and options trading is speculative, volatile and involves a high degree of leverage. Good faith or margin deposits normally required in commodity futures trading may range from 1% to 25% of the face value of the contract. Based on the Advisor’s past trading, between 10% and 30% of the Partnership’s assets, through its investment in the Master, is generally expected to be committed to margin, although the Partnership’s margin requirement has been as low as 5.5% of assets. The amount of margin required to be deposited with respect to an individual futures contract is determined by the exchange upon which the contract is traded and may be charged by the exchange at any time. The Partnership does not have control over such margin requirements.
     Citigroup Managed Futures LLC, formerly known as Smith Barney Futures Management LLC, a Delaware limited liability company, is the Partnership’s general partner and commodity pool operator (the “General Partner”). The biographies of the General Partner’s principal agents, Jerry Pascucci, Jennifer Magro, Shelley Deavitt Ullman, Raymond Nolte, Steven Ciampi, Daryl Dewbrey and Ihor G. Rakowsky can be found under “Item 5. Directors and Executive Officers.”
     During the initial offering period (November 21, 2006 to February 1, 2007), the Partnership sold 12,943.0000 redeemable units of limited partnership interest (“Redeemable Units”) at $1,000 per Redeemable Unit. In order to form the Partnership, the General Partner and an initial limited partner each contributed $1,000 to the Partnership for one unit of general partnership interest and one unit of limited partnership interest, respectively. The Partnership did not engage in any activity between its formation and the commencement of it initial offering period on November 21, 2006. The Partnership commenced its operations on February 1, 2007 when the minimum amount to commence trading had been raised. No securities which represent an equity interest or any other interest in the Partnership trade on any public market.
     Effective February 1, 2007, the Partnership invested substantially all of its assets in the Master, a limited partnership organized under the partnership laws of the State of New York. The Partnership purchased 9,017.0917 Redeemable Units of the Master with cash equal to $12,945,000. The Master was formed in order to permit accounts managed now or in the future by Winton using its Diversified Program to invest together in one trading vehicle. The General Partner of the Partnership is the general partner of the Master. Individual and pooled accounts currently managed by Winton, including the Partnership, are permitted to be Limited Partners of the Master. As of March 31, 2008, the Partnership owned 20.79% of the Master. The General Partner and Winton believe that trading through this structure should promote efficiency and economy in the trading process because, among other reasons, the Advisor can execute one order on behalf of the Master instead of multiple orders on behalf of separate accounts. The Partnership intends to continue to invest substantially all of its assets in the Master. The performance of the Partnership is directly affected by the performance of the Master. Expenses to investors as a result of the investment in the Master are approximately the same and redemption rights are not affected.
     The Partnership is permitted to withdraw all or a portion of its interests in the Master as of each month end and, in the sole discretion of the general partner of the Master, as of the end of any other day after a request for redemption in proper form has been delivered to the general partner of the Master, in order to meet its obligations with respect to the redemption rights of limited partners; provided that all liabilities, contingent or otherwise, of the Master, except any liability to limited partners on account of their capital contributions, have been paid or there remains property in the Master sufficient to pay them.
     The Partnership privately and continuously offers up to 200,000 Redeemable Units in the Partnership to qualified investors. There is no maximum number of Redeemable Units that may be sold by the Partnership. Redeemable Units may be offered only to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) as well as to a limited number of persons who are not accredited investors but who have either (i) a net worth (exclusive of home, furnishings and automobiles) individually or jointly with their spouse of at least three times their investment in the Partnership (the minimum investment for which is $25,000) or (ii) gross income for the past two years and projected gross income for the current year of not less than three times their investment in the Partnership (the minimum investment for which is $25,000). Sales and redemptions of Redeemable Units and general partner contributions and redemptions for the three months ended March 31, 2008 and for the period from February 1, 2007 (commencement of trading operations) to December 31, 2007 are reported in the Statements of Changes in Partners’ Capital under “Item 13. Financial Statements and Supplementary Data”. A total of 86,500.9870 Redeemable Units were outstanding as of March 31, 2008. As of March 31, 2008, the net asset value per Redeemable Unit was $1,141.17.
     Citigroup Global Markets Inc. (“CGM”), formerly known as Salomon Smith Barney Inc., acts as the Partnership’s commodity broker, pursuant to a customer agreement, dated as of April 29, 2008 (the “Customer Agreement”), by and between the Partnership and CGM. The Customer Agreement is incorporated by reference as Exhibit 10.2 to the original Form 10 filed on April 30, 2008, as amended on May 21, 2008 (the “Registration Statement”). CGM, through its Smith Barney division, is also the Partnership’s selling agent pursuant to an Agency Agreement, dated as of May 28, 2007, incorporated by reference as Exhibit 10.3 to the Registration Statement. The Partnership may engage additional selling agents in the future.
     The General Partner is the surviving company of a merger on August 2, 1993 of three commodity pool operators: Smith Barney Futures Partners, Inc., Lehman Brothers Capital Management Corp. and Hutton Commodity Management Inc. The General Partner changed its form of organization from a corporation to a Delaware limited liability company effective October 1, 1999. The General Partner is registered as a commodity pool operator and commodity trading advisor with the Commodity Futures Trading Commission (the “CFTC”) and is a member of the National Futures Association (the “NFA”) under the registration and memberships of Smith Barney Futures Partners, Inc., which became registered with the CFTC as a commodity pool operator and a member of the NFA on September 2, 1986. Registration as a commodity pool operator or as a commodity trading advisor requires annual filings setting forth the organization and identity of the management and controlling persons of the commodity pool operator or commodity trading advisor. In addition, the General Partner prepares and distributes monthly account statements and audited annual reports of the Partnership to each limited partner in accordance with CFTC regulations 4.22(a), (b) and (c). Limited partners of the Partnership are permitted to review the Partnership’s and the General Partner’s CFTC filings at the General Partner’s offices. In addition, the CFTC has authority under the Commodity Exchange Act (the “CEA”) to require and review books and records of, and review documents prepared by, a commodity pool operator or a commodity trading advisor. The CFTC has adopted regulations which impose certain disclosure, reporting and recordkeeping requirements on commodity pool operators and commodity trading advisors. The CFTC is authorized to suspend a person’s registration as a commodity pool operator or commodity trading advisor if the CFTC finds that such person’s trading practices tend to disrupt orderly market conditions, that any controlling person thereof is subject to an order of the CFTC denying such person trading privileges on any exchange, and in certain other circumstances. The NFA is a self regulatory organization that regulates firms and individuals that conduct futures trading business with public customers.
     The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. (“CGMHI”), formerly known as Salomon Smith Barney Holdings Inc., which is also the sole owner of CGM. CGMHI is itself a wholly owned subsidiary of Citigroup Inc. (“Citigroup”), a publicly held company whose shares are listed on the New York Stock Exchange and which is engaged in various financial services and other businesses.
     Under the limited partnership agreement of the Partnership, dated as of November 8, 2005 (the “Limited Partnership Agreement”), the General Partner has sole responsibility for the administration of the business and affairs of the Partnership, but may delegate trading discretion to one or more trading advisors. The Partnership pays the General Partner a monthly administrative fee in return for its services to the Partnership equal to 1/24 of 1% (0.5% per year) of adjusted month-end net assets (defined below) of the Partnership.
     The Partnership and the General Partner currently have a management agreement dated as of November 21, 2006 (the “Management Agreement”), incorporated by reference as Exhibit 10.1 to the Registration Statement, in effect with the Advisor, pursuant to which the Advisor manages the Partnership’s assets. The Partnership pays the Advisor a monthly management fee equal to 1/6 of 1% (2% per year) of the adjusted month-end net assets allocated to the Advisor. The Advisor also receives a quarterly incentive fee equal to 20% of new trading profits (as defined below under – “Fees, Compensation Expenses and Interest Income – Advisor Incentive Fee”), earned by the Advisor in each calendar quarter. Pursuant to the express terms of the Management Agreement, the Advisor is considered to be an independent contractor of the Partnership. The Management Agreement expires each June 30th and may be renewed by the General Partner, in its sole discretion, for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. The General Partner renewed the Management Agreement as of June 30, 2008 and Winton will continue to be the Partnership’s sole trading advisor.
     The Management Agreement can be terminated by the General Partner on 30 days’ notice if (i) the net asset value per Redeemable Unit declines as of the close of business on any trading day to $400 or less; (ii) the net assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals and reallocations) decline by 50% or more as of the end of a trading day from such net assets previous highest value; (iii) limited partners owning at least 50% of the outstanding Redeemable Units vote to require the Partnership to terminate the Management Agreement; (iv) the Advisor fails to comply with the terms of the Management Agreement; (v) the General Partner, in good faith, reasonably determines that the performance of the Advisor has been such that the General Partner’s fiduciary duties to the Partnership require the General Partner to terminate the Management Agreement; (vi) the General Partner reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership or (vii) the Advisor fails to conform to the trading policies set forth in the Limited Partnership Agreement or the Memorandum (defined below) as they may be changed from time to time. The General Partner may elect immediately to terminate the Management Agreement if (i) the Advisor merges or consolidates with another entity, or sells a substantial portion of its assets or becomes bankrupt or insolvent; (ii) Mr. Harding dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor or (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority is terminated or suspended. The Management Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading prior to dissolution.
     The Advisor may terminate the Management Agreement by giving not less than 30 days’ notice to the General Partner. The Advisor may immediately terminate the Management Agreement if the General Partner’s registration as a commodity pool operator or its membership in the NFA is terminated or suspended. The Advisor has managed the Partnership’s assets since the Partnership commenced operations. The General Partner selected the Advisor on the basis of the trading strategies employed by the Advisor and the Advisor’s experience in commodity trading. The General Partner may, in its discretion, select and appoint additional or replacement trading advisors for the Partnership. The General Partner does not currently intend to allocate the Partnership’s assets to other trading advisors. If the General Partner were to select other trading advisors it would consider factors such as an advisor’s past performance, trading style, volatility, markets traded and fee requirements.
     With respect to transactions in the Master that are allocable to the Partnership, the Partnership pays CGM a monthly flat rate brokerage fee at an annual rate of 4.5% of adjusted month-end net assets. In addition, the Partnership pays CGM (or reimburses CGM if previously paid) for its allocable share of the Master’s actual floor brokerage, exchange, clearing, give-up, user and NFA fees, which are payable on a per transaction basis. These transaction costs have been approximately 0.50% of net assets per year.
     All of the Master’s assets are deposited in commodity brokerage accounts with CGM and are maintained in cash or in U.S. government securities and segregated as customer funds (other than when 10% or more of the Master and/or the Partnership is owned by the General Partner, CGM and/or their principals and employees). CGM pays the Partnership monthly interest on 80% of the Partnership’s average daily equity allocated to it by the Master maintained in cash during each month (i.e., the sum of the daily cash balances in such accounts divided by the number of calendar days in that month) at a 30-day Treasury bill rate determined weekly by CGM based on the average non-competitive yield on 90-day U.S. Treasury bills maturing in 30 days (or on the maturity date closest thereto) from the date on which such weekly rate is determined, and/or CGM may place up to all of the Master’s assets in 90-day Treasury bills and pays the Partnership its allocable share of 80% of the interest earned on the Treasury bills purchased for the Master and CGM will retain 20% of the interest earned on Treasury bills purchased.

Citigroup Abingdon Futures Fund L.P.
Structure and Principal Participants

1	Citigroup Global Markets Inc., through its Smith Barney division, will act as the Fund’s selling agent. The Fund may engage additional selling agents in the future.

Competition
     The Partnership operates in a competitive environment in which it faces several forms of competition, including, without limitation:
•	The Partnership competes with other pools for investors.

•	The Advisor may compete with other traders in the markets in establishing or liquidating positions on behalf of the Partnership.

•	The Partnership competes with other individual and pooled accounts traded by the Advisor in entering into and liquidating contracts for the Partnership. When similar orders are entered at the same time, the prices at which the Partnership’s trades are filled may be less favorable than the prices allocated to the other accounts. Some orders may be difficult or impossible to execute in markets with limited liquidity where prices may rise or fall sharply in response to orders entered. Furthermore, if the price of a futures contract has moved to and is locked at its permitted one-day price move limit, the Advisor may be unable to liquidate winning or losing positions without incurring additional losses. The Advisor is required to use an allocation methodology that is fair to all of its customers. The Advisor attempts to minimize the impact of different prices received on orders.

     The General Partner attempts to keep the Partnership competitive, among other ways, by (i) allocating the Partnership’s assets to a trading advisor with a desirable track record, (ii) reviewing, to the extent practicable, brokerage fees and other rates charged to other commodity pools (although such information is not readily available with respect to other privately offered pools), and (iii) enforcing the Partnership’s trading policies.
     The General Partner has an extensive track record in the managed futures industry and ranks among the top tier of similar general partners in terms of money under management (based upon data collected from Managed Account Reports, LLC, a managed futures industry publisher). Assets in managed futures have grown from an estimated $300 million in 1980 to over $205 billion in 2007. This increase has occurred primarily among trend-following advisors like the Advisor, resulting in increased trading competition.
Conflicts of Interest
     Other than as described below, to the best of the General Partner’s knowledge, neither the Advisor, the General Partner, CGM nor any of their principals have any actual or potential conflicts of interest in their relationship with the Partnership. The Partnership’s Private Placement Offering Memorandum and Disclosure Document, dated as of June 30, 2008, as supplemented (the “Memorandum”) and Limited Partnership Agreement disclose these conflicts and limited partners acknowledge and consent to them at the time their investments are made.
          (1) Relationship among the Partnership, the General Partner and CGM
     The General Partner is an affiliate of CGM, the commodity broker and selling agent for the Partnership. The General Partner shares in the brokerage fees paid by the Partnership to CGM in that approximately 15% of these fees are credited to the CGM branch supporting the General Partner and the funds it operates. Similarly, the General Partner will share in any interest earned on the Partnership’s account because such interest (like a portion of the brokerage fees) will be credited to the CGM branch supporting the General Partner and its funds. In addition, the compensation of some of the officers and directors of the General Partner is based in part on the profitability of the managed futures business of Citigroup, including CGM. As a result of this affiliation, the following conflicts arise:
•	The affiliation between the General Partner and CGM creates a potential conflict in that fees paid to CGM have not been set by “arm’s-length” negotiation and the General Partner has no incentive to replace CGM as commodity broker of the Partnership even if such replacement would be in the best interest of the Partnership.

•	The General Partner may have an interest in selecting trading advisors that will generate a small number of trades, thus incurring only small incidental charges (such as NFA fees), so that net assets remain relatively higher.

•	The General Partner, in its discretion, will determine whether any distributions are made. To the extent that profits are retained by the Partnership rather than distributed, net assets and therefore the amount of fees paid to the General Partner and CGM will increase. In addition, the amount of funds in segregated accounts at banks that extend overdraft privileges to CGM will be greater to the extent that profits are retained.

•	A limited partner’s financial advisor has a financial incentive to recommend that the limited partner purchase and not redeem Redeemable Units even when it is not in the limited partner’s best interest to remain invested in the Partnership because the advisor will receive ongoing compensation for providing service to the limited partner’s account. A limited partner’s financial advisor may have a financial incentive to recommend that a limited partner purchase units in the Partnership instead of interests in other commodity pool products offered by CGM and managed by the General Partner or by unaffiliated entities because the Partnership may provide greater compensation to the financial advisor than those other products. CGM credits up to 85% of the brokerage fees to financial advisors who sell units in the Partnership.
     Notwithstanding the potential conflicts of interest resulting from these multiple relationships, the Limited Partnership Agreement specifically permits the General Partner to enter into contracts on behalf of the Partnership with or for the benefit of the General Partner and its affiliates, including CGM. Such contracts include the Customer Agreement with respect to brokerage services entered into by the Partnership and CGM.
          (2) Accounts of CGM, the General Partner and their Affiliates
     CGM, the General Partner, and their officers, directors and employees may trade in commodity contracts for their own accounts. CGM is a futures commission merchant and effects transactions in commodity contracts for its customers and also currently trades for its own account. The General Partner over the last five years has sponsored and established more than 30 commodity pools and may sponsor or establish other commodity pools and manage individual accounts. These pools may pay lower fees, including lower commodity brokerage fees, than the Partnership pays. The General Partner currently does not trade its own account. As of March 31, 2008, the General Partner acted as general partner or trading manager to 23 active, public, private and offshore commodity pools with assets of approximately

$3.8 billion and may operate additional commodity pools in the future. The General Partner will not knowingly or deliberately favor any such pools over the Partnership in its dealings on behalf of such pools. Nevertheless, possible conflicts that arise from trading these accounts include:
•	CGM, as the Master’s broker, could effect transactions for the Partnership in which the other parties to the transactions are its officers, directors or employees or its customers, including other funds sponsored by the General Partner.

•	These persons, including the other funds sponsored by the General Partner, might unknowingly compete with the Master in entering into contracts or take positions opposite to or ahead of the Master, although CGM must execute orders ahead of its own simultaneous orders. Trading ahead of the Master presents a conflict because the trade first executed may receive a more favorable price than the same trade later executed for the Master.

     The records of any such trading will not be available for inspection by limited partners. Neither will the General Partner have access to such records, except for those of accounts that it operates or manages. CFTC regulations require that CGM transmit to the floor each futures or options order received for customers executable at or near the market price before any competing order for any of its own proprietary accounts, which may at times include the Master and/or the Partnership. Transactions in forward, spot and swap contracts are not governed by any similar regulations.
          (3) Other Accounts of the Advisor and its Affiliates
     The Advisor manages and/or operates accounts of clients other than the Partnership, including other commodity pools, and intends to manage and operate other accounts in the future. As of March 31, 2008, the Advisor managed and/or operated accounts of 44 other clients using the same strategy as the Partnership with aggregate assets of approximately $13,263,710,000 and one account using a trading strategy different than the Partnership with assets of approximately $446,218,000. Winton currently advises other pools operated by the General Partner. In addition, the Advisor currently trades for its own account and its principals and affiliates may trade for their own accounts. Conflicts that arise from this trading include:
•	The Advisor or its principals or affiliates may sometimes take positions in their proprietary accounts that are opposite to or ahead of the Master. Trading ahead of the Master presents a conflict because the trade first executed may receive a more favorable price than the same trade later executed for the Master.

•	The Advisor may have financial incentives to favor other accounts over the Partnership because of differing fee structures. The Advisor currently trades other client accounts that pay higher fees than the Partnership. Accounts managed by the Advisor in the future may pay higher fees as well.

•	Other individual and pooled accounts traded by the Advisor will compete with the Master in entering into and liquidating contracts for the Master to the extent they trade the same instruments. When similar orders are entered at the same time, the prices at which the Master’s trades are filled may be less favorable than the prices allocated to the other accounts. Some orders may be difficult or impossible to execute in markets with limited liquidity where prices may rise or fall sharply in response to orders entered. Furthermore, if the price of a futures contract has moved to and is locked at its permitted one-day price move limit, the Advisor may be unable to liquidate winning or losing positions without incurring additional losses. The Advisor is required to use an allocation methodology that is fair to all of its customers. The Advisor attempts to minimize the impact of different prices received on orders.

•	The Advisor may be required to revise trading orders as a result of the aggregation for speculative position limit purposes of all accounts traded, owned or controlled by the Advisor. The more assets the Advisor has under management, the more likely the Advisor is to be constrained by position limits. In this case, the Advisor will modify its orders in a manner that will not disproportionately affect the Partnership. The Advisor has advised the General Partner that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as advisor.
     Limited partners do not have access to the trading records of the other accounts managed by the Advisor or its principals through CGM or to the records of trading accounts managed by the Advisor or its principals at other commodity brokers. The General Partner, however, would have access to the trading accounts managed by the Advisor on behalf of other funds for which it acts as general partner and/or managing member. The General Partner will not have access to the accounts traded by the Advisor or its principals at other commodity brokers or on behalf of other general partners or trading managers, if any.
          (4) Other Activities of CGM
     CGM maintains a commodity research department that makes trading recommendations on a daily basis. These trading recommendations may include transactions that are similar or opposed to transactions of the Master. The trading records of such recommendations will not be made available to limited partners.
Trading Methods
     Winton will trade the Master’s assets allocated to it in accordance with its Diversified Program.
     Winton will primarily attempt to achieve the Partnership’s objective through speculative trading in U.S. and international futures, options on futures and forward markets. With the prior approval of the General Partner, Winton may trade in other commodity interests that are now traded, or may be traded in the future, on exchanges and markets located in the United States and abroad.
     The Master currently trades futures and forward contracts on United States and non-United States exchanges and markets.
     Winton’s investment technique consists of trading a portfolio of more than 100 futures contracts (subject to regulatory and client constraints) on major commodity exchanges and forward markets worldwide, employing a computerized, technical, principally trend-following trading system developed by its principals. This system tracks the daily price movements and other data from these markets around the world, and carries out certain computations to determine each day how long or short the portfolio should be in an attempt to maximize profit within a certain range of risk. If rising prices are anticipated, a long position will be established; a short position will be established if prices are expected to fall.
A Technical Trend-Following System.
     Technical analysis refers to analysis based on data intrinsic to a market, such as price and volume. In contrast, fundamental analysis relies on factors external to a market, such as supply and demand. The Winton Diversified Program employs no fundamental factors.
     A trend-following system is one that attempts to take advantage of the observable tendency of the markets to trend, and to tend to make exaggerated movements in both upward and downward directions as a result of such trends. These exaggerated movements are largely explained as a result of the influence of crowd psychology or the herd instinct, among market participants.
     A trend-following system does not anticipate a trend. In fact, trend-following systems are frequently unprofitable for long periods of time in particular markets or market groups, and occasionally they are unprofitable for periods of more than a year even in large portfolios. However, the principals believe that, over a span of years, such an approach will be successful over the long term.
     The Winton trading system has been developed by relating the probability of the size and direction of future price movements with certain indicators derived from past price movements which characterize the degree of trending of each market at any time. While this is, to some degree, true of all trend-following systems, Winton believes that its system’s edge lies in the quality of the analysis underlying this relationship. The system is designed to suffer smaller losses during the inevitable whipsaw periods of market behavior and take advantage of the significant trends when they occur, by focusing more resources on them.
A Non Discretionary System.
     Trade selection is not subject to intervention by Winton’s principals and therefore is not subject to the influences of individual judgment. As a mechanical trading system, the Winton model embodies all the expert knowledge required to analyze market data and direct trades, thus eliminating the risk of basing a trading program on one indispensable person. Equally as important is the fact that mechanical systems can be tested in simulation for long periods of time and the model’s empirical characteristics can be measured.
     The system’s output is rigorously adhered to in trading the portfolio and intentionally no importance is given to any external or fundamental factors. While it may be seen as unwise to ignore information of obvious value, such as that pertaining to political or economic developments, Winton believes that the disadvantage of this approach is far outweighed by the advantage of the discipline that rigorous adherence to such a system instills. Winton believes that significant profits may be realized by the Winton system by holding on to positions for much longer than conventional wisdom would dictate. Winton believes that an individual trader who pays attention to day-to-day events could be deflected from the chance of fully capitalizing on such trends, when not adhering to such a system.

Markets Traded.
     The Winton system trades in all the accessible and liquid U.S. and non-U.S. futures and forward contracts. Winton’s portfolio consists mainly of commodity interests which are futures, options and forward contracts in the following areas: stock indices, bonds, short-term interest rates, currencies, precious and base metals, grains, livestock, energy and agricultural products. Winton is constantly looking for new opportunities to add additional markets to the portfolio, with the goal of increasing the portfolio’s diversification.
     For the period April 1, 2007 through March 31, 2008, the average allocation of risk exposure by market sector for the Diversified Program was as follows:

Currencies	19.28%
Energy	9.14%
Grains	9.24%
Interest Rate Non-Us	18.23%
Interest Rate Us	10.59%
Livestock	0.61%
Metals	9.59%
Softs	4.00%
Stock Index	19.32%
Diversification of Markets.
     Winton believes that taking positions in a variety of unrelated markets has been shown, over time, to decrease system volatility. By employing a sophisticated and systematic method for placing orders in a wide array of markets, Winton believes that profits can be realized over time.
     No assurance is given that Winton’s trading program will be profitable or that it will not experience losses.
Additional Information About the Partnership
     The Partnership is a continuously and privately offered single-advisor pool, as those terms are defined in Part 4 of the CFTC regulations.
Fees, Compensation, Expenses and Interest Income
     Based on $99 million in net assets (the approximate size of the Partnership as of March 31, 2008), an investment of $25,000 (the current minimum investment) must earn profits of $1,650.39 in order to “break-even” at the end of one year of trading. At $200 million in net assets, that same investment would need to earn profits of $1,622.33 to “break-even” at the end of one year of trading. The estimated interest income, fees and expenses that determine these amounts have been calculated in the sequence used by the Partnership and, therefore, reflect the Partnership’s effective cost structure. The percentages of the minimum initial investment amount as presented in the table below, therefore, do not exactly equal the stated percentages for certain fees as discussed in the notes and text following the table.

	Estimated Partnership Size
	(unaudited)
	$99,000,000		$200,000,000
	$25,000		$25,000
	Dollar	Percent	Dollar	Percent
	Amount	age	Amount	age
Minimum Initial Investment
Advisory Fees
—Advisor’s Management Fee (1)	$479.02	1.92%	$479.57	1.92%
—Advisor’s Incentive Fee (2)	$2.50	0.01%	$1.25	0.01%
Brokerage Fees (3)	$1,137.06	4.55%	$1,137.06	4.55%
Transaction Fees	$125.00	0.50%	$125.00	0.50%
Initial Offering and Organizational Expenses	$10.00	0.04%	$5.00	0.02%
General Partner Administrative Fee (4)	$119.75	0.48%	$119.89	0.48%

Operating Expenses	$45.00	0.18%	$22.50	0.09%

Total Fees	$1,918.33	7.68%	$1,890.27	7.57%
Net Interest Income Credit (5)	$(267.94)	(1.08%)	$(267.94)	(1.08%)

Amount of Trading Income Required for the Partnership’s Net Asset Value per Redeemable Unit at the End of One Year to Equal the Minimum Initial Investment	$1,650.39		$1,622.33

Percentage of Minimum Initial Investment		6.60%		6.49%

(1)	The Partnership pays the Advisor a monthly management fee equal to 1/6 of 1% (2% per year) of adjusted month-end net assets allocated to the Advisor. The management fee in the table above does not equal 2% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee, incentive fee accrual and the General Partner’s administrative fee (redemptions and distributions are not relevant for purposes of the above table).

(2)	The Partnership pays the Advisor an incentive fee equal to 20% of new trading profits earned during each calendar quarter. The incentive fee is based upon new trading profits after deducting all Partnership expenses except the initial offering and organizational expenses. The incentive fee amount in the table above represents the additional trading profit necessary to overcome the incentive fees that would be incurred as a result of not deducting initial offering and organizational expenses in calculating the Partnership’s incentive fee.

(3)	The Partnership pays CGM a monthly flat rate brokerage fee equal to 4.5% per year of adjusted month-end net assets allocated pro rata from the Master. The brokerage fee in the table above does not equal 4.5% of the minimum investment amount because it is based on net assets adjusted by adding back that current month’s brokerage fee, management fee, incentive fee accrual, other Partnership expenses and the General Partner’s administrative fee (redemptions and distributions are not relevant for purposes of the above table).

(4)	The Partnership pays the General Partner a monthly administrative fee equal to 1/24 of 1% (0.5% per year) of adjusted month-end net assets of the Partnership. The administrative fee in the table above does not equal 0.5% of the minimum investment amount because it is based on net assets adjusted by adding back the current month’s management fee, incentive fee accrual and the General Partner’s administrative fee (redemptions and distributions are not relevant for purposes of the above table).

(5)	Interest income to be paid by CGM is estimated at an annual rate of 1.34% (the average 30-day Treasury bill rate for March 2008) on 80% of the Partnership’s net assets maintained in cash.

Advisor Management Fee
     The Partnership pays the Advisor a monthly management fee equal to 1/6 of 1% (2% per year) of the adjusted month-end net assets allocated to the Advisor (computed monthly by multiplying the adjusted net assets of the Partnership as of the last business day of each month by 2% and dividing the result thereof by 12). For purposes of calculating the management fee, adjusted net assets are month-end “net assets” increased by the current month’s management fee, incentive fee accrual, the General Partner’s administrative fee and any redemptions or distributions as of the end of such month.
     Net assets are defined in the Limited Partnership Agreement as the total assets of the Partnership including all cash, Treasury bills, accrued interest, and the market value of all open commodity positions maintained by the Partnership, less brokerage charges accrued and less all other liabilities of the Partnership. Net assets equal net asset value. Net asset value of a Redeemable Unit means net asset value divided by the aggregate number of all units of limited and general partnership interest outstanding.
Advisor Incentive Fee
     The Partnership pays the Advisor a quarterly incentive fee equal to 20% of new trading profits earned during each calendar quarter. New trading profits are the excess, if any, of net assets managed by the Advisor at the end of the calendar quarter over the higher of (1) net assets allocated to the Advisor at the date trading commenced; or (2) net assets managed by the Advisor at the end of the highest previous calendar quarter. New trading profits are further adjusted to eliminate the effect of new capital contributions, redemptions, reallocations or capital distributions and interest or other income earned on the Partnership’s assets and initial offering expenses.
     If any incentive fee is paid to the Advisor with respect to new trading profits, and the Advisor thereafter incurs a net loss for a subsequent period, the Advisor will retain the amount previously paid. However, the Advisor will not be paid additional incentive fees until the Advisor recovers the net loss incurred and earns additional new trading profits for the Partnership. If net assets allocated to the Advisor are reduced due to net redemptions, distributions or reallocations, there will be a proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to be paid another incentive fee.
     The General Partner renewed the Management Agreement as of June 30, 2008 for an additional year. The Advisor may not agree to renew its agreement on the same terms, and new advisors may not agree to similar terms (provided, however, that in any contract renewal or renegotiation, the Advisor will carry forward all losses attributable to its trading), and new advisor(s) may not agree to similar terms. In the event that a new advisor is selected, new trading profits earned by the new advisor will not be reduced by cumulative net trading losses, if any, generated by the prior advisor. The new advisor will, therefore, be paid incentive compensation without regard to such losses. The advisory fees payable by the Partnership could increase according to the terms of a new management agreement or if a new advisor were selected.

General Partner Administrative Fee
     The Partnership pays the General Partner a monthly administrative fee equal to 1/24 of 1% (0.5% per year) of adjusted month-end net assets (computed monthly by multiplying the adjusted net assets of the Partnership as of the last business day of each month by 0.5% and dividing the result thereof by 12). For purposes of calculating the administrative fee, adjusted net assets are month-end “net assets” increased by the current month’s management fee, incentive fee accrual, the General Partner’s administrative fee and any redemptions or distributions as of the end of such month.
Brokerage Fee
     With respect to transactions in the Master that are allocable to the Partnership, the Partnership pays CGM a monthly flat rate brokerage fee equal to 4.5% per year of the adjusted month-end net assets (computed monthly by multiplying the adjusted month-end net assets of the Partnership as of the last business day of each month by 4.5% and dividing the result thereof by 12) allocated pro rata from the Master. For purposes of calculating the brokerage fee, adjusted net assets are month-end “net assets” increased by that current month’s brokerage fee, management fee, incentive fee accrual, the General Partner’s administrative fee and other expenses and any redemptions or distributions as of the end of such month. In addition, the Partnership pays CGM (or reimburses CGM if previously paid) for its allocable share of the Master’s actual floor brokerage, exchange, clearing, give-up, user and NFA fees, which are payable on a per transaction basis. Although it is impossible to predict exactly the amount of these per transaction fees payable by the Partnership, based on the past performance and estimates of the Advisor, the aggregate of such fees is estimated at approximately 0.50% of net assets per year.
     The General Partner shares in the brokerage fees paid by the Partnership to CGM in that approximately 15% of these fees are credited to the CGM branch supporting the General Partner and the funds it operates. In addition, the compensation of some of the officers and directors of the General Partner, an affiliate of CGM, is based in part on the profitability of the managed futures business at Citigroup, including CGM. CGM pays a portion of the brokerage fee it receives from the Partnership to its Smith Barney financial advisors who place Redeemable Units for the Partnership and who are registered with the CFTC as associated persons of CGM. In compensation for their services, the financial advisors are credited monthly with up to 85% of the brokerage fees attributable to Redeemable Units sold by them. CGM may also pay a part of the brokerage fees it receives to other properly registered selling agents who sell Redeemable Units in the Partnership, if any. The services provided by the financial advisors include (i) answering questions regarding daily net asset value and computations thereof, monthly statements, annual reports and tax information provided by the Partnership, (ii) providing assistance to investors including when and whether to purchase or redeem the Redeemable Units and (iii) general servicing of accounts.
     The flat rate brokerage fee will be paid for the life of the Partnership, although the rate at which such fee is paid may change if the Partnership’s futures commission merchant changes as well as if the General Partner (and CGM) agrees that a change is warranted by competitive or other market forces.
     The Partnership will enter into spot and forward transactions, including foreign currency transactions, and may enter into swap transactions, with CGM or an affiliate as principal at prices quoted by CGM or the affiliate that reflect a price differential or spread between the bid and the ask prices. The differential includes anticipated profits and costs to CGM or the affiliate as dealer, but does not include a mark-up. All trades with CGM or one of its affiliates will be at competitive market prices. Thus, the price quoted to the Partnership will be less than or equal to the price quoted to any other CGM account for the same spot, forward or swap transaction.
     The Partnership may also enter into spot and forward transactions with dealers unaffiliated with CGM whose price quotes include a spread. Such unaffiliated dealers also may charge a mark-up and/or commissions. The spread plus any mark up or commissions will be paid by the Partnership, in addition to the monthly flat rate brokerage fee paid to CGM.
Other Expenses
     The Partnership pays its ongoing legal, accounting, filing and reporting fees, and will pay expenses associated with engaging additional selling agents, if any. In addition, the Partnership pays the costs of the continuous offering of Redeemable Units, printing expenses and other administrative costs which are estimated at $170,000 per year, depending on the number of Redeemable Units sold. The Partnership also pays any extraordinary expenses incurred.
     Substantially all of the Partnership’s assets are invested in the Master. Commodity pools and other accounts managed by Winton, including the Partnership (collectively, “Feeder Funds”), will be permitted to be limited partners of the Master. Profits and losses from trading in the Master, net of trading and give-up fees, are allocated pro rata to the capital account of each Feeder Fund based on the net assets in the capital account compared to the aggregate net assets of all other capital accounts in the Master. Management fees, brokerage fees, administrative fees and incentive fees, if any, will continue to be charged at the level of each individual Feeder Fund. Such fees may differ among the Feeder Funds. Other expenses will be charged pro rata to the account of the Feeder Funds in the Master. The costs of organizing the Master were borne by the General Partner. No fees are paid by the Master.
Initial Offering and Organizational Expenses
     The Partnership incurred initial offering and organizational expenses of approximately $100,000. CGM advanced those expenses, which, together with interest at the prime rate quoted by JPMorgan Chase & Co., are being reimbursed to CGM by the Partnership in 24 monthly installments. As of March 31, 2008, $50,083 (exclusive of interest charges) remained to be reimbursed.

Interest Income
     All of the Master’s assets are deposited in commodity brokerage accounts with CGM and are maintained in cash or in U.S. government securities and segregated as customer funds (other than when 10% or more of the Master and/or the Partnership is owned by the General Partner, CGM and/or their principals and employees). CGM pays the Partnership monthly interest on 80% of the Partnership’s average daily equity allocated to it by the Master maintained in cash during each month (i.e., the sum of the daily U.S. dollar cash balances in such accounts divided by the number of calendar days in that month) at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average non-competitive yield on 90-day U.S. Treasury bills maturing in 30 days (or on the maturity date closest thereto) from the date on which such weekly rate is determined.
     CGM may place up to all of the Master’s assets in 90-day U.S. Treasury bills. The Partnership will receive its allocable share of 80% of the interest earned on the Treasury bills purchased for the Master and CGM will retain 20% of the interest earned on Treasury bills purchased.
     Customer funds held in connection with non-U.S. contracts, priced and settled in a foreign currency, may be held in secured amount accounts denominated in a foreign currency with depositories located outside of the United States or its territories. Customer funds held in connection with certain U.S. futures contracts, priced and settled in a foreign currency, will be held in segregated accounts located in or outside the U.S. and its territories. Proprietary funds held in connection with contracts that are priced and settled in a foreign currency may be held in depositories located inside or outside the United States.
ERISA Considerations
General
     The Redeemable Units in the Partnership which are offered may be purchased by “employee benefit plans” as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”) and/or “plans” as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”). “Employee benefit plans” and “plans” are referred to below as “Plans”, and fiduciaries with investment discretion are referred to as “Plan Fiduciaries”. Plans include, for example, corporate pension and profit sharing plans, 401(k) plans, “simplified employee pension plans,” Keogh plans for self-employed persons and IRAs.
Special Investment Considerations
     Each Plan Fiduciary must consider the facts and circumstances that are relevant to an investment in the Partnership, including the role that an investment in the Partnership would play in the Plan’s overall investment portfolio. Each Plan Fiduciary, before deciding to invest in the Partnership, must be satisfied that the investment is prudent for the Plan, that the investments of the Plan are diversified so as to minimize the risk of large losses and that an investment in the Partnership complies with the terms of the Plan.
     Each limited partner will be furnished with monthly statements and annual reports which include the net asset value per Redeemable Unit. The General Partner believes that these statements will be sufficient to permit Plan Fiduciaries to provide an annual valuation of Plan investments as required by ERISA; however, Plan Fiduciaries have the ultimate responsibility for providing such valuation. Accordingly, Plan Fiduciaries should consult with their attorneys or other advisors regarding their obligations under ERISA with respect to making such valuations.
     Plan Fiduciaries should understand the potentially illiquid nature of an investment in the Partnership and that a secondary market does not exist for Redeemable Units. Accordingly, Plan Fiduciaries should review both anticipated and unanticipated liquidity needs for their respective plans, particularly those for a participant’s termination of employment, retirement, death, disability or Plan termination. Plan Fiduciaries should be aware that distributions to participants may be required to commence in the year after the participant attains the age 70-1/2.
     The Advisor does not participate in any way in the decision by any particular Plan to invest in the Partnership, including any determination with respect to fees and expenses to be paid by the Partnership.
The Partnership Should Not Be Deemed to Hold “Plan Assets”
     A regulation issued under ERISA and amended by the Pension Protection Act of 2006 (the “ERISA Regulation”) contains rules for determining when an investment by a Plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being assets of the Plan for purposes of ERISA and Section 4975 of the Code (i.e., “plan assets”). Those rules provide that assets of a limited partnership will not be plan assets of a Plan that purchases an equity interest in the Partnership if: (a) the equity interest is a “publicly offered” security or a security issued by an investment company registered under the Investment Company Act of 1940, (b) the entity is an “operating company,” or (c) equity participation by benefit plans is not “significant”.
     The Redeemable Units will not be deemed to be “publicly offered” securities for purposes of the ERISA Regulation. In addition, the Partnership is not an “operating company” within the meaning of the ERISA Regulation. The final exception to the “plan assets” rule is for investment in entities in which there is not “significant” investment by “benefit plan investors”. Under Section 3(42) of ERISA the term “benefit plan investors” includes employee-benefit plans subject to ERISA as well as plans subject to Section 4975 of the Code, such as IRAs. It also includes certain investment funds with “significant” investments by such plans. Investment by benefit plan investors is not “significant” if the aggregate investment by benefit plan investors in each class of securities of the investment entity is less than 25%. Determinations of the percentage of participation by benefit plan investors must be made after each investment, transfer or redemption of units, and investments held by the investment entity’s managers, investment advisors and their affiliates must be disregarded in calculating the percentage.
     The Partnership intends to qualify under the “significant participation” exception in Section 3(42) of ERISA by monitoring the percentage investment by benefit plan investors and maintaining it below 25% of the value of the Redeemable Units. In order to accomplish this, the subscription agreement of the Partnership, incorporated by reference to the Registration Statement as Exhibit 10.4, requires that a benefit plan investor may be required to redeem its Redeemable Units upon notice from the General Partner.
     In the unlikely event that the Partnership were deemed to hold plan assets, prohibited transactions could arise under ERISA and Section 4975 of the Code. In addition, investment by a fiduciary of an employee-benefit plan could be deemed an improper delegation of investment authority, and the fiduciary could be liable, either directly or under the co-fiduciary rules of ERISA, for the acts of the General Partner. Additional issues relating to “plan assets” and

“prohibited transactions” under ERISA and Section 4975 of the Code could arise by virtue of the General Partner’s ownership of Redeemable Units in the Partnership and the possible relationship between an affiliate of the General Partner and any employee-benefit plan that may purchase Redeemable Units. Further, certain transactions between the Partnership and the General Partner and certain affiliates of the General Partner could be prohibited transactions.
     It should be noted that even if the Partnership’s assets are not deemed to be plan assets, the Department of Labor has stated in Interpretive Bulletin 75-2 (29 C.F.R. §2509.75-2, as amended by the ERISA Regulation) that it would consider a fiduciary who makes or retains an investment in a fund for the purpose of avoiding application of the fiduciary responsibility provisions of ERISA to be in contravention of the fiduciary provisions of ERISA. The Department of Labor has indicated further that if a plan invests in or retains its investment in a fund and as part of the arrangement it is expected that the fund will enter into a transaction with a party in interest to the plan (within the meaning of ERISA) which involves a direct or indirect transfer to or use by the party in interest of any assets of the plan, the plan’s investment in the fund would be a prohibited transaction under ERISA.
Ineligible Purchasers
     In general, Redeemable Units may not be purchased with the assets of a Plan if the General Partner, commodity broker, Advisor or any of their affiliates or employees either: (a) exercise any discretionary authority or discretionary control respecting management of the Plan; (b) exercise any authority or control respecting management or disposition of the assets of the Plan; (c) render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the Plan; (d) have any authority or responsibility to render investment advice with respect to any moneys or other property of the Plan; or (e) have any discretionary authority or discretionary responsibility in the administration of the Plan. In order to comply with these prohibitions, a Plan Fiduciary must represent that one of the following is true:
     (1) Neither CGM nor any of its employees or affiliates (a) manages any part of the Plan’s investment portfolio or (b) has an agreement or understanding with the Plan Fiduciary where CGM or any of its employees or affiliates regularly provides the Plan Fiduciary with individualized information, recommendations or advice used as a primary basis for the Plan’s investment decisions.
     (2) A relationship described in (1) above applies to only a portion of the Plan’s assets, and the Plan Fiduciary will invest in the Partnership only from the portion of the Plan’s assets as to which no such relationship exists.
     Violations of the rules under ERISA and/or Section 4975 of the Code by fiduciaries can result in various types of liabilities, including civil penalties and excise taxes. Because of the complexity of these rules, Plan Fiduciaries are strongly encouraged to consult with their legal advisors prior to causing a Plan to invest in the Partnership.
  (b) Financial information about industry segments. The Partnership’s business consists of only one segment: speculative trading of U.S. and international futures, options on futures and forward contracts. The Partnership does not engage in sales of goods or services. The Partnership’s net income from operations for the three months ended March 31, 2008 and for the period from February 1, 2007 (commencement of trading operations) through December

31, 2007 is set forth under “Item 2. Financial Information”. The Partnership’s capital as of March 31, 2008 was $98,711,986.
     (c) Narrative description of business.
          See Paragraphs (a) and (b) above.
          (i) through (x) — not applicable.
          (xi) through (xii) — not applicable.
          (xiii) — The Partnership has no employees. The directors and officers of the General Partner and the Advisor are listed in “Item 5. Directors and Executive Officers”.
     (d) Financial information about geographic areas. The Partnership does not engage in sales of goods or services or own any long lived assets, and therefore this item is not applicable.
     (e) Not applicable.
     (f) Not applicable.
     (g) Not applicable.
Item 1A. Risk Factors.
     Investment in the Partnership is speculative. The Partnership’s performance may be volatile. An investor should not invest in Redeemable Units unless it can afford to lose all of its investment.
     Because trading for the Partnership is conducted through the Master, the performance of the Partnership is dependent on the Master. References in this section to trading activities include the Master’s trading activities.
Commodity Trading Risks
     An investor may lose all of its investment.
     Commodity markets are highly volatile and can be without sustained movements of prices in one direction, up or down, for extended periods. Such movements may be referred to as trends. The profitability of the Partnership will depend to a great extent on:
•	the periodic occurrence of sustained price movements of at least some of the contracts traded by the Advisor;

•	the ability of the Advisor to analyze the commodity markets; and

•	the ability of the Advisor to enter a market while a trend in one direction exists and exit that market with a profit.
     Participation in a market that is either volatile or trendless could produce substantial losses for the Partnership. Failure of the Advisor to identify trends or to exit a market position after a trend matures could also produce substantial losses. The result of these conditions or failures could be the loss of all of an investor’s investment.
     As a result of leverage, small changes in the price of the Partnership’s positions may result in substantial losses.
     Good faith or margin deposits normally required in commodity futures trading may range from 1% to 25% of the face value of the contract. Based on the Advisor’s past trading, between 10% and 30% of the Partnership’s assets is generally expected to be committed to margin, although the Partnership’s margin requirement has been as low as 5.5% of assets. As a result of this leverage, a small change in the market price of a contract can produce major losses for the Partnership. For example, $3,000 in margin may be required to hold one U.S. Treasury Bond contract with a face value of approximately $100,000. Thus, a $3,000 or three percent (3%) decrease in the value of that contract would cause a total loss of the margin deposit.
     Investing in Redeemable Units might not provide the desired diversification of an investor’s overall portfolio.
     One of the objectives of alternative investments is to add an element of diversification to a traditional stock and bond portfolio. Studies show that diversifying a portfolio with investments that produce independent, positive results tends to improve the overall return of the portfolio while reducing its volatility. Even if an investment in the Partnership reduces a portfolio’s volatility, the overall performance of an investor’s portfolio may be negative or flat.
     While the Partnership’s performance may be largely independent of the general stock and bond markets, there is no assurance that it will be consistently independent or non-correlated. An investment in the Partnership could increase rather than reduce overall portfolio losses during periods when the Partnership as well as stocks and bonds decline in value. There is no way of predicting whether the Partnership will lose more or less than stocks and bonds in declining markets.
     Moreover, investors’ existing portfolios and individual risk tolerances may differ so that the result of non-independent and/or negative performance on individual portfolios will vary.
     Investors must not consider the Partnership to be a hedge against losses in their core stock and bond portfolios. They should consider whether diversification in itself or the diversification provided by the Partnership is worthwhile even if the Partnership is profitable.
     The success of the Advisor depends to a great extent upon the occurrence of market conditions favorable to the Advisor’s trading strategies.
     In the past, there have been periods when market conditions have not been favorable to the Advisor’s strategy and such periods may recur. The past performance of such trading strategy is not necessarily indicative of its future profitability, and no trading program can consistently determine which commodity to trade or when to enter into the trade. Any factor which may lessen the prospect of favorable conditions in the future (such as a lack of major price trends or increased governmental control of, or participation in, the markets) may reduce the Advisor’s ability to trade profitably in the future.

     Illiquid markets could make it impossible for the Advisor to realize profits or limit losses.
     When the volume of buy and sell orders in a market is small relative to the size of an order that the Advisor wants to execute for the Partnership, it is more difficult to execute the order at the desired price or to quickly exit a losing position. Despite the availability of trade information and price quotes, the Advisor may not be able to execute trades at or near quoted prices in low volume markets. This applies to both exchange-traded and non-exchange-traded contracts. Although the Advisor will generally purchase and sell actively traded contracts, the Partnership cannot assure investors that orders will be executed at or near the desired price.
     Factors that can contribute to market illiquidity for exchange-traded contracts include:
•	exchange-imposed price fluctuation limits;

•	limits on the number of contracts speculative traders may hold in most commodity markets; and

•	market disruptions.
     The General Partner expects that non-exchange traded contracts will be traded for commodity interests for which there is generally a liquid underlying market. Such markets, however, may experience periods of illiquidity and are also subject to market disruptions.
     Since the Advisor already manages sizable assets in the commodity markets, it is probable that the Partnership will encounter illiquid situations. It is impossible to quantify the frequency or magnitude of these risks, however, especially because the conditions often occur unexpectedly.
     Foreign exchanges are less regulated than U.S. markets and trading is subject to exchange rate, market practice and political risk.
     The Partnership may trade in commodity contracts on exchanges located outside of the U.S.
     Commodity exchanges and commodity futures and options trading in the United States are subject to regulation under the CEA by the CFTC. The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. Although the CFTC permits U.S. persons to trade futures and options on futures on non-U.S. exchanges, non-U.S. exchanges are not regulated by the CFTC. Therefore, the Partnership will not receive any benefit of U.S. government regulation for these trading activities.

     Trading on foreign exchanges involves some risks that trading on U.S. exchanges does not, such as:
•	lack of investor protection regulation
     The rights of the Partnership in the event of the insolvency or bankruptcy of a non-U.S. market or broker are likely to differ from rights that the Partnership would have in the U.S. and these rights may be more limited than in the case of failures of U.S. markets or brokers.
•	possible governmental intervention
     A foreign government might halt trading in a market and/or take possession of the Partnership’s assets maintained in its country in which case the assets may never be recovered. The General Partner might have little or no notice that such events were happening. In such circumstances, the General Partner may not be able to obtain the Partnership’s assets.
•	relatively new markets
     Some foreign exchanges on which the Partnership trades may be in developmental stages so that prior price histories may not be indicative of current price patterns.
•	exchange-rate exposure
     The Partnership will be valued in U.S. dollars. Contracts on foreign exchanges are usually traded in the local currency. The Partnership’s assets held in connection with contracts priced and settled in a foreign currency may be held in a foreign depository in accounts denominated in a foreign currency. Changes in the value of the local currency relative to the U.S. dollar could cause losses to the Partnership even if the contract traded is profitable.
     Forward foreign currency and spot contracts are not regulated and are subject to credit risk.
     The Partnership trades forward contracts in foreign currencies, and may enter into spot commodity transactions (transactions in physical commodities). These contracts, unlike futures contracts and options on futures, are not regulated by the CFTC. Therefore, the Partnership will not receive any benefit of CFTC regulation for these trading activities.
     Furthermore, these transactions are not exchange-traded so that, generally, no clearinghouse or exchange stands ready to meet the obligations of the contract. Thus, the Partnership faces the risk that its counterparties may not perform their obligations. This risk may cause some or all of the Partnership’s gains to be unrealized.

     Purchasing and writing options could result in trading losses.
     The Partnership may trade in exchange-traded commodity options. Specific market movements of the commodities or futures contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. An option writer collects a premium and risks losing the difference between the premium received and the price it would have to pay to obtain the underlying commodity or futures contract if the option buyer exercises its option.
     Swaps are subject to credit risk.
     Upon approval of the General Partner, the Partnership may engage in swap transactions in energy, agricultural and base and precious metal products, currencies and interest rates. In this connection, the Partnership will contract with Citibank, N.A. (“Citibank”), one of its affiliates or an unaffiliated counterparty to exchange a stream of payments computed by reference to a notional amount and the price of the commodity that is the subject of the swap. Unlike futures and options on futures contracts and commodities, swap contracts are not traded on an exchange and generally are not cleared by a clearinghouse. As with any forward foreign currency or spot contract, the Partnership will be subject to the risk of counterparty default on its swaps. Because swaps do not generally involve the delivery of underlying assets or principal, any loss would be limited to the net amount of payments required by contract. Some swap counterparties may require the Partnership to deposit collateral to support the Partnership’s obligation under the swap agreement. If a counterparty to such a swap defaults, the Partnership would lose the net amount of payments that the Partnership is contractually entitled to receive and could lose, in addition, any collateral deposits made with the counterparty.
     If a swap counterparty is an unaffiliated entity, it may hold such collateral in U.S. or non-U.S. depositories. If Citibank is a swap counterparty to the Partnership, a Citibank affiliate located outside the United States or its territories will hold the collateral. Such depositories are not subject to U.S. regulation. The Partnership’s assets held in these depositories are subject to the risk that events could occur which would hinder or prevent the availability of these funds for distribution to customers including the Partnership. Such events may include actions by the government of the jurisdiction in which the depository is located including expropriation, taxation, moratoria and political or diplomatic events. If the Partnership engages in swap transactions, the General Partner expects that no more than 10% of the Partnership’s assets will be deposited in such offshore depositories.
Advisor Risks
     Past performance is no assurance of future results.
     The Advisor generally bases its trading decisions on technical analysis of market prices. Technical analysis does not take into account unanticipated world events that may cause losses to the Partnership. In addition, the Advisor may alter its strategies from time to time. Therefore, the Advisor’s performance results in the future may materially differ from its prior trading record. Moreover, somewhat different trading strategies may be required for accounts of differing sizes or trading objectives. In any event, past performance does not assure future results.

     Other activities of the Advisor.
     The Advisor currently manages and intends to manage additional customer accounts in the future. Trading orders for such accounts similar to those of the Partnership may occur contemporaneously. There is no specific limit under the Management Agreement as to the number of accounts that may be managed or advised by the Advisor. The performance of the Partnership’s investments could be adversely affected by the manner in which particular orders are entered by the Advisor for all such accounts.
     Descriptions of the Advisor’s strategy may not be applicable in the future.
     The Advisor may make material changes to the trading strategy it uses in trading the Partnership’s account with the consent of the General Partner, who has the sole authority to authorize any material changes. If this happens, the descriptions in the Memorandum would no longer be useful. The General Partner does not anticipate that this will occur frequently, if at all. Investors in the Partnership will be informed of any changes to the Advisor’s strategy that the General Partner deems to be material; however, investors may not be notified until after a change occurs. Non-material changes may be made by the Advisor without the consent of the General Partner. These changes may nevertheless affect the Partnership’s performance.
     Speculative position and trading limits may reduce profitability.
     The CFTC and U.S. exchanges have established “speculative position limits” on the maximum net long or net short position which any person may hold or control in particular futures and options on futures. Most exchanges also limit the amount of fluctuation in commodity futures contract prices on a single trading day. The Advisor believes that established speculative position and trading limits will not adversely affect its trading for the Partnership. The trading instructions of the Advisor, however, may have to be modified, and positions held by the Partnership may have to be liquidated in order to avoid exceeding these limits. Such modification or liquidation could adversely affect the operations and profitability of the Partnership by increasing transaction costs to liquidate positions and limiting potential profits on the liquidated positions.
     Partnership performance may be hindered by increased competition for positions.
     Assets in managed futures have grown from an estimated $300 million in 1980 to over $205 billion in 2007. This increase has occurred primarily among trend-following advisors like the Advisor. This has resulted in increased trading competition. Since futures are traded in an auction-like market, the more competition there is for the same contracts, the more difficult it is for the Advisor to obtain the best prices for the Partnership. The Advisor is required to use an allocation methodology that is fair to all of its customers.
     Investors will not have access to the Partnership’s positions and must rely on the General Partner to monitor the Advisor.
     Limited partners do not have access to the Partnership’s trading positions. Consequently, limited partners do not know whether the Advisor is adhering to the Partnership’s trading policies and must rely on the ability of the General Partner to monitor trading and protect their investments.

Partnership Structure and Organization Risks
     The Partnership will pay substantial fees and expenses regardless of profitability.
     The Partnership must pay substantial brokerage fees, management fees, legal, accounting and reporting expenses and filing fees regardless of whether it realizes profits. In addition, it is possible that the Partnership could pay substantial incentive fees to the Advisor in a year in which it had no net trading profits or in which it ultimately lost money.
     The Partnership’s trading profits and interest income must equal or exceed its trading losses and expenses to avoid depletion or exhaustion of its assets.
     Conflicts of Interest.
     Conflicts of interest exist in the structure and operation of the Partnership’s business. These conflicts include:

•	the General Partner and CGM, the Partnership’s commodity broker, are affiliates and brokerage fees have not been set at arm’s length and the General Partner has no incentive to replace CGM as commodity broker for the Partnership;

•	the Advisor, the Partnership’s commodity broker and their principals and/or affiliates trade for their own accounts or for clients and may take competing positions or positions opposite to or ahead of those taken for the Partnership;

•	the other funds sponsored by the General Partner may compete with the Partnership in entering into contracts; and

•	an investor’s financial advisor will receive ongoing compensation for providing services to its account and therefore has a conflict of interest in advising the investor when and whether to purchase or redeem units.

     No specific policies regarding conflicts of interest, however, have been adopted by the Partnership.
     A further discussion of the Partnership’s conflicts can be found under “Item 1. Business — Conflicts of Interest.”
     “Master-Feeder” Structure.
     The “master-feeder” fund structure presents certain unique risks to investors. Smaller Feeder Funds investing in the Master may be materially affected by the actions of larger Feeder Funds investing in the Master. For example, if a larger Feeder Fund withdraws from the Master, the remaining Feeder Funds may experience higher pro rata operating expenses, thereby producing lower returns. The Master’s portfolio may become less diverse due to a withdrawal by a larger Feeder Fund, resulting in increased volatility and risk. The Partnership may withdraw its investment in the Master at any time, if the General Partner determines that it is in the best interests of the Partnership to do so. In such event, the General Partner would consider what action might be taken, including retaining the Advisor to manage the Partnership’s assets directly.

     An investor’s ability to redeem or transfer Redeemable Units is limited.
     An investor may redeem its Redeemable Units only as of the end of each month and only after it has held such Redeemable Units for three full months. It will not know the value of its redemption prior to the time it submits its request to redeem its Redeemable Units. Under extraordinary circumstances, including market conditions that would prohibit the liquidation of positions, the Partnership may delay redemptions beyond the end of the applicable month. No public market for the Partnership’s Redeemable Units exists. An investor may not transfer its Redeemable Units without the approval of the General Partner. A transferee cannot, however, become a limited partner without the General Partner’s approval.
     Investors do not participate in management of the Partnership’s business.
     Investors are not permitted to participate in the management or control of the Partnership or the conduct of its business. They have limited voting rights with respect to the Partnership’s affairs. They must rely upon the fiduciary responsibility and judgment of the General Partner to manage the Partnership’s affairs in their best interests.
     Expiration or termination of the Management Agreement could increase fees paid to the Advisor or a new advisor.
     The Management Agreement expires on June 30 of each year at which time it may be renewed for an additional year. The Advisor may not agree to renew its agreement on the same terms, and new advisor(s) may not agree to similar terms (provided, however, that in any contract renewal or renegotiation, the advisor will carry forward all losses attributable to its trading). In the event that a new advisor is selected, new trading profits earned by the new advisor will not be reduced by cumulative net trading losses, if any, generated by the prior advisor. The new advisor will, therefore, be paid incentive compensation without regard to such losses. The advisory fees payable by the Partnership could increase according to the terms of a new management agreement or if a new advisor were selected. The Master is subject to these same risks upon the expiration or termination of its management agreement with the Advisor.
     The Partnership may terminate before an investor achieves its investment objective.
     Unforeseen circumstances, including substantial losses or withdrawal of the General Partner, could cause the Partnership to terminate prior to its stated termination date of December 31, 2025. Early termination of the Partnership could disrupt an investor’s overall investment portfolio plan resulting in the loss of some or all of its investment.
     The offering of Redeemable Units has not been subject to independent review or review on behalf of the investors.
     One law firm represents the Partnership, the General Partner and the commodity broker. The Advisor is represented by separate counsel. Investors do not have legal counsel representing them as limited partners in connection with the Partnership. Accordingly, investors should consult their legal, tax and financial advisors regarding the desirability of investing in the Partnership.

Tax and Other Regulatory Risks
     An investor’s tax liability may exceed cash distributions.
     The General Partner does not currently intend to distribute cash to limited partners. Cash will be distributed to them at the sole discretion of the General Partner. Limited partners will be taxed each year on their allocable share of the Partnership’s income and gains, however, whether or not any cash has been distributed to them by the Partnership. The only way for limited partners to obtain cash earned on their investments is to redeem Redeemable Units. Limited partners may redeem their units monthly in order to provide funds for the payment of taxes or for any other purpose, after a three-month holding period.
     An investor could owe tax on its share of the Partnership’s ordinary income despite overall losses.
     Gain or loss on futures and options on futures as well as on most foreign currency contracts will be taxed as capital gains or losses for U.S. federal income tax purposes. In the case of investors who are individuals, capital losses can only be used to offset capital gains plus $3,000 of ordinary income each year (or $1,500 in the case of a married individual who files a separate federal income tax return). Interest income, periodic income on swaps, if any, and gain on some foreign futures contracts generally will be treated as ordinary income. Therefore, an investor may be required to pay tax on its allocable share of the Partnership’s ordinary income, even though the Partnership incurs overall losses.
     Non-U.S. investors may face exchange rate risk and local tax consequences.
     Non-U.S. investors should note that Redeemable Units are denominated in U.S. dollars and that changes in rates of exchange between currencies may cause the value of their investment to decrease or to increase. Non-U.S. investors should consult their own tax advisors concerning the U.S. and applicable foreign tax implications of this investment.
     Investors do not have the protections provided to a regulated mutual fund.
     The Partnership is not a registered securities investment company, or “mutual fund,” subject to the Investment Company Act of 1940. Therefore, investors do not have the protections provided by that statute.
     Deregistration of the commodity pool operator and the commodity trading advisor could disrupt operations.
     The General Partner is a registered commodity pool operator and commodity trading advisor and the Advisor is a registered commodity trading advisor. If the CFTC were to terminate, suspend, revoke or not renew the registration of the General Partner, the General Partner would withdraw as general partner of the Partnership. The limited partners would then determine whether to select a replacement general partner or to dissolve the Partnership. If the CFTC were to terminate, suspend, revoke or not renew the registration of the Advisor, the General Partner would terminate the Advisor’s agreement with the Partnership. The General Partner could reallocate the Partnership’s assets managed by the Advisor to new advisor(s) or terminate the Partnership. No action is currently pending or threatened against the General Partner or the Advisor.

     Regulatory changes could restrict the Partnership’s operations.
     Federal agencies including the Securities and Exchange Commission (the “SEC”), the CFTC and the Federal Reserve Bank regulate certain activities of the Partnership, the General Partner and the Advisor. Regulatory changes could adversely affect the Partnership by restricting its markets or activities, limiting its trading and/or increasing the taxes to which investors are subject. The General Partner is not aware of any pending or threatened regulatory developments that might adversely affect the Partnership; however, since June 2008, several bills have been proposed in the U.S. Congress in response to record energy and agricultural prices. Some of the pending legislation, if enacted, could limit trading by speculators (such as the Partnership) in futures markets. Other potentially adverse regulatory initiatives could develop suddenly and without notice.
     Potential Failure of the Partnership’s Futures Commission Merchant.
     CEA Section 4d(a)(2) requires a futures commission merchant to segregate funds deposited in a customer’s commodity futures account. If CGM fails to properly segregate customer funds, the Partnership may be subject to a risk of loss of its funds on deposit in the event of CGM’s bankruptcy or insolvency. In addition, under certain circumstances, such as the inability of another customer of CGM or its own inability to satisfy substantial deficiencies in such other customer’s account, the Partnership may be subject to a risk of loss of its funds on deposit even if such funds are properly segregated. In the case of any such bankruptcy or customer loss, the Partnership might recover only a pro rata share of all property available for distribution to all of the futures commission merchant’s customers. If no property is available for distribution, the Partnership would not recover any of its assets.
     Protection Afforded by Commodity Exchange Act Section 4d(a)(2) may be absent.
     In the event that 10% or more of the Partnership and/or the Master is owned by CGM, the General Partner and/or their principals and employees, the Partnership’s and/or the Master’s commodity futures accounts with CGM will be carried as “proprietary accounts.” Such accounts do not receive the protections afforded by Section 4d(a)(2) of the CEA relating to the segregation of customer funds. This means that in the event of a bankruptcy of CGM as the futures commission merchant carrying the account, the balance in the account would be classified in the liquidation as that of a general creditor. As such, the Partnership’s and/or the Master’s accounts would not be a first-priority distribution of CGM’s assets. By contrast, segregated accounts are a first priority distribution. In addition, orders for proprietary accounts must be executed after identical orders for segregated client accounts entered at the same time unless such orders are bunched with client account orders as permitted under CFTC rules.

Item 2. Financial Information.
     (a) Selected Financial Data. The Partnership commenced trading operations on February 1, 2007. Realized and unrealized gains (losses), interest income, net income (loss), increase in net asset value per Redeemable Unit, total assets, total liabilities and total capital for the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) through December 31, 2007 were as follows:

		Period from February 1,
		2007 (commencement
		of trading operations)
	Three Months Ended	through December 31,
	March 31, 2008	2007
Realized and unrealized trading gains (losses), net of brokerage fees (including clearing fees) of $1,206,256 and $2,526,887, respectively	$11,479,729	$9,639,212

Interest income	$430,219	$1,825,352

	$11,909,948	$11,464,564

Net Income before Incentive Fee to Advisor	$11,164,406	$9,841,069

Incentive Fee to the Advisor*	$2,147,061	$1,604,374

Net Income (Loss) available for pro rata distribution to partners	$9,017,345	$8,236,695

Increase in net asset value per Redeemable Unit	$98.74	$42.43

Total assets	$111,972,047	$92,726,408

Total liabilities	$13,260,061	$2,031,392

Total capital	$98,711,986	$90,695,016

*	An incentive fee to the Advisor is made quarterly based on new trading profits, if any, during each calendar quarter.

     Past performance is not necessarily indicative of future performance and the Partnership’s level of future performance cannot be predicted.

     (b) Management’s Discussion and Analysis of Financial Condition and Results of Operations
          (1) Liquidity.
     The Partnership does not engage in the sale of goods or services. Its only assets are its investment in the Master, cash and a distribution receivable. The Master does not engage in the sale of goods or services. Its assets are its equity in its commodity futures trading account, consisting of cash and unrealized appreciation on open forward contracts, and interest receivable. Because of the low margin deposits normally required in commodity futures trading, relatively small price movements may result in substantial losses to the Partnership through its investment in the Master. While substantial losses could lead to a material decrease in liquidity, no such losses occurred during the three months ended March 31, 2008 or the period from February 1, 2007 (commencement of trading operations) to December 31, 2007.
     To minimize the risk relating to low margin deposits, the Partnership follows certain trading policies, including:
     (i) The Partnership/Master invests its assets only in commodity interests that the Advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that the Advisor believes will permit it to enter and exit trades without noticeably moving the market.
     (ii) The Advisor does not initiate additional positions in any commodity if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’s net assets allocated to the Advisor.
     (iii) The Partnership/Master may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position is fully hedged.
     (iv) The Partnership/Master does not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.
     (v) The Partnership/Master does not utilize borrowings, except short-term borrowings if the Partnership/Master takes delivery of any cash commodities.
     (vi) The Advisor may from time to time employ trading strategies such as spreads or straddles on behalf of the Partnership/Master. The term “spread” or “straddle” describes a commodity futures trading strategy involving the simultaneous buying and selling of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.
     (vii) The Partnership/Master will not permit the churning of its commodity trading account. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.
     In the normal course of its business, the Partnership, through its investment in the Master, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. The Master may trade commodity options. Specific market movements of the commodities or future contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract. As of March 31, 2008, the Master held no OTC contracts, except certain foreign futures which are deemed to be OTC contracts for purposes of the Trading Value at Risk Table included under “—Quantitative and Qualitative Disclosures about Market Risk.”
     Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Partnership/Master is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.
     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership’s/Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Partnership, through its investment in the Master, has credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership’s/Master’s assets is CGM.
     As both buyer and seller of options, the Partnership/Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership/Master to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Partnership/Master does not consider these contracts to be guarantees as described in FASB Interpretation No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees.
     The General Partner monitors and controls the Partnership’s/Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Master is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.
     Other than the risks inherent in commodity futures and other derivatives trading, the Partnership/Master knows of no trends, demands, commitments, events or uncertainties which will result, or which are reasonably likely to result, in the Partnership’s/Master’s liquidity increasing or decreasing in any material way. The Limited Partnership Agreement provides that the General Partner may, in its discretion, cause the Master to cease trading operations and liquidate all open positions under certain circumstances including a decrease in net asset value per Redeemable Unit to less than $400 as of the close of business on any business day.
     The majority of these instruments mature within one year of the date the position is established. However, due to the nature of the Partnership’s/Masters’ business, these instruments may not be held to maturity.
          (2) Capital Resources.
     (i) The Partnership and Master have made no material commitments for capital expenditures.
     (ii) The Partnership’s capital consists of the capital contributions of the partners as increased or decreased by income (loss) from its investment in the Master and by expenses, interest income and redemptions of Redeemable Units and distributions of profits, if any. Gains or losses on trading cannot be predicted. Market moves in commodities are dependent upon fundamental and technical factors which the Advisor may or may not be able to identify, such as changing supply and demand relationships, weather, government agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates. Partnership expenses consist of, among other things, brokerage, administrative and management fees. The level of these expenses is dependent upon the level of trading and the ability of the Advisor to identify and take advantage of price movements in the commodity markets, in addition to the level of net assets maintained. In addition, the amount of interest income payable by CGM is dependent upon interest rates over which the Partnership has no control.
     For the three months ended March 31, 2008, the Partnership’s capital increased 8.8% from $90,695,016 to $98,711,986. This increase was attributable to a net gain from operations of $9,017,345, coupled with additional sales totaling $13,734,000, which was partially offset by redemptions totaling $14,734,375. For the period from February 1, 2007 (commencement of trading operations) to December 31, 2007, the Partnership’s capital increased 606.1% from $12,845,000 to $90,695,016. This increase was attributable to a net gain from operations of $8,236,695, coupled with additional sales totaling $72,964,076, which was partially offset by redemptions totaling $3,350,755. Future redemptions can impact the amount of funds available for investments in commodity contract positions in subsequent periods.
     Critical Accounting Policies. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates.
     The Partnership values its investment in the Master at its net asset value per unit as calculated by the Master. All of the income and expenses and unrealized and realized gains/losses from commodity transactions of the Master are determined on each valuation day and are allocated pro rata among the investors at the time of such determination.

     The General Partner believes that the accounting policies that are most critical to the Partnership’s/Master’s financial condition and results of operations relate to the valuation of the Partnership’s/Master’s positions. The majority of the Partnership’s/Master’s positions are exchange-traded futures contracts, which are valued daily at settlement prices published by the exchanges. Swap contracts generally are valued by reference to published settlement prices or dealers’ quotes in related markets or other measures of fair value deemed appropriate by the General Partner. The General Partner expects that under normal circumstances substantially all of the Partnership’s/Master’s assets will be valued by objective measures and without difficulty.
     All commodity interests (including derivative financial instruments and derivative commodity instruments) held by the Master are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the Statements of Financial Condition of the Master at fair value on the last business day of the period, which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the period. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.
     The Master may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily.
     Foreign currency contracts are those contracts where the Partnership/Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Foreign currency contracts are valued daily, and the Partnership’s/Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting dates, is included in the Statements of Financial Condition. Realized gains (losses) and changes in unrealized values on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur and are included in the Statements of Income and Expenses and Partners’ Capital.
     Income taxes have not been provided as each partner is individually liable for the taxes, if any, on the partner’s share of the Partnership’s income and expenses.
     In 2007, the Partnership adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that the adoption of FIN 48 had no impact on the operations of the Partnership for the period from February 1, 2007 (commencement of trading operations) through December 31, 2007 or the three months ended March 31, 2008 and that no provision for income tax is required in the Partnership’s financial statements.
     The following are the major tax jurisdictions for the Partnership and the earliest tax year subject to examination: United States – 2007.
     The Partnership adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) as of January 1, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This statement establishes a framework for measuring fair value and expands disclosures regarding fair value measurements in accordance with U.S. generally accepted accounting principles. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Partnership did not apply the deferral allowed by FASB Staff Positions No. FAS 157-2, Effective Date of FASB Statement No. 157, for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.
     The Partnership values investments in master partnerships (other commodity pools) where there are no other rights or obligations inherent within the ownership interest held by the Partnership based on the end of the day net asset value of the Master (Level 2). The value of the Partnership’s investment in the Master reflects its proportional interest in the Master. The Partnership did not directly hold any derivative instruments that are based on quoted prices in active markets for identical assets (Level 1) or unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

Quoted
Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	3/31/2008	(Level 1)	(Level 2)	(Level 3)
Assets
Investment in Master	$111,818,139	$—	$111,818,139	$—

Total fair value	$111,818,139	$—	$111,818,139	$—

     On March 19, 2008, Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 161 and its impact on the financial statements has not yet been determined.
     (3) Results of Operations. During the three months ended March 31, 2008, the Partnership’s net asset value per Redeemable Unit increased 9.5% from $1,042.43 to $1,141.17. During the period from February 1, 2007 (commencement of trading operations) to December 31, 2007, the Partnership’s net asset value per Redeemable Unit increased 4.2% from $1,000 to $1,042.43. The Partnership experienced a net trading gain before brokerage and related fees during the same periods of $12,645,950 and $12,166,099, respectively. As discussed below, for the period from February 1, 2007 (commencement of trading operations) through December 31, 2007 and the three months ended March 31, 2008, gains were primarily attributable to the trading of commodity futures in the following sectors: (i) currencies, accounting for 20.5% and 28.7% of gains during the relevant period, respectively; (ii) energy, accounting for 14.6% and 15.7% of gains during the relevant periods, respectively; (iii) grains, accounting for 31.6% and 17.3% of gains during the relevant periods, respectively; (iv) livestock, accounting for 1.3% and .77% of gains during the relevant periods, respectively; (v) metals, accounting for 2.4% and 12.5% of gains during the relevant periods, respectively; (vi) wood, accounting for .02% of gains during each of the relevant periods; (vii) non-U.S. interest rates, accounting for 7.9% and 11.9% of gains during the relevant periods, respectively; and (viii) U.S. interest rates, accounting for 33.5% and 23.6% of gains during the relevant periods, respectively. These gains were partially offset by losses in the following sectors (i) indices, accounting for -6.6% and -9.8% of gains during the relevant periods, respectively; and (ii) softs, accounting for -5.2% and -.64% of gains during the relevant periods, respectively.
     General. 2007 proved to be an eventful year as the sub-prime credit crisis and the increasing probability that the U.S. would enter a recession resonated throughout the capital and commodity markets. The equity market experienced a surge in volatility in February when nervousness about changes to Chinese stock market regulations sparked a sharp drop in global equity prices. By late July, disturbance in the credit markets emerged as a headline issue for all financial markets for the remainder of the year. The revaluation of risk resulted in a flight-to-quality driven rally in prices of sovereign debt instruments as central bankers moved quickly to cut rates. As a result, the U.S. dollar became less attractive and weakened considerably against most major currencies during the latter half of the year.
     The return of market volatility benefited the Partnership and resulted in profits for the Partnership. In agricultural market trading, gains were earned in wheat and the soybean complex as prices rallied considerably on reductions in supply expectations. In foreign exchange trading, profits were earned as price trends in Japanese Yen, New Zealand Dollar and Pounds Sterling persisted. Profits were realized in fixed income trading as market turbulence created a favorable environment for significant directional moves in interest rates and a strong bias toward price rallies in Treasury securities.

     Slightly offsetting gains were losses realized in equity indices and soft commodities. Global equity indices, which had reached multi-year highs during mid-July, experienced sharp reversals as investor sentiment waned, rendering losses for the sector. In soft commodities, losses were accumulated in coffee and cocoa as prices surprisingly fell in August on excess exports from growers in Africa and Indonesia.
     The first quarter of 2008 presented a highly volatile trading environment as credit concerns continued to weigh on market regulators and participants. Several trends continued from the end of the previous year into the first quarter of 2008 as the U.S. dollar continued to weaken and commodity prices continued to push into record territories. The Partnership was profitable in currencies, fixed income, energy, grains and metals while losses were experienced in softs and stock indices.
     In the currency sector, the U.S. dollar continued to weaken against the other major currencies such as the Euro, Swiss Franc and Japanese Yen. This strong trend resulted in gains for the Partnership. As the U.S. Federal Reserve aggressively tackled the downside risks to the economy by lowering overnight interest rates and the discount rate, the yields on Treasury notes decreased sharply. The Partnership profited from this strong trend, both in U.S. and international interest rates. In the energy sector, crude oil continued to reach record prices as the U.S. dollar weakened. The Partnership was favorably positioned to profit from this strong trend across the energy sector. In the agricultural sector, grains including corn, soybeans and wheat reached record prices triggered by an imbalance in the supply and demand for these products. Corn producers continued to shift more acreage towards ethanol production corn prices displayed a strong correlation with energy prices, especially crude oil. In the metals sector, strong trends emerged, especially in gold, as risk-averse investors shifted assets from traditional portfolios into gold. Long-only exchange traded funds and notes tied to gold and other commodities made it easier for the small investors to gain access to these sectors.
     In the stock indices, global stock markets bottomed out during the quarter. Stock markets gyrated as market regulators tried to pacify market participants and control the extent of damage from the subprime issue. As a trend began to appear later in the quarter, the Partnership was able to make up some of the losses it registered earlier in stock index futures.
     Commodity futures markets are highly volatile. The potential for broad and rapid price fluctuations increases the risks involved in commodity trading, but also increases the possibility of profit. The profitability of the Partnership (and the Master) depends on the existence of major price trends and the Advisor’s ability to correctly identify those price trends. Such price changes are influenced by, among other things, changing supply and demand relationships, weather, governmental, agricultural, commercial and trade programs and policies, national and international political and economic events and changes in interest rates. To the extent that market trends exist and the Advisor correctly identifies them, the Partnership (and the Master) expects to increase capital through operations.
     Interest income on 80% of the Partnership’s average daily equity allocated to it by the Master maintained in cash was earned at the monthly average 30-day U.S. Treasury bill rate determined weekly by CGM based on the non-competitive yield on three month U.S. Treasury bills maturing 30 days from the date in which such weekly rate is determined. CGM may continue to maintain the Partnership’s/Master’s assets in cash and/or place all of the

Partnership’s/Master’s assets in 90-day U.S. Treasury bills and pay the Master 80% of the interest earned on the Treasury bills purchased.
     Interest income for the three months ended March 31, 2008 and for the period from February 1, 2007 (commencement of trading operations) to December 31, 2007 was $430,219 and $1,825,352, respectively.
     Brokerage fees are calculated as a percentage of the Partnership’s adjusted net asset value on the last day of each month and, therefore, vary according to trading performance, additions and redemptions. Accordingly, they must be analyzed in relation to the fluctuations in the monthly net asset values. Brokerage fees for the three months ended March 31, 2008 and for the period from February 1, 2007 (commencement of trading operations) to December 31, 2007 were $1,206,256 and $2,526,887, respectively. During these same periods, the Partnership also reimbursed CGM for its allocable share of the Master’s actual floor brokerage, exchange, clearing, give-up, user and NFA fees which approximated 0.50% of net assets of the Partnership for each of the respective periods.
     Management fees are calculated as a percentage of the Partnership’s net asset value allocated to the Advisor at the end of the month and, therefore, are affected by trading performance, additions and redemptions. Management fees for the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) to December 31, 2007 totaled $533,931 and $1,118,553, respectively.
     Administrative fees are paid to the General Partner for administering the business and affairs of the Partnership. These fees are calculated as a percentage of the Partnership’s net asset value as of the end of each month and are affected by trading performance, additions and redemptions. Administrative fees for the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) to December 31, 2007 totaled $133,483 and $279,637, respectively.
     Incentive fees are based on the new trading profits generated by the Advisor at the end of the quarter as defined in the Management Agreement between the Partnership, the General Partner and the Advisor. For the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) to December 31, 2007 trading performance resulted in incentive fees of $2,147,061 and $1,604,374, respectively.
     The Partnership commenced trading operations on February 1, 2007, and as a result, comparative information for the three months ended March 31, 2007 and any other prior periods is not available.
          (4) Off-balance Sheet Arrangements. Not applicable.
          (5) Tabular Disclosure of Contractual Obligations. Not applicable.
     (c) Quantitative and Qualitative Disclosures about Market Risk.
          (1) Past Results Not Necessarily Indicative of Future Performance. All of the Partnership’s assets are subject to the risk of trading loss through its investment in the Master. The Master is a speculative commodity pool. The market sensitive instruments held by it are acquired for speculative trading purposes, and all or substantially all of the Partnership’s/Master’s assets are subject to the risk of trading loss. Unlike an operating company, the risk of market sensitive instruments is integral, not incidental, to the Partnership’s/Master’s main line of business.
     The risk to the limited partners that have purchased interest in the Partnership is limited to the amount of their capital contributions to the Partnership and their share of Partnership assets and undistributed profits. This limited liability is a consequence of the organization of the Partnership as a limited partnership under applicable law.
     Market movements result in frequent changes in the fair value of the Partnership’s/Master’s open positions and, consequently, in its earnings and cash flow. The Partnership’s/Master’s market risk is influenced by a wide variety of factors, including the level and volatility of interest rates, exchange rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the Partnership’s/Master’s open positions and the liquidity of the markets in which it trades.
     The Partnership/Master rapidly acquires and liquidates both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the Partnership’s/Master’s past performance is not necessarily indicative of its future results.
     Value at Risk is a measure of the maximum amount which the Partnership/Master could reasonably be expected to lose in a given market sector. However, the inherent uncertainty of the Partnership’s/Master’s speculative trading and the recurrence in the markets traded by the Partnership/Master of market movements far exceeding expectations could result in actual trading or non-trading losses far beyond the indicated Value at Risk or the Partnership’s/Master’s experience to date (i.e., “risk of ruin”). In light of the foregoing as well as the risks and uncertainties intrinsic to all future projections, the inclusion of the quantification in this section should not be considered to constitute any assurance or representation that the Partnership’s/Master’s losses in any market sector will be limited to Value at Risk or by the Partnership’s/Master’s attempts to manage its market risk.
          (2) Standard of Materiality. Materiality as used in this section, “Qualitative and Quantitative Disclosures About Market Risk,” is based on an assessment of reasonably possible market movements and the potential losses caused by such movements, taking into account the leverage, optionality and multiplier features of the Partnership’s/Master’s market sensitive instruments.
          (3) Quantifying the Partnership’s Trading Value at Risk. The following quantitative disclosures regarding the Partnership’s market risk exposures contain ‘‘forward-looking statements’’ within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”)). All quantitative disclosures in this section are deemed to be forward-looking statements for purposes of the safe harbor except for statements of historical fact (such as the terms of particular contracts and the number of market risk sensitive instruments held during or at the end of the reporting period).
     The Partnership’s/Master’s risk exposure in the various market sectors traded by the Advisor is quantified below in terms of Value at Risk. Due to the Partnership’s/Master’s mark-to-market accounting, any loss in the fair value of the Partnership’s/Master’s open positions is directly reflected in the Partnership’s earnings (realized and unrealized) and cash flow (at least in the case of exchange-traded contracts in which profits and losses on open positions are settled daily through variation margin).
     Exchange maintenance margin requirements have been used by the Partnership/Master as the measure of its Value at Risk. Maintenance margin requirements are set by exchanges to equal or exceed the maximum losses reasonably expected to be incurred in the fair value of any given contract in 95%–99% of any one-day interval. The maintenance margin levels are established by dealers and exchanges using historical price studies as well as an assessment of current market volatility (including the implied volatility of the options on a given futures contract) and economic fundamentals to provide a probabilistic estimate of the maximum expected near-term one-day price fluctuation. Maintenance margin has been used rather than the more generally available initial margin, because initial margin includes a credit risk component which is not relevant to Value at Risk.
     In the case of market sensitive instruments which are not exchange traded (almost exclusively currencies in the case of the Partnership/Master), the margin requirements for the equivalent futures positions have been used as Value at Risk. In those rare cases in which a futures-equivalent margin is not available, dealers’ margins have been used.
     The fair value of the Partnership’s/Master’s futures and forward positions does not have any optionality component. However, the Advisor may trade commodity options. The Value at Risk associated with options is reflected in the following table as the margin requirement attributable to the instrument underlying each option. Where this instrument is a futures contract, the futures margin, and where this instrument is a physical commodity, the futures-equivalent maintenance margin has been used. This calculation is conservative in that it assumes that the fair value of an option will decline by the same amount as the fair value of the underlying instrument, whereas, in fact, the fair values of the options traded by the Partnership/Master in almost all cases fluctuate to a lesser extent than those of the underlying instruments.
     In quantifying the Partnership’s/Master’s Value at Risk, 100% positive correlation in the different positions held in each market risk category has been assumed. Consequently, the margin requirements applicable to the open contracts have simply been added to determine each trading category’s aggregate Value at Risk. The diversification effects resulting from the fact that the Partnership’s/Master’s positions are rarely, if ever, 100% positively correlated, have not been reflected.

     The Master’s Trading Value at Risk in Different Market Sectors.
     The Partnership invests substantially all of its assets in the Master. As of March 31, 2008, the Partnership’s total capitalization was $98,711,986. The following table indicates the trading Value at Risk associated with the Master’s open positions by market category as of March 31, 2008, including the highest, lowest and average values during the three months ended March 31, 2008. All open position trading risk exposures of the Master have been included in calculating the figures set forth below. As of March 31, 2008, the Master’s total capitalization was $537,891,981, of which the Partnership represented approximately 20.8%.
March 31, 2008
(unaudited)

			(Three Months Ended March 31, 2008)
					Average
		% of Total	High	Low	Value at
Market Sector	Value at Risk	Capitalization	Value at Risk	Value at Risk	Risk*
Currencies:
— Exchange Traded Contracts	$5,734,644	1.07%	$6,844,904	$5,047,854	$5,963,654
Energy	4,747,900	0.88%	6,750,850	2,830,800	5,095,667
Grains	3,347,392	0.62%	4,647,430	2,422,321	3,533,866
Interest Rates U.S.	2,320,350	0.43%	4,165,350	584,194	2,062,233
Interest Rates Non-U.S.	2,431,180	0.45%	6,255,287	2,431,180	4,089,283
Livestock	330,500	0.06%	350,900	134,640	233,537
Lumber	3,300	0.00%**	5,400	1,100	3,300
Metals:
— Exchange Traded Contracts	1,611,750	0.30%	3,141,000	1,536,200	2,509,250
— OTC Contracts	999,167	0.19%	1,149,977	770,646	974,141
Softs	1,540,282	0.29%	2,273,575	777,533	1,524,456
Indices	2,555,854	0.47%	8,454,239	1,433,950	2,841,990

Total	$25,622,319	4.76%

*	Average of month-end Values at Risk

**	Due to Rounding

     The Master’s Trading Value at Risk in Different Market Sectors.
     The Partnership invests substantially all of its assets in the Master. As of December 31, 2007, the Partnership’s total capitalization was $90,695,016. The following table indicates the trading Value at Risk associated with the Master’s open positions by market category as of December 31, 2007, including the highest and lowest value at any point and the average value during the year then ended. All open position trading risk exposures of the Master have been included in calculating the figures set forth below. As of December 31, 2007, the Master’s total capitalization was $457,045,133, of which the Partnership represented approximately 20.2%.
December 31, 2007
(unaudited)

			(Period Ended December 31, 2007)
					Average
		% of Total	High	Low	Value at
Market Sector	Value at Risk	Capitalization	Value at Risk	Value at Risk	Risk*
Currencies:
— Exchange Traded Contracts	$6,225,479	1.36%	$6,540,914	$2,357,912	$4,439,048
Energy	2,814,000	0.62%	3,410,100	572,331	1,918,145
Grains	2,459,480	0.54%	2,616,997	205,952	1,771,681
Interest Rates U.S.	4,142,550	0.91%	6,736,650	178,160	3,087,397
Interest Rates Non-U.S.	3,714,529	0.81%	14,321,882	2,187,980	7,075,549
Livestock	284,700	0.06%	286,850	16,176	137,838
Lumber	1,100	0.00%**	3,600	1,100	1,375
Metals:
— Exchange Traded Contracts	2,052,000	0.45%	2,294,500	292,583	1,005,137
— OTC Contracts	1,133,871	0.25%	4,430,675	907,662	1,658,683
Softs	918,729	0.20%	1,110,995	442,701	848,138
Indices	8,515,231	1.86%	21,980,908	1,166,300	9,732,404

Total	$32,261,669	7.06%

*	Annual average of month-end Value at Risk

**	Due to Rounding

          (4) Material Limitations on Value at Risk as an Assessment of Market Risk. The face value of the market sector instruments held by the Partnership/Master is typically many times the applicable maintenance margin requirement (margin requirements generally range between 1% and 25% of contract face value) as well as many times the capitalization of the Partnership/Master. The magnitude of the Partnership’s/Master’s open positions creates a “risk of ruin” not typically found in most other investment vehicles. Because of the size of its positions, certain market conditions — unusual, but historically recurring from time to time — could cause the Partnership/Master to incur severe losses over a short period of time. The foregoing Value at Risk tables — as well as the past performance of the Partnership/Master — give no indication of this “risk of ruin.”
          (5) Qualitative Disclosures Regarding Primary Trading Risk Exposures. The following qualitative disclosures regarding the Partnership’s/Master’s market risk exposures – except for (i) those disclosures that are statements of historical fact and (ii) the descriptions of how the Partnership/Master manages its primary market risk exposures – constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.
     The Partnership’s/Master’s primary market risk exposures as well as the strategies used and to be used by the General Partner and the Advisor for managing such exposures are subject to numerous uncertainties, contingencies and risks, any one of which could cause the actual results of the Partnership’s/Master’s risk controls to differ materially from the objectives of such strategies. Government interventions, defaults and expropriations, illiquid markets, the emergence of dominant fundamental factors, political upheavals, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses as well as in material changes to the risk exposures and the management strategies of the Partnership/Master. There can be no assurance that the Partnership’s/Master’s current market exposure and/or risk management strategies will not change materially or that any such strategies will be effective in either the short- or long- term. Investors must be prepared to lose all or substantially all of their investment in the Partnership.
     The following were the primary trading risk exposures of the Partnership/Master as of December 31, 2007, by market sector.
     Interest Rates. Interest rate movements directly affect the price of the futures positions held by the Partnership/Master and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Partnership’s/Master’s profitability. The Partnership’s/Master’s primary interest rate exposure is to interest rate fluctuations in the United States and the other G-8 countries. However, at times the Partnership/Master could take futures positions on the government debt of smaller nations.
     Currencies. The Partnership’s/Master’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The General Partner does not anticipate that the risk profile of the Partnership’s/Master’s currency sector will change significantly in the future. The currency trading Value at Risk figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk inherent to the dollar-based Partnership/Master in expressing Value at Risk in a functional currency other than U.S. dollars.
     Stock Indices. The Partnership’s/Master’s primary equity exposure is to equity price risk in the G-8 countries. The stock index futures traded by the Partnership/Master are limited to futures on broadly based indices. As of December 31, 2007, the Partnership’s/Master’s primary exposures were in the CME E-mini S&P 500 and Eurex stock index futures. The General Partner anticipates little, if any, trading in non-G-8 stock index futures. The Partnership/Master is primarily exposed to the risk of adverse price trends or static markets in the major U.S., European and Japanese indices. (Static markets would not cause major market changes but would make it difficult for the Partnership/Master to avoid being “whipsawed” into numerous small losses.)
     Metals. The Advisor trades both precious and base metals for the Partnership/Master. As of December 31, 2007, the Partnership’s/Master’s primary metal market exposure was to fluctuations in the prices of gold, aluminum and copper.
     Energy. The Partnership’s/Master’s primary energy market exposure is to natural gas and oil price movements, often resulting from political developments in the Middle East. Oil prices can be volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.
     Softs. The Partnership’s/Master’s primary commodities exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions. Coffee, cocoa and sugar accounted for the substantial bulk of the Partnership’s/Master’s commodity exposure.
     Grains. The Partnership’s/Master’s commodities exposure is to agricultural price movements which are often directly affected by severe or unexpected weather conditions.
     The following were the primary trading risk exposures of the Partnership/Master as of March 31, 2008, by market sector.
     Interest Rates. Interest rate movements directly affect the price of the futures positions held by the Partnership/Master and indirectly the value of its stock index and currency positions. Interest rate movements in one country as well as relative interest rate movements between countries materially impact the Partnership’s/Master’s profitability. The Partnership’s/Master’s primary interest rate exposure is to interest rate fluctuations in the United States and the other G-8 countries. However, at times the Partnership/Master could take futures positions on the government debt of smaller nations.
     Currencies. The Partnership’s/Master’s currency exposure is to exchange rate fluctuations, primarily fluctuations which disrupt the historical pricing relationships between different currencies and currency pairs. These fluctuations are influenced by interest rate changes as well as political and general economic conditions. The General Partner does not anticipate that the risk profile of the Partnership’s/Master’s currency sector will change significantly in the future. The currency trading Value at Risk figure includes foreign margin amounts converted into U.S. dollars with an incremental adjustment to reflect the exchange rate risk inherent to the dollar-based Partnership/Master in expressing Value at Risk in a functional currency other than U.S. dollars.

     Stock Indices. The Partnership’s/Master’s primary equity exposure is to equity price risk in the G-8 countries. The stock index futures traded by the Partnership/Master are limited to futures on broadly based indices. As of March 31, 2008, the Partnership’s/Master’s primary exposures were in the CME E-mini S&P 500 and Eurex stock indices. The General Partner anticipates little, if any, trading in non-G-8 stock indices. The Partnership/Master is primarily exposed to the risk of adverse price trends or static markets in the major U.S., European and Japanese indices. (Static markets would not cause major market changes but would make it difficult for the Partnership/Master to avoid being “whipsawed” into numerous small losses.)
     Metals. The Advisor trades both precious and base metals for the Partnership/Master. As of March 31, 2008, the Partnership’s/Master’s primary metal market exposure was to fluctuations in the prices of gold, aluminum and copper.
     Energy. The Partnership’s/Master’s primary energy market exposure is to natural gas and oil price movements, often resulting from political developments in the Middle East. Oil prices can be volatile and substantial profits and losses have been and are expected to continue to be experienced in this market.
          (6) Qualitative Disclosures Regarding Non-Trading Risk Exposure. The following were the only non-trading risk exposures of the Partnership as of March 31, 2008.
     Operational Risk. The Partnership/Master is directly exposed to market risk and credit risk, which arise in the normal course of its business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace.
     Such risks include:
     Operational/Settlement Risk — the risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement or the inability to process large volumes of transactions. The Partnership is subject to increased risks with respect to its trading activities in emerging market securities, where clearance, settlement and custodial risks are often greater than in more established markets.
     Technological Risk — the risk of loss attributable to technological limitations or hardware failures that constrain the Partnership’s/Master’s ability to gather, process, and communicate information efficiently and securely, without interruption, to customers, within the Partnership/Master and among limited partners, and in the markets where the Partnership/Master participates.
     Legal/Documentation Risk — the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.
     Financial Control Risk — the risk of loss attributable to limitations in financial systems and controls. Strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with authorization, and that financial information utilized by the Advisors and communicated to external parties, including limited partners and regulators, is free of material errors.
     Foreign Currency Balances. The Partnership/Master has non-trading market risk on its foreign cash balances not needed for margin. However, these balances (as well as any market risk they represent) are immaterial. The Partnership’s/Master’s primary foreign currency balances are in Japanese yen and the Euro. The Advisor regularly converts foreign currency balances to U.S. dollars in an attempt to control the Partnership’s/Master’s non-trading risk.
          (7) Qualitative Disclosures Regarding Means of Managing Risk Exposure. The General Partner monitors and controls the Partnership’s/Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Master is subject.
     The General Partner monitors the Partnership’s/Master’s performance and the concentration of its open positions, and consults with the Advisor concerning the Partnership’s/Master’s overall risk profile. If the General Partner felt it necessary to do so, the General Partner could require the Advisor to close out individual positions as well as enter certain positions traded on behalf of the Partnership/Master. However, any such intervention would be a highly unusual event. The General Partner primarily relies on the Advisor’s own risk control policies while maintaining a general supervisory overview of the Partnership’s/Master’s market risk exposures.
     The Advisor applies its own risk management policies to its trading. The Advisor often follows diversification guidelines, margin limits and stop loss points to exit a position. The Advisor’s research of risk management often suggests ongoing modifications to its trading programs.
     As part of the General Partner’s risk management, the General Partner periodically meets with the Advisor to discuss its risk management and to look for any material changes to the Advisor’s portfolio balance and trading techniques. The Advisor is required to notify the General Partner of any material changes to its programs.
Item 3. Properties.
     The Partnership does not own or lease any properties. The General Partner operates out of facilities provided by its affiliate, CGM.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
     (a) Security ownership of certain beneficial owners. As of March 31, 2008, there were no beneficial owners of more than five percent (5%) of the outstanding Redeemable Units.
     (b) Security ownership of management. Under the terms of the Limited Partnership Agreement, the Partnership’s affairs are managed by the General Partner. The General Partner is not required to maintain an ownership interest in the Partnership unless necessary to ensure that the Partnership will continue to be treated as a partnership for federal income tax purposes. However, the General Partner currently holds and intends to maintain approximately a 1% ownership interest in the Partnership. As set forth in the table below, as of March 31,

2008, the General Partner owned units of general partnership interest equivalent to 1,732.0884 Redeemable Units. None of the directors and executive officers of the General Partner beneficially owns any Redeemable Units. However, the General Partner, CGM and their affiliates, principals and employees are free to purchase Redeemable Units for investment purposes. From time to time, 10% or more of the Partnership may be owned by such persons. When this occurs, the Partnership’s assets maintained at CGM will not be segregated as customer funds because the Partnership’s accounts will be deemed to be proprietary accounts of CGM under CFTC rules.

	Name of beneficial	Amount and nature of
Title of Class	owner	beneficial ownership	Percent of class
Units of general	Citigroup Managed	1,732.0884 Unit	100.0%
partnership interest	Futures LLC	Equivalents
          (c) Changes in control. None.
Item 5. Directors and Executive Officers.
     The Partnership has no officers or directors and its affairs are managed by its General Partner. The officers and directors of the General Partner are Jerry Pascucci (President, Chief Investment Officer and Director), Jennifer Magro (Chief Financial Officer, Vice President and Director), Shelley Deavitt Ullman (Senior Vice President and Director), Raymond Nolte (Director), Steven Ciampi (Director), Daryl Dewbrey (Director) and Ihor G. Rakowsky (Secretary and Director). Each director holds office until his or her successor is elected, or until his or her earlier death, resignation or removal. Vacancies on the board of directors may be filled by appointment by the sole member of the General Partner, CGMHI, or by unanimous vote of the remaining directors, depending on the circumstances of the vacancy. The officers of the General Partner are designated by the General Partner’s board of directors. Each officer holds office until his or her death, resignation or removal.
     The business background of each director and officer of the General Partner is as follows:
     Mr. Pascucci, age 38, is a Managing Director of Citigroup Alternative Investments (“CAI”) and President, Chief Investment Officer and Director of the General Partner (since March 2007 and May 2005, respectively). Mr. Pascucci’s principal status was approved by the NFA in June 2005. He is also Chief Investment Officer of CAI’s Hedge Fund Management Group (since March 2007). Mr. Pascucci is also registered as an associated person of CGM (since February 2006). Mr. Pascucci has been responsible for trading advisor selection, due diligence and portfolio construction for managed futures funds and accounts since May 1999. Between May 1996 and May 1999, Mr. Pascucci served as a Senior Credit Risk Officer for CGM, focused primarily on market and counterparty risks associated with CGM’s commodity pool and hedge fund clients. Prior to joining CGM, Mr. Pascucci was employed (since October 1992) by ABN AMRO North America at its European American Bank subsidiary as a corporate banking officer.
     Ms. Magro, age 36, is a Managing Director of CAI and Chief Financial Officer, Director and Vice President of the General Partner (since October 2006, May 2005 and August 2001, respectively). Ms. Magro’s principal status was approved by the

NFA in June 2005. She is also Chief Operating Officer of CAI’s Hedge Fund Management Group (since October 2006). Ms. Magro is responsible for the financial, administrative and operational functions of the General Partner and has similar responsibilities for CAI’s Hedge Funds Management Group. In addition, Ms. Magro has been responsible for the accounting and financial and regulatory reporting of Citigroup’s managed futures funds since March 1999. Prior to joining CGM in January 1996, Ms. Magro was employed by Prudential Securities Inc. from July 1994 to January 1996.
     Ms. Ullman, age 49, is a Managing Director of CGM’s Futures Division and a Senior Vice President and Director of the General Partner (since May 1997 and April 1994, respectively). Ms. Ullman’s principal status was approved by the NFA in June 1994. She registered as an associated person of the General Partner in January 2004. Ms. Ullman is registered as an associated person of CGM (since July 1993). She is also the branch manager of the CGM branch that supports the General Partner (since January 2002). Previously, Ms. Ullman was a Vice President of Lehman Brothers (October 1985 to July 1993), with responsibility for execution, administration, operations and performance analysis for managed futures funds and accounts. She was registered as an associated person of Lehman Brothers Inc. from February 1983 to July 1993 and was principal of Lehman Brothers Capital Management Corp. from April 1989 to July 1993.
     Mr. Nolte, age 46, is the Chief Executive Officer and the Chairman of the Investment Committee of CAI’s Hedge Fund Management Group. He registered as an associated person and became a principal of the General Partner in March 2007. He was appointed a Director of the General Partner in March 2007. He is also registered as an associated person of CGM (since October 2005). He registered as an associated person and became a principal of Citigroup Alternative Investments LLC in March 2007. Prior to joining CAI in September 2005, Mr. Nolte worked at Deutsche Bank and its affiliate Deutsche Asset Management (from June 1999 to September 2005). He was registered as an associated person and was a principal of DB Capital Advisors Inc. (from July 2000 to May 2005) and DB Investment Managers Inc. (from May 2002 to June 2005). Prior to that, Mr. Nolte worked for Bankers Trust (from May 1983 until the firm was acquired by Deutsche Bank in June 1999). During his employment at Deutsche Asset Management, Mr. Nolte served as the Global Head and Chief Investment Officer of the DB Absolute Return Strategies (ARS) Fund of Funds business, the Chairman of the DB ARS Fund of Funds Investment Committee, the Vice Chairman of DB ARS and Head of the Single Manager Hedge Fund business. Mr. Nolte was the founder and head of the Investment Committee for the Topiary Fund, Deutsche Bank’s first fund of hedge funds. The DB ARS Fund of Hedge Funds platform grew to $7 billion in assets under management during Mr. Nolte’s tenure. That business was comprised of several multi-manager, multi-strategy funds as well as single strategy funds and separate accounts.
     Mr. Ciampi, age 52, is the Head of Product Development and Strategic Initiatives for the Hedge Fund and Managed Futures business for Citigroup Alternative Investments in Europe. Mr. Ciampi registered as an associated person of the General Partner in November 2006. He is registered as an associated person of CGM (since April 1999). Mr. Ciampi was a principal of CGM (from July 1998 to July 1999). He was appointed a Director of the General Partner in October 2006. Mr. Ciampi’s principal status was approved by the NFA in November 2006. Mr. Ciampi joined Citigroup in March 1993 as part of the Institutional Futures division in its Chicago office. He relocated to London and was responsible for Citigroup’s futures business in Europe and Australia from July 1997 until February 2001. From February 2001 to November 2005, he was the European Head of Equity Finance and Prime Brokerage. Mr. Ciampi was registered as an associated person of Smith Barney Europe Ltd. (from December 1997 through July 1999), of Rodman & Renshaw Inc. (from October 1988 through March 1993) and of Bear Stearns & Co. Inc. (from February 1988 through August 1988). Mr. Ciampi was also an associated person and a principal at Commodity Consultants International Ltd. (from January 1987 through February 1988 and from June 1987 through December 1988, respectively). Mr. Ciampi was also registered as an associated person at Morgan Stanley DW Inc. (from August 1984 through January 1987). Mr. Ciampi began his career with Drexel Burnham Lambert where he was an associated person (from February 1981 through April 1984). He was previously a Vice Chairman of the UK Futures Industry Association, an Executive Committee member of the Futures and Options Association, and a member of the Chicago Board of Trade. Mr. Ciampi was registered as a floor broker from June 1985 to March 1988.
     Mr. Dewbrey, age 37, is a Director of CAI and was appointed Director of the General Partner in March 2007. He registered as an associated person of the General Partner in January 2004 and became a principal of the General Partner in March 2007. He is also registered as an associated person of CGM (since March 1998). Mr. Dewbrey has worked with the General Partner in varying capacities since April 2001, and, since May 2005, Mr. Dewbrey has been head of managed futures product development. He has been responsible for marketing and client services for CAI’s Hedge Fund Management Group since February 2007. From October 1997 to September 2000, Mr. Dewbrey was head of CGM’s managed futures trading desk. In September 2000, Mr. Dewbrey was selected for the Salomon Smith Barney Sales and Trading Training Program. Mr. Dewbrey began his career in the futures markets on the floor of the Chicago Board of Trade with Rosenthal Collins Group in May 1990. Mr. Dewbrey is a member of the Managed Funds Association and the Futures Industry Association.
     Mr. Rakowsky, age 55, is a Director and Associate General Counsel in the law department of CAI, which he joined in September 1999 and where he provides legal counsel to various business units specializing in structuring, managing and administering alternative investment products. Mr. Rakowsky became a Secretary and Director of the General Partner in May 2005. Mr. Rakowsky’s principal status was approved by the NFA in June 2005. Previously, Mr. Rakowsky was an associate attorney with Battle Fowler LLP (from February 1997 to August 1999) and in-house counsel with The Chase Manhattan Bank, N.A. (from June 1986 to October 1996) and The CIT Group (from June 1982 to June 1986).
     There have been no material administrative, civil or criminal actions pending, on appeal or concluded against the General Partner or any of its individual principals within the past five years.
     CGM would be considered a promoter for purposes of Item 401(g) of Regulation S-K. There have been no material administrative, civil or criminal actions pending, on appeal or concluded against CGM or any of its individual principals within the past five years, except as described below under “Item 8. Legal Proceedings.”
     As mentioned above, the General Partner has selected Winton Capital Management Limited as the Partnership’s trading advisor. The principals of the Advisor and their business background is set forth below:
     The six principals of Winton are: David W. Harding, Osman Murgian, Martin J. Hunt, Anthony Hamilton Daniell, Amur Jersey Ltd. and Samur Jersey Ltd.

     David Winton Harding, age 46, founded Winton Capital Management Limited together with Martin Hunt and Osman Murgian in February 1997 and is a Managing Director. Mr. Harding registered as an associated person of Winton and his listing as a principal was approved by the NFA in January 1998. Mr. Harding graduated from Cambridge University with a First Class Honors Degree in 1982.
     Winton’s founding principal is the belief that robust statistical research provides the richest and most reliable source of information on market behavior. Research has always constituted the largest area of investment in the company, which remains private and tightly controlled, employing around 170 people. In 2005, Winton set up a research ‘campus’ in the Oxford Science Park to better pursue its mission of long term scientific research. In July 2007, Winton opened a second research campus in Hammersmith. The company currently employs over 90 researchers with PhD’s and Masters degrees in such diverse fields as: operations research, statistics, actuarial science, extragalactic astrophysics and financial mathematics, with a distinct focus on practical application.
     Osman Murgian, age 74, is a Director of Winton. Mr. Murgian’s listing as a principal of Winton was approved by the NFA in January 1998. Mr. Murgian was educated in Brighton College in England and lives in Nairobi, Kenya. Mr. Murgian is the owner of or an investor in a number of international businesses ranging from real estate to transportation. Mr. Murgian has a beneficial interest of more than 10% of Winton’s share capital. This interest is held by Samur Jersey Ltd. and Amur Jersey Ltd. both of which are investment holding companies ultimately owned by Mr. Murgian’s family foundation.
     Martin John Hunt, age 45, is a Director of Winton. He registered as an associated person of Winton and his listing as a principal was approved by the NFA in January 1998. Mr. Hunt was recruited by David Harding in February 1997 to handle the formation, structuring and subsequent day-to-day running of Winton. Mr. Hunt supervises Winton’s operations and has overall responsibility for Winton’s regulatory compliance and finance.
     Anthony Hamilton Daniell, age 53, is a Director of Winton and manages its sales and marketing team. Mr. Daniell registered as an associated person of Winton in April 2005 and his listing as a principal was approved by the NFA in October 2006. Prior to joining Winton in October 2004, he spent 10 years in the British Army, which included gaining a civil engineering degree. From January 2002 to October 2004, Mr. Daniell worked at Eday Ltd., an FSA registered private limited company which marketed absolute return funds. In 2003, Eday Ltd. began to assist in Winton’s marketing and in October 2004, Mr. Daniell joined Winton as an employee. He became a Director of Winton in October 2006
Item 6. Executive Compensation.
     The Partnership has no directors or officers. Its affairs are managed by the General Partner. As compensation for its services, the Partnership pays the General Partner an administrative fee, as described under “Item 1. Business”. For the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) to

December 31, 2007, the General Partner earned $133,483 and $279,637 in administrative fees, respectively.
     CGM, an affiliate of the General Partner, is the commodity broker for the Partnership and receives brokerage fees for such services, as described under “Item 1. Business”. For the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) to December 31, 2007, CGM earned $1,206,256 and $2,526,887 in brokerage and clearing fees, respectively. The directors and officers of the General Partner are employees of Citibank and do not receive any compensation from the Partnership or the General Partner. The directors and officers of the General Partner may have an indirect interest in the affairs of the Partnership insofar as they are employed by Citibank, an affiliate of CGM, and CGM is the broker and selling agent of the Partnership.
     As compensation for its services, the Partnership pays the Advisor the management and incentive fees described under “Item 1. Business”. For the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) to December 31, 2007, the Partnership paid $533,931 and $1,118,553 in management fees, respectively. For the three months ended March 31, 2008 and the period from February 1, 2007 (commencement of trading operations) to December 31, 2007, the Partnership accrued or paid $2,147,061 and $1,604,374 in incentive fees, respectively.
Item 7. Certain Relationships and Related Transactions and Director Independence.
     CGM and the General Partner would be considered promoters for purposes of Item 404(c) of Regulation S-K. The nature and amounts of compensation each promoter will receive, if any, from the Partnership are set forth under “Item 1. Business” and “Item 6. Executive Compensation.”
Item 8. Legal Proceedings.
     There are no legal proceedings pending, on appeal or concluded to which the Partnership is a party or to which any of its assets is subject. There have been no material legal proceedings pending, on appeal or concluded against the General Partner or any of its principals, directors or executive officers within the past five years.
     There have been no material administrative, civil or criminal actions within the past five years to which CGM (formerly known as Salomon Smith Barney), any of its principals or certain of its affiliates have been a party or to which any of their property has been subject and no such actions are currently pending, except as follows.
REGULATORY MATTERS
     Both the Department of Labor and the Internal Revenue Service (“IRS”) have advised CGM that they were or are reviewing transactions in which Ameritech Pension Trust purchased from CGM and certain affiliates approximately $20.9 million in participations in a portfolio of motels owned by Motels of America, Inc. and Best Inns, Inc. With respect to the IRS review, CGM and certain affiliated entities have consented to extensions of time for the assessment of excise taxes that may be claimed to be due with respect to the transactions for the years 1987, 1988 and 1989.

IPO CIVIL LITIGATION
     In April 2002, consolidated amended complaints were filed against CGM and other investment banks named in numerous alleged class actions filed in the United States District Court for the Southern District of New York, alleging violations of certain federal securities laws (including Section 11 of the Securities Act, and Section 10(b) of the Securities Exchange Act with respect to the allocation of shares for certain initial public offerings and related aftermarket transactions and damage to investors caused by allegedly biased research analyst reports. On February 19, 2003, the district court issued an opinion denying defendants’ motion to dismiss.
     On October 13, 2004, the district court granted in part the motion to certify class actions for six focus cases in the securities litigation. CGM is not a defendant in any of the six focus cases. On June 30, 2005, the United States Court of Appeals for the Second Circuit entered an order in In Re: Initial Public Offering Securities Litigation agreeing to review the district court’s order granting plaintiffs’ motion for class certification. On December 5, 2006, the Second Circuit reversed the district court’s class certification order. The plaintiffs filed a petition for rehearing in January 2007. On April 6, 2007, the Second Circuit panel that reversed the district court’s class certification decision denied plaintiff’s petition for rehearing. On May 18, 2007, the Second Circuit denied plaintiff’s petition for rehearing en banc.
     On August 14, 2007, plaintiffs filed amended complaints in the six focus cases as well as amended master allegations for all cases in the coordinated proceedings. On September 27, 2007, plaintiffs filed a motion to certify new classes in the six focus cases. Defendants moved to dismiss the amended pleadings in November 2007 and filed an opposition to the new motion for class certification in December 2007.
     Also filed in the Southern District of New York against CGM and other investment banks were several alleged class actions that were consolidated into a single class action alleging violations of certain federal and state antitrust laws in connection with the allocation of shares in initial public offerings when acting as underwriters. On November 3, 2003, the district court granted CGM’s motion to dismiss the consolidated amended complaint in the antitrust case. On September 28, 2005, the United States Court of Appeals for the Second Circuit in In Re: Initial Public Offering Antitrust Litigation vacated the district court’s order dismissing these actions and remanded for further proceedings. On December 7, 2006, the United States Supreme Court granted certiorari review of the Second Circuit’s opinion. On June 18, 2007, the United States Supreme Court ruled that the securities laws preclude application of the antitrust laws to the claims asserted by plaintiffs, effectively terminating the litigation.
RESEARCH SETTLEMENT
     On April 28, 2003, CGM announced final agreements with the SEC, the NASD, Inc. (“NASD”), the New York Stock Exchange (“NYSE”) and the New York Attorney General (as lead state among the 50 states, the District of Columbia and Puerto Rico) to resolve on a civil basis all of their outstanding investigations into its research and IPO allocation and distribution practices (the “Research Settlement”). As part of the Research Settlement, CGM has consented to the entry of (1) an injunction under the federal securities laws to be entered in the United States District Court for the Southern District of New York, barring CGM from violating provisions of the federal securities laws and related NASD and NYSE rules relating to research, certain IPO allocation practices, the safeguarding of material nonpublic information, and the maintenance of required books and records and requiring CGM to adopt and enforce new restrictions on the operation of research; (2) a NASD Acceptance Waiver and Consent requiring CGM to cease and desist from violations of corresponding NASD rules and requiring CGM to adopt and enforce the same new restrictions; (3) a NYSE Stipulation and Consent requiring CGM to cease and desist from violations of corresponding NYSE rules and requiring CGM to adopt and enforce the same new restrictions; and (4) an Assurance of Discontinuance with the New York Attorney General containing substantially the same or similar restrictions. The Research Settlement requires CGM to pay $300 million for retrospective relief, plus $25 million for investor education, and commit to spend $75 million to provide independent third-party research to its clients at no charge. CGM reached these final settlement agreements without admitting or denying any wrongdoing or liability. The Research Settlement does not establish wrongdoing or liability for purposes of any other proceeding. The $300 million was accrued during the fourth quarter of 2002.
     To effectuate the Research Settlement, the SEC filed a Complaint and Final Judgment in the United States District Court for the Southern District of New York. On October 31, 2003, final judgment was entered against CGM and nine other investment banks. The NASD has accepted the Letter of Acceptance, Waiver and Consent entered into with CGM in connection with the Research Settlement. In May 2003, the NYSE advised CGM that the Hearing Panel’s Decision, in which it accepted the Research Settlement, had become final. As required by the Research Settlement, CGM also has entered into separate settlement agreements with numerous states and certain U.S. territories.
ENRON REGULATORY SETTLEMENT
     On July 28, 2003, Citigroup (CGM’s ultimate parent) entered into a final settlement agreement with the SEC to resolve the SEC’s outstanding investigations into Citigroup transactions with Enron Corp. (“Enron”) and Dynegy Inc. (“Dynegy”). Pursuant to the settlement, Citigroup has, among other terms, (1) consented to the entry of an administrative cease and desist order, which bars Citigroup from committing or causing violations of provisions of the federal securities laws, and (2) agreed to pay $120 million ($101.25 million allocable to Enron and $18.75 million allocable to Dynegy). Citigroup entered into this settlement without admitting or denying any wrongdoing or liability, and the settlement does not establish wrongdoing or liability for purposes of any other proceeding. On July 28, 2003, Citibank, N.A. (“Citibank”) entered into an agreement with the Office of the Comptroller of the Currency (“OCC”) and Citigroup entered into an agreement with the Federal Reserve Bank of New York (“FED”) to resolve their inquiries into certain of Citigroup’s transactions with Enron. Pursuant to the agreements, Citibank and Citigroup have agreed to submit plans to the OCC and FED, respectively, regarding the handling of complex structured finance transactions. Also on July 28, 2003, Citigroup entered into a settlement agreement with the Manhattan District Attorney’s Office to resolve its investigation into certain of Citigroup’ s transactions with Enron. Pursuant to that settlement, Citigroup has agreed to pay $25.5 million and to abide by its agreements with the SEC, OCC and FED.
ENRON-RELATED CIVIL ACTIONS
     CGM, Citigroup and various other Citigroup-related entities have been named as defendants in over 20 civil lawsuits pending in state and federal courts throughout the United States, alleging claims against Citigroup and CGM based on their dealings with Enron. The majority of these cases have been brought by purchasers and sellers of Enron equity and debt securities and Enron-linked securities. Many of the plaintiffs in these actions are large, institutional investors that had substantial Enron and Enron-linked holdings. The lawsuits collectively allege as against Citigroup and/or its affiliates and subsidiaries, among other things, federal securities fraud, state law claims of negligent misrepresentation, fraud, breach of fiduciary duty, aiding and abetting a breach of fiduciary duty and related claims. In most of these lawsuits, Citigroup is named as a co-defendant along with other investment banks alleged to have had dealings with Enron. The majority of cases pending in the federal courts have been, or are in the process of being, consolidated before a single judge in the United States District Court for the Southern District of Texas. In addition, in five adversary proceedings in the Enron Chapter 11 bankruptcy, Enron and, in one case, its co-debtor affiliates and subsidiaries, and the Official Committee of Unsecured Creditors of Enron Corp., et al., have named Citigroup and/or its affiliates or subsidiaries as defendants.
     In September 2003, CGM (and Citigroup and various Citigroup-affiliates) were named as defendants in an adversary proceeding, Enron v. Citigroup, et al. (In re Enron Corp., et al.), filed by Enron in its chapter 11 bankruptcy proceedings against entities that purchased Enron bankruptcy claims from Citigroup, seeking to disallow or to subordinate those claims. The case is scheduled for trial beginning April 28, 2008. Additionally, in November 2003, Enron filed an additional adversary action against CGM (and Citibank) seeking to recover fees paid to CGM in connection with the proposed Enron-Dynegy merger. Discovery is proceeding in that action.
     On February 18, 2005, Judge Harmon granted the motion to dismiss of various financial institution defendants (including CGM) in Washington State Investment Board v. Lay, et al. The action had been brought on behalf of purchasers of Enron’s publicly traded debt and equity securities between September 9, 1997 and October 18, 1998.
     A Citigroup affiliate, along with other defendants, settled all claims against it in In Re: NewPower Holdings Securities Litigation, a class action brought on behalf of certain investors in Newpower securities. Citigroup reached this settlement agreement without admitting any wrongdoing. On September 13, 2004, the United States District Court for the Southern District of New York preliminarily approved the settlement.
     In April 2005, Citigroup, along with other financial institution defendants, reached an agreement-in-principle to settle four state-court actions brought by various investment funds, which were not previously consolidated or coordinated with other actions. The four cases are OCM Opportunities Fund III, L.P., et al. v. Citigroup Inc., et al.; Pacific Investment Management Co. LLC, et al. v. Citigroup Inc., et al.; AUSA Life Insurance v. Citigroup Inc., et al. and Principal Global Investors v. Citigroup Inc., et al. The amounts to be paid in settlement of these actions are covered by existing Citigroup litigation reserves.
     On June 3, 2005, CGM (along with Citigroup) and various financial institution defendants reached an agreement in principle to settle a state court action (subsequently consolidated with Newby), Retirement Systems of Alabama v. Merrill Lynch, et al., brought by an Alabama public corporation comprising various state employee pension funds that had purchased Enron securities from (among others) CGM. The district court approved the settlement on July 5, 2005. The amount paid in settlement of this action was covered by existing Citigroup litigation reserves.
     On June 13, 2005, Citigroup announced a settlement of the Enron class action litigation (Newby, et al. v. Enron Corp., et al.) currently pending in the United States District Court for the Southern District of Texas, Houston Division. This settlement resolves all claims against Citigroup brought on behalf of the class of purchasers of publicly traded equity and debt securities issued by Enron and Enron-related entities between September 9, 1997 and December 2, 2001. The settlement, which involves a pre-tax payment of $2.0 billion to the settlement class, is fully covered by Citigroup’s existing litigation reserves. It has been approved by The Board of Regents of the University of California (the lead plaintiff) and the Citigroup Board. On May 24, 2006, the district court in Texas gave final approval to Citigroup’s settlement of the securities class action. The amount to be paid in settlement of this action is covered by existing Citigroup litigation reserves.
     In light of this settlement, plaintiffs in four individual securities actions, which are part of the Newby class, have agreed to dismiss their lawsuits against Citigroup: California Public Employees’ Retirement System v. Banc of America Securities LLC, et al.; Conseco Annuity Assurance Co. v. Citigroup, Inc.; Headwaters Capital LLC v. Lay, et al.; and Variable Annuity Life Ins. Co. v. Credit Suisse First Boston Corp., et al. Plaintiffs in two other cases, not part of the Newby class, have also voluntarily dismissed their claims against Citigroup: Steiner v. Enron Corp., et al. and Town of New Hartford v. Lay, et al.
     On December 7, 2005, Judge Harmon dismissed City of Montgomery, Alabama Employees’ Retirement System v. Lay, et al. in light of a settlement between plaintiff and CGM (along with Citigroup and certain Credit Suisse First Boston-entities). The action was originally filed in Alabama state court and subsequently coordinated with Newby. The case arose out of plaintiff’s purchase of certain Enron-linked securities allegedly in reliance on CGM and other analyst reports concerning Enron. The amount paid in settlement of this action was covered by existing Citigroup litigation reserves.
     On November 4, 2005, Sierra Pacific Resources and Nevada Power v. Citigroup, et al., a federal court case (subsequently coordinated with Newby) naming as defendants CGM (along with Citigroup and Citibank, and various financial institution defendants) was voluntarily dismissed with prejudice by the plaintiffs. The case had been brought by purchasers of electricity from Enron.
     On December 14, 2005, Aksamit, et al. v. UBS PaineWebber, et al., a state court action (subsequently coordinated with Newby) naming CGM and various other financial institutions as defendants, was voluntarily dismissed with prejudice by the plaintiff. The case had been brought on behalf of CGM clients who had purchased Enron securities at various times up until the filing of Enron’s bankruptcy, in reliance on CGM and other analyst reports concerning Enron.
     On September 29, 2006, CGM (along with Citigroup and a third-party defendant) filed a partial motion to dismiss in Vanguard Balanced Index Fund, et al. v. Citigroup, et al. The action was filed in Pennsylvania state court in 2003 by certain investment funds, and asserts claims under state securities and common law, arising out of plaintiffs’ purchase of certain Enron-related securities. Vanguard filed opposition papers on November 14, 2006, and the defendants filed their reply on December 1, 2006. The case had been coordinated with Newby until Judge Harmon’s decision on class certification.
     On January 2, 2007, Judge Harmon entered final judgment terminating Ravenswood I, L.L.C., et al. v. Citigroup, Inc., et al. in light of a settlement including CGM. The action, asserting state statutory and common law claims, had been filed in federal court in Texas on behalf of successors in interest to certain Enron securities owned by Prudential, and subsequently coordinated with Newby. The amount paid in settlement of this action was covered by existing Citigroup litigation reserves.
     On January 18, 2007, Judge Harmon dismissed American National Insurance Co., et al. v. Citigroup Inc., et al. in light of a settlement including CGM. The action, asserting state securities and common law claims, had been filed in Texas state court and subsequently coordinated with Newby. The amount paid in settlement of this action was covered by existing Citigroup litigation reserves.
     On January 23, 2007, Judge Harmon granted plaintiffs’ motion for leave to amend the complaint in Silvercreek Management Inc. v. Salomon Smith Barney, Inc., a federal securities law and fraud action against CGM (and other defendants) on behalf of several funds that allegedly sustained losses arising out of their investments in Enron securities. The case had been coordinated with Newby until Judge Harmon’s decision on class certification, and is currently stayed (along with other actions that implicate the scope of liability of secondary actors under Section 10(b)of the Securities Exchange Act) in light of the Fifth Circuit’s reversal of Judge Harmon’s class certification decision.
     On January 25, 2007, Judge Harmon entered final judgment terminating Public Employees Retirement Systems of Ohio v. Fastow, et al. in light of a settlement between plaintiffs and certain financial institution defendants (including CGM). The action, asserting state securities and common law fraud claims, had been filed in Ohio state court on behalf of four Ohio pension funds that purchased Enron securities, and was subsequently coordinated with Newby. The amount paid in settlement of this action was covered by existing Citigroup litigation reserves.
     On August 15, 2007, CGM (along with other Citigroup entities and various other financial institutions) filed motions to dismiss Connecticut Resources Recovery Authority v. Lay, et al., an action sounding in fraud and breach of fiduciary duty, and arising out of an Enron transaction with a Connecticut state agency. The case had been coordinated with Newby until

Judge Harmon’s decision on class certification. Plaintiff filed its opposition on November 9, 2007; Citigroup partially joined a reply submitted by other financial institutions on January 30, 2008. This action was settled on February 14, 2008. The amount paid to settle this action was covered by existing Citigroup litigation reserves.
     On December 27, 2007, plaintiff moved for leave to amend its complaint in Public Utility District No. 1 of Snohomish County, Washington v. Citigroup, et al. The case, originally filed in Washington federal court in 2004, arises out of alleged losses caused by Enron’s electricity overcharges to a public utility. It alleges three causes of action against CGM (along with various Citigroup entities and other financial institutions). The action had been coordinated with Newby until Judge Harmon’s decision on class certification. CGM and other defendants filed an opposition on January 28, 2008.
     On January 28, 2008, the Fifth Circuit Court of Appeals heard oral argument on plaintiffs’ appeal against Judge Harmon’s dismissal of various third-party petitions filed by certain Enron outside directors and Arthur Andersen against CGM (and various other financial institution defendants). The petitions, collectively referred to as the Fleming Cases, assert fraud and negligence claims; they were filed in Texas state court and subsequently coordinated with Newby.
     CGM (along with Citigroup, Citibank N.A., and various J.P. Morgan Chase-entities) has been named in multiple actions brought by certain bank participants in, as well as “vulture funds” who purchased certain banks’ interests in, two revolving Enron credit facilities and a syndicated letter of credit facility. The cases, Avenue Capital Management II, L.P., et al. v. J.P. Morgan Chase & Co., et al., and DK Acquisition, et al. v. J.P. Morgan Chase, et al., had been coordinated with Newby until Judge Harmon’s decision on class certification. The actions were conditionally transferred to the Southern District of New York on December 10, 2007, and were assigned to Judge Rakoff on February 4, 2008. Defendants filed partial summary judgment motions in both cases on December 6, 2007. A third action, Bayerische Landesbank, et al. v. J.P. Morgan Chase Bank, et al., brought by certain bank participants in the Enron facilities and subsequently coordinated with Newby, was settled on July 31, 2007, and the district court approved the settlement on August 22, 2007. The amount paid in settlement was covered by existing Citigroup litigation reserves.
     On April 4, 2008, Citigroup announced an agreement to settle actions filed by Enron in its Chapter 11 bankruptcy proceedings seeking to recover payments to Citigroup as alleged preferences or fraudulent conveyances, to disallow or equitably subordinate claims of Citigroup and Citigroup tranferees on the basis of alleged fraud, and to recover damages from Citigroup for allegedly aiding and abetting breaches of fiduciary duty. Under the terms of the settlement agreement (which was approved by the Bankruptcy Court for the Southern District of New York on April 24, 2008), Citigroup will make a pre-tax payment of $1.66 billion to Enron and will waive certain claims in the Enron bankruptcy proceeding. Enron will also allow specified Citigroup-related claims in the bankruptcy proceeding, including all of the bankruptcy claims of parties holding approximately $2.4 billion of Enron credit-linked notes (“CLNs”) and will release all claims against Citigroup. Citigroup reached a separate settlement agreement resolving all disputes with the holders of the CLNs, including a suit against Citigroup pending in the Federal District Court in Houston. The amounts of both settlements are fully covered by Citigroup’s existing litigation reserves. The settlements provide that Citigroup denies any wrongdoing and has agreed to the settlements solely to eliminate the uncertainties, burden and expense of further protracted litigation. The Enron settlement agreements must be approved by the bankruptcy court.
DYNEGY INC.
     On June 6, 2003, the complaint in a pre-existing alleged class action pending in the United States District Court for the Southern District of Texas (In Re: Dynegy Inc. Securities Litigation) brought by purchasers of publicly traded debt and equity securities of Dynegy Inc. was amended to add Citigroup, Citibank and CGM as defendants. The plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act, against the Citigroup defendants. The Citigroup defendants filed a motion to dismiss in March 2004, which motion was granted by the district court in October 2004. The district court denied lead plaintiff’s request for leave to appeal.
     The district court had also previously denied lead plaintiff’s motion for leave to amend. No appeal was timely filed. On April 15, 2005, as part of a global settlement involving all defendants, Citigroup entered into a memorandum of understanding to settle this case. The amount to be paid in settlement is covered by existing litigation reserves.
WORLDCOM-RELATED LITIGATION
     Citigroup, CGM and certain executive officers and current and former employees have been named as defendants — along with twenty-two other investment banks, certain current and former WorldCom officers and directors, and WorldCom’s former auditors — in a consolidated class action brought on behalf of individuals and entities who purchased or acquired publicly traded securities of WorldCom between April 29, 1999 and June 25, 2002 in In Re: Worldcom, Inc. Securities Litigation. The class action complaint asserts claims against CGM under (i) Sections 11 and 12(a)(2) of the Securities Act, in connection with certain bond offerings in which it served as underwriter, and (ii) Sections 10(b) and 20(a) of the Securities Exchange Act, and Rule 10b-5 promulgated under Section 10(b), alleging that it participated in the preparation and/or issuance of misleading WorldCom registration statements and disseminated misleading research reports concerning WorldCom stock. In 2003, the district court denied CGM’s motion to dismiss the consolidated class action complaint and granted the plaintiffs’ motion for class certification.
     Pursuant to an order entered May 28, 2003, the district court consolidated approximately seventy-eight individual actions with the class action for pretrial proceedings. The claims asserted in these individual actions are substantially similar to the claims alleged in the class action and assert state and federal securities law claims based on CGM’s research reports concerning WorldCom and/or CGM’s role as an underwriter in WorldCom offerings. Plaintiffs in certain of these actions filed motions to remove their cases to state court. The district court denied these motions and its rulings were upheld on appeal.
     Numerous other actions asserting claims against CGM in connection with its research reports about WorldCom and/or its role as an investment banker for WorldCom are pending in other federal and state courts around the country. These actions have been remanded to various state courts, are pending in other federal courts, or have been conditionally transferred to the

United States District Court for the Southern District of New York to be consolidated with the class action. As of December 31, 2007, one WorldCom individual action remained pending, in Texas state court. The balance of the individual actions have been settled or dismissed by court order. The settlements of those actions, some of which are discussed below, are covered by existing litigation reserves. Plaintiffs have appealed the dismissal of one of those actions, which appeal has been fully briefed in the United States Court of Appeals for the Second Circuit.
     In addition to the court suits, actions asserting claims against Citigroup and certain of its affiliates relating to its WorldCom research reports are pending in numerous arbitrations around the country. These actions assert claims that are substantially similar to the claims asserted in the class action.
     On May 10, 2004, Citigroup announced that it had agreed to pay $2.575 billion to settle the WorldCom class action suits. Citigroup reached this settlement agreement without admitting any wrongdoing or liability, and the agreement reflects that Citigroup denies that it or its subsidiaries committed any act or omission giving rise to any liability and/or violation of the law. A fairness hearing was held on November 5, 2004 in connection with the proposed class settlement between plaintiffs and the Citigroup-related defendants in In Re: WorldCom, Inc. Securities Litigation. The United States District Court for the Southern District of New York granted approval of the proposed settlement on November 10, 2004. The settlement became final in March 2006 and settlement funds have been released to the plaintiffs.
     On September 17, 2004, Weinstein, et al. v. Ebbers, et al., an alleged class action against CGM and others brought on behalf of holders of WorldCom securities asserting claims based on, among other things, CGM’s research reports concerning WorldCom, was dismissed with prejudice in its entirety by the United States District Court for the Southern District of New York. The plaintiffs noticed an appeal of the dismissal to the United States Court of Appeals for the Second Circuit on October 15, 2004. The parties have reached an agreement in principle on the terms of a settlement of this action and the appeal has been dismissed.
     On September 30, 2004, Citigroup and CGM, along with a number of other defendants, settled Retirement Systems of Alabama, et al. v. J.P. Morgan Chase & Co., et al., a WorldCom individual action that had been remanded to the Circuit Court of Montgomery County, Alabama. The settlement became final on September 30, 2004. On June 22, 2005, Citigroup and CGM, along with other financial institution defendants, entered into a settlement agreement in Public Employees’ Retirement System of Ohio v. Ebbers, et al. Citigroup’s share of the settlement was $40 million. On August 5, 2005, Citigroup and CGM, along with other financial institution defendants, entered into a settlement agreement in one of these actions, New York City Employees’ Retirement System v. Ebbers, et al., Citigroup’s share of the settlement was $35.557 million. The amounts paid in settlement of these actions were covered by existing Citigroup litigation reserves.
     On October 27, 2005, Citigroup and CGM, along with all other defendants, including financial institution defendants, entered into a settlement agreement resolving all claims against the Citigroup-related defendants in 32 individual actions filed on behalf of 70 institutional plaintiffs that have opted out of the WorldCom class action settlement, all of which were brought by Lerach, Coughlin, Stoia, Geller, Rudman & Robbins LLP. Plaintiffs in these actions asserted claims under federal and state law in connection with the Citigroup-related defendants’ research coverage and underwriting of WorldCom securities. Citigroup’s share of the settlement was

$249.9 million. The amount paid in settlement of these actions was covered by existing Citigroup litigation reserves.
     A NASD arbitration hearing was held in Sturm, et al. v. Citigroup, et al., from September 12, 2005 through October 3, 2005. Claimants alleged research analyst conflicts of interest related to SSB research coverage of WorldCom, and brought common law claims, including fraud claims, against Citigroup and CGM. Claimants sought $901 million in compensatory damages, in addition to punitive damages. On November 28, 2005, the arbitration panel denied all of claimants’ claims in their entirety, with prejudice. On February 21, 2006, claimants filed a motion to vacate the arbitration result. On April 14, 2006, the same claimants filed another NASD arbitration proceeding arising out of their investments in Level 3 Communications, Inc. On September 20, 2006, the Citigroup-related respondents executed an agreement with the Sturms to settle all outstanding matters.
     On June 28, 2004, the United States District Court for the Southern District of New York dismissed all claims under the Securities Act, and certain claims under the Securities Exchange Act in In Re: Targets Securities Litigation, an alleged class action against Citigroup and CGM and certain former employees, leaving only claims under the Securities Exchange Act for purchases of Targeted Growth Enhanced Terms Securities With Respect to the Common Stock of MCI WorldCom, Inc. (“TARGETS”) after July 30, 1999. On October 20, 2004, the parties signed a Memorandum of Understanding setting forth the terms of a settlement of all remaining claims in this action. The settlement was preliminarily approved by the district court on January 11, 2005, and finally approved on April 22, 2005. The amount paid in settlement of this action was covered by existing Citigroup litigation reserves.
GLOBAL CROSSING
     On or about January 28, 2003, the lead plaintiff in a consolidated alleged class action in the United States District Court for the Southern District of New York (In Re: Global Crossing, Ltd. Securities Litigation) filed a consolidated complaint on behalf of purchasers of the securities of Global Crossing and Asia Global Crossing, which names as defendants, among others, Citigroup, CGM, CGMHI and certain executive officers and current and former employees. The alleged class action complaint asserts claims under the federal securities laws alleging that the defendants issued research reports without a reasonable basis in fact and failed to disclose conflicts of interest with Global Crossing in connection with published investment research. On March 22, 2004, the lead plaintiff amended its consolidated complaint to add claims on behalf of purchasers of the securities of Asia Global Crossing. The added claims assert causes of action under the federal securities laws and common law in connection with CGM’s research reports about Global Crossing and Asia Global Crossing and for CGM’s roles as an investment banker for Global Crossing and as an underwriter in the Global Crossing and Asia Global Crossing offerings. The Citigroup-related defendants moved to dismiss all of the claims against them on July 2, 2004. Judge Lynch largely denied the motion to dismiss the Section 11 claims against the underwriters. In March 2005, the plaintiffs and the Citigroup-related defendants reached a settlement of all claims against the Citigroup-related defendants, including both research and underwriting claims, and including claims concerning losses in both Global Crossing and Asia Global Crossing, for a total of $75 million. The district court granted preliminary approval of the settlement on March 8, 2005, and on July 6, 2005, granted final approval and rejected all objections to the settlement.

     In addition, on or about January 27, 2004, the Global Crossing Estate Representative filed in the United States Bankruptcy Court for the Southern District of New York (i) an adversary proceeding asserting claims against, among others, Citigroup, CGM and certain executive officers and current and former employees, asserting claims under federal bankruptcy law and common law in connection with CGM’s research reports about Global Crossing and for its role as an underwriter in Global Crossing offerings, and (ii) an adversary proceeding against Citigroup and several other financial institutions seeking to rescind the payment of a $1 billion loan made to a subsidiary of Global Crossing. The Citigroup-related defendants moved to dismiss the former action on June 26, 2004, and settled it on September 12, 2005. The amount paid in settlement of this action was covered by existing Citigroup litigation reserves. The Citigroup-related defendants moved to dismiss the latter action on May 28, 2004, which motion is still pending.
     In addition, actions asserting claims against Citigroup and certain of its affiliates relating to its Global Crossing research reports are pending in numerous arbitrations around the country. These arbitration proceedings assert claims that are substantially similar to the claims asserted in the alleged class action.
ADELPHIA COMMUNICATIONS CORPORATION
     On July 6, 2003, an adversary proceeding was filed by the Official Committee of Unsecured Creditors on behalf of Adelphia Communications Corporation (“Adelphia”) against certain lenders and investment banks, including CGM, Citibank, Citicorp USA, Inc., and Citigroup Financial Products, Inc. (together, the “Citigroup Parties”). The complaint alleges that the Citigroup Parties and numerous other defendants committed acts in violation of the Bank Holding Company Act and the common law. The complaint seeks equitable relief and an unspecified amount of compensatory and punitive damages. In November 2003, a similar adversary proceeding was filed by the Equity Holders Committee of Adelphia. In June 2004, motions to dismiss were filed with respect to the complaints of the Official Committee of Unsecured Creditors and the Equity Holders Committee. The action is still pending.
     Without admitting any liability, CGM and numerous other financial institution defendants have agreed to settle In Re: Adelphia Communications Corporation Securities and Derivative Litigation for a total of $250 million, subject to final court approval. The United States District Court for the Southern District of New York approved the settlement in November 2006. CGM’s share of the settlement is covered by existing reserves.
     In addition, CGM is among the underwriters named in numerous civil actions brought to date by investors in Adelphia debt securities in connection with Adelphia securities offerings between September 1997 and October 2001. Three of the complaints also asserted claims against Citigroup and Citibank. All of the complaints alleged violations of federal securities laws, and certain of the complaints also alleged violations of state securities laws and the common law. The complaints sought unspecified damages. In December 2003, a second amended complaint was filed and consolidated before the same judge of the United States District Court for the Southern District of New York. Following settlements of the class action (which is pending appeal) and other individual actions, two cases remain outstanding. The Second Circuit is considering whether the plaintiff in one has proper standing to sue. In September 2007, motions to dismiss in the other case were granted in part and denied in part.

MUTUAL FUNDS
     Citigroup and certain of its affiliates have been named in several class actions and derivative litigations pending in various federal district courts arising out of alleged violations of the federal securities laws, the Investment Company Act of 1940 and the common law (including breach of fiduciary duty and unjust enrichment). The claims concern practices in connection with the sale of mutual funds, including allegations involving market timing, revenue sharing, incentive payments for the sale of proprietary funds, undisclosed breakpoint discounts for the sale of certain classes of funds, inappropriate share class recommendations and inappropriate fund investments. The litigations involving market timing have been consolidated under the MDL rules in the United States District Court for the District of Maryland (the “MDL action”), and the litigations involving revenue sharing, incentive payment and other issues have been consolidated in the United States District Court for the Southern District of New York. The plaintiffs in these litigations generally seek unspecified compensatory damages, rescissionary damages, injunctive relief, costs and fees. In the principal market timing cases that name Citigroup, a lead plaintiff has been appointed but that plaintiff has not yet filed an amended complaint. In the cases concerning revenue sharing, incentive payment and other issues, the lead plaintiff filed a consolidated and amended complaint on December 15, 2004. Citigroup moved to dismiss the claims and the motion was granted. An appeal is currently pending. Several derivative actions and class actions were also dismissed against Citigroup defendants in the MDL action (and Citigroup expects that additional actions will be dismissed on similar grounds).
     Several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Citigroup has received subpoenas and other requests for information from various government regulators regarding market timing, financing, fees, sales practices and other mutual fund issues in connection with various investigations. Citigroup is cooperating with all such reviews. Additionally, CGM has entered into a settlement agreement with the SEC with respect to revenue sharing and sales of classes of funds.
     On May 31, 2005, Citigroup announced that Smith Barney Fund Management LLC and CGM completed a settlement with the SEC resolving an investigation by the SEC into matters relating to arrangements between certain Smith Barney mutual funds, an affiliated transfer agent and an unaffiliated sub-transfer agent. Under the terms of the settlement, Citigroup agreed to pay fines totaling $208.1 million. The settlement, in which Citigroup neither admitted nor denied any wrongdoing or liability, includes allegations of willful misconduct by Smith Barney Fund Management LLC and CGM in failing to disclose aspects of the transfer agent arrangements to certain mutual fund investors.
     In May 2007, CGM finalized its settlement agreement with the NYSE and the New Jersey Bureau of Securities on the matter related to its market-timing practices prior to September 2003.
SUBPRIME-MORTGAGE-RELATED LITIGATION
     Citigroup, along with numerous other financial institutions, has also been named as a defendant in several lawsuits by shareholders of entities that originated subprime mortgages, and for which CGM underwrote securities offerings. These actions assert that CGM violated Sections 11, 12, and 15 of the Securities Act, arising out of allegedly false and misleading statements contained in the registration statements and prospectuses issued in connection with those offerings. Specifically, CGM has been named as a defendant in (i) two alleged class action lawsuits brought by shareholders of American Home Mortgage Investment Corp., pending in the

United States District Court for the Eastern District of New York; and (ii) three alleged class action lawsuits brought by shareholders of Countrywide Financial Corp. and its affiliates, pending in the United States District Court for the Central District of California. Citigroup has not yet responded to the complaints in these actions. A motion to remand to California state court has been filed in one of the Countrywide-related actions. The plaintiffs in each of the class actions have sought unspecified damages relating to the alleged losses sustained by the class.
RESEARCH ANALYST LITIGATION
     Since May 2002, CGM and certain executive officers and current and former employees have been named as defendants in numerous alleged class action complaints, individual actions, and arbitration demands by purchasers of various securities alleging that they violated federal securities law, including Sections 10 and 20 of the Securities Exchange Act, and certain state laws for allegedly issuing research reports without a reasonable basis in fact and for allegedly failing to disclose conflicts of interest with companies in connection with published investment research, including Winstar Communications, Inc. (“Winstar”), Rhythms NetConnections, Inc. (“NetConnections”), AT&T Corp. (“AT&T”), Level 3 Communications, Inc. (“Level 3”), Metromedia Fiber Network, Inc. (“Metromedia”), XO Communications, Inc. (“XO”), Williams Communications Group Inc. (“Williams”), and Focal Communications, Inc. (“Focal”). The alleged class actions relating to research of these companies are pending before a single judge in the United States District Court for the Southern District of New York for coordinated proceedings. The district court has consolidated these actions into separate proceedings corresponding to the companies named above.
     On January 30, 2004, plaintiffs in the NetConnections action voluntarily dismissed their complaint with prejudice. On December 2, 2004, the district court granted in part and denied in part the Citigroup-related defendants’ motions to dismiss the claims against it in the AT&T, Level 3, XO and Williams actions. Specifically, the district court dismissed claims arising out of research published before April 18, 2001, all claims related to Level 3 and XO bondholders, and all claims in the Williams action on behalf of Guided Portfolio Management accountholders. The district court denied in part Citigroup’s motion to dismiss the AT&T litigation, although it dismissed claims related to AT&T Wireless, AT&T’s wireless affiliate, in their entirety. On January 5, 2005, the district court dismissed the Winstar action in its entirety with prejudice. Plaintiffs have moved for reconsideration, which motion has been denied. The dismissal with prejudice of the Winstar class action is now final. On January 6, 2005, the district court granted in part and denied in part the Citigroup-related defendants’ motion to dismiss the claims against it in the Metromedia action.
     On June 20, 2006, the United States District Court for the Southern District of New York certified the plaintiff class in In Re: Salomon Analyst Metromedia Litigation. On October 6, 2006, the United States Court of Appeals for the Second Circuit accepted an appeal of the class certification order, which appeal was argued on January 30, 2008, and remains pending. Fact discovery has concluded, and expert discovery has been stayed, by agreement of the parties, pending resolution of the appeal.
     On August 17, 2006, the district court approved Citigroup’s settlement of the AT&T action, In Re Salomon Analyst AT&T Litigation. On September 29, 2006, the district court approved Citigroup’s settlements of the Level 3, XO and Williams actions, In Re Salomon Analyst Level 3 Litigation, In Re Salomon Analyst XO Litigation, and In Re Salomon Analyst

Williams Litigation, respectively. On March 23, 2007, the district court approved Citigroup’s settlement of the Focal class action. All of the settlements are final and no longer subject to appeal. The amounts paid in settlement of these actions were covered by existing Citigroup litigation reserves.
     Beginning in 2003, several individual actions have been filed against Citigroup and CGM relating to, among other things, research on Qwest Communications International, Inc. alleging violations of state and federal securities laws. In October 2006, Citigroup settled the two remaining Qwest-related actions: California State Teachers’ Retirement System v. Qwest Communications International Inc., et al., and State Universities Retirement System of Illinois v. Qwest Communications International Inc., et al.
     Two alleged class actions against CGM asserting common law claims in connection with published investment research on behalf of CGM customers have been dismissed by United States district courts, one of which was affirmed by the United States Court of Appeals for the Ninth Circuit, and one of which was affirmed by the United States Courts of Appeals for the Third Circuit. Plaintiffs in the Ninth Circuit case sought review by the United States Supreme Court; which was subsequently denied.
     On September 22, 2005, Citigroup reached an agreement-in-principle to settle all claims against the Citigroup-related defendants in Norman v. Salomon Smith Barney, et al., a class action asserting violations of the Investment Advisers Act of 1940 and various common law claims in connection with certain investors who maintained guided portfolio management accounts at Smith Barney. On May 18, 2006, the court gave final approval to the settlement. The settlement is final and no longer subject to appeal. The settlement amount is covered by existing litigation reserves.
     On August 17, 2005, in Disher v. Citigroup Global Markets Inc., the United States Court of Appeals for the Seventh Circuit reversed the district court’s grant of plaintiffs’ motion to remand the case to state court, and directed the district court to dismiss the case as preempted under the Securities Litigation Uniform Standards Act (“SLUSA”). On June 26, 2006, the United States Supreme Court granted plaintiffs’ petition for a writ of certiorari, vacated the opinion of the United States Court of Appeals for the Seventh Circuit, and then remanded the case to the Seventh Circuit for further proceedings. On January 22, 2007, the Seventh Circuit dismissed Citigroup’s appeal from the district court’s removal order for lack of appellate jurisdiction. On February 1, 2007, plaintiffs secured an order reopening this case in Illinois state court, and on February 16, 2007, Citigroup removed the reopened action to federal court. On May 3, 2007, the district court remanded the case to Illinois state court. On June 13, 2007, Citigroup moved in state court to dismiss the action. That motion remains pending.
     In Sturm, et al. v. Citigroup et al., a NASD arbitration seeking significant compensatory and punitive damages, claimants asserted common law claims, including fraud, arising out of alleged research analyst conflicts of interest related to CGM research coverage of WorldCom.
SUPERVISORY INVESTIGATION
     In May 2003, the SEC, NYSE and NASD issued a subpoena and letters to CGM requesting documents and information with respect to their continuing investigation of individuals in connection with the supervision of the research and investment banking departments of CGM. Other parties to the Research Settlement have received similar subpoenas and letters.
CITIGROUP SHAREHOLDER LITIGATION
     In July 2002, Citigroup, CGM and certain officers were named as defendants in an alleged class action filed in the United States District Court for the Southern District of New York, brought on behalf of purchasers of Citigroup common stock between July 24, 1999 and July 23, 2002. The complaint seeks unspecified compensatory and punitive damages for alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act, and for common law fraud. Fourteen virtually identical complaints have been filed and consolidated. The complaints allege that Citigroup misstated the extent of its Enron-related exposure, and that Citigroup’s stock price fell once the true extent of Citigroup’s Enron involvements became known. Plaintiffs filed an amended complaint on March 10, 2003, which incorporated the allegations in the 15 separate actions and added new material as well. The amended complaint focuses on certain transactions between Citigroup and Enron and alleged analyst conflicts of interest. The class period for the consolidated amended complaint is July 24, 1999 to December 11, 2002. On June 2, 2003, Citigroup filed a motion to dismiss the consolidated amended complaint. Plaintiffs’ response was filed on July 30, 2003 and Citigroup’s reply was filed on October 3, 2003. On August 10, 2004, Judge Swain granted Citigroup’s motion to dismiss the consolidated amended complaint. The plaintiffs filed a notice of appeal in October 2004.
NASD SETTLEMENT
     In November 2004, CGM entered into a final agreement with the NASD to resolve the NASD’s investigation into certain of its selling practices. Without admitting or denying any allegations or findings, CGM accepted certain factual findings by the NASD that it (i) sold units in two managed futures funds to 45 customers for whom the investment was not suitable, (ii) failed to maintain records disclosing the basis upon which its investor suitability determinations were made and (iii) failed to adequately disclose the risks of investing in managed futures products on its website. CGM consented to a censure and a fine of $275,000 and offered to redeem the investment of the customers for whom investment in the two managed futures funds was found not suitable.

AUCTION RATE SECURITIES
     On May 31, 2006, the SEC instituted and simultaneously settled proceedings against CGM and 14 other broker-dealers regarding practices in the Auction Rate Securities market. The SEC alleged that the broker-dealers violated Section 17(a)(2) of the Securities Act. The broker-dealers, without admitting or denying liability, consented to the entry of an SEC cease-and-desist order providing for censures, undertakings, and penalties. CGM paid a penalty of $1.5 million.
     In the course of its business, CGM, as a major futures commission merchant and broker dealer, is a party to various claims and routine regulatory investigations and proceedings that the General Partner believes do not have a material effect on the business of CGM.
     The Partnership, the General Partner and its principals, directors and executive officers are not a party to, nor are any of their assets subject to, any of the actions and proceedings described above.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.
     (a) Market information. The Partnership has issued no stock. There is no public market for the Redeemable Units.
     (b) Holders. As of March 31, 2008, the number of holders of Redeemable Units was 774 and the number of holders of Units of General Partner Interest was 1.
     (c) Distributions. The Partnership did not make any distributions during the three months ended March 31, 2008 or the period from February 1, 2007 (commencement of trading operations) through December 31, 2007. The General Partner does not intend to make any distributions in the future.
     (d) Securities authorized for issuance under equity compensation plans. Not applicable.
     (e) Performance graph for units. Not applicable.
Item 10. Recent Sales of Unregistered Securities.
     (a) Securities sold. From November 21, 2006 (commencement of initial offering period) through March 31, 2008, the Partnership sold limited partnership Redeemable Units which resulted in aggregate proceeds to the Partnership of $98,116,000. (This figure includes $1,000 contributed by the initial limited partner in order to form the Partnership.)
     (b) Underwriters and other purchasers. Redeemable Units of Limited Partnership Interest were sold to persons and entities who are accredited investors as that term is defined in Rule 501(a) of Regulation D as well as to those persons who are not accredited investors but who have either (i) a net worth (exclusive of home, furnishings and automobiles) individually or jointly with their spouse of at least three times their investment in the Partnership (the minimum investment for which is $25,000) or (ii) gross income for the past two years and projected gross income for the current year of not less than three times their investment in the Partnership (the minimum investment for which is $25,000). The offering is limited to a limited number of non-accredited investors.
     (c) Consideration. The aggregate proceeds of securities sold during the period from November 21, 2006 (commencement of initial offering period) through March 31, 2008 was $99,643,076, of which $1,527,076 was from units of general partnership interest sold to the General Partner per Redeemable Unit. (The $99,643,076 figure includes $1,000 contributed by the General Partner in order to form the Partnership.)
     Redeemable Units have been sold monthly at net asset value per Redeemable Unit. No underwriting discounts or commissions are paid in connection with the Redeemable Units.
     (d) Exemption from registration claimed. Exemption is claimed from registration under Securities Act Section 4(2) and Section 506(a) of Regulation D promulgated thereunder. The purchasers are accredited investors under Rule 501(a) of Regulation D and a limited number of non-accredited investors, as discussed in paragraph (a) above. As of March 31, 2008, no non-accredited investors had purchased Redeemable Units in the Partnership.
     The minimum subscription for Redeemable Units is $25,000. The General Partner may in its sole discretion accept subscriptions of less than $25,000. The minimum additional subscription for investors who are currently limited partners is $10,000.
     In accordance with Part 4 of the CFTC regulations, before making any investment in the Partnership, each investor is provided with a Disclosure Document, as supplemented, that contains information concerning the Partnership as prescribed in CFTC regulations.
     (e) Terms of conversion or exercise. Not applicable.
     (f) Use of proceeds. Not applicable.
Item 11. Description of Registrant’s Securities to be Registered.
     The Partnership is registering Redeemable Units which are privately offered. Profits and losses of the Partnership are allocated among the partners on a monthly basis in proportion to their capital accounts (the initial balance of which is the amount paid for their Redeemable Units). Distributions of profits will be made at the sole discretion of the General Partner.
     The Redeemable Units may not be transferred without the written consent of the General Partner except in the cases of the death of an individual limited partner or the termination of an entity that is a limited partner as provided in the Limited Partnership Agreement. No transfer or assignment will be permitted unless the General Partner is satisfied that such transfer or assignment will not violate federal or state securities laws and will not jeopardize the Partnership’s status as a partnership for federal income tax purposes. No substitution may be made unless the General Partner consents to such substitution (which consent may be withheld at its sole and absolute discretion). A transferee who becomes a substituted limited partner will be subject to all of the rights and liabilities of a limited partner of the Partnership. A transferee who does not become a substituted limited partner will be entitled to receive the share of the profits or the return of capital to which such limited partner’s transferor would otherwise be entitled, but will not be entitled to vote, to an accounting of Partnership transactions, to receive tax information, or to inspect the Partnership’s books and records. Under the New York Revised

Limited Partnership Act (the “New York Act”), an assigning limited partner remains liable to the Partnership for any amounts for which such limited partner may be liable under such law regardless of whether any assignee to whom such limited partner has assigned Redeemable Units becomes a substituted limited partner.
     A limited partner may require the Partnership to redeem some or all of his Redeemable Units at net asset value per Redeemable Unit as of the last day of any month (the “Redemption Date”), provided that the limited partner has held such Redeemable Units for three full months. The right to redeem is contingent upon the Partnership’s having property sufficient to discharge its liabilities on the Redemption Date and upon receipt by the General Partner of a written or oral request for redemption at least 10 business days prior to the Redemption Date. For the purpose of a redemption, any accrued liability for reimbursement of offering and organization expenses for the initial offering period will not reduce redemption value per Redeemable Unit. Because net asset value fluctuates daily, limited partners will not know the net asset value applicable to their redemption at the time a notice of redemption is submitted. Payment for a redeemed interest will be made within 10 business days following the Redemption Date by crediting a limited partner’s CGM securities account with the proceeds of the redemption. The General Partner has not experienced a situation in which the Partnership did not have sufficient cash to honor redemption requests. If this were to occur, the General Partner intends to honor redemption requests on a pro rata basis unless the General Partner determines that a different methodology would be in the best interests of the Partnership. There is no fee charged to limited partners in connection with redemptions. The General Partner reserves the right in its sole discretion to permit redemptions more frequently than monthly and to waive the 10-day notice period. The General Partner may also, at its sole discretion and upon 10 days’ notice to a limited partner, require that any limited partner redeem some or all of its Redeemable Units if such redemption is in the best interests of the Partnership. For example, as discussed above under “Item 1. Business -ERISA Considerations,” the Partnership intends to qualify under the “significant participation” exception in the ERISA Regulation and, therefore, may require a benefit plan investor to redeem its Redeemable Units upon notice from the General Partner. The General Partner may temporarily suspend redemptions if necessary in order to liquidate commodity positions in an orderly manner and may permit less frequent redemptions if it has received an opinion from counsel that such action is advisable to prevent the Partnership from being considered a publicly traded partnership by the IRS.
Summary of the Limited Partnership Agreement
     The following is an explanation of all of the material terms and provisions of the Limited Partnership Agreement, a copy of which is incorporated by reference as Exhibit 3.2 to the Registration Statement and is incorporated herein by this reference. Each prospective investor should read the Limited Partnership Agreement thoroughly before investing. The following description is a summary only, is not intended to be complete, and is qualified in its entirety by the Limited Partnership Agreement itself.
Liability of Limited Partners
     The Partnership was formed under the laws of the State of New York on November 8, 2005. The General Partner has been advised by its counsel, Willkie Farr & Gallagher LLP, that except as required by the New York Act and as set forth in Paragraph 7(f) of the Limited Partnership Agreement, Redeemable Units purchased and paid for pursuant to an offering by the Partnership will be fully paid and non-assessable, and a limited partner will not be liable for amounts in excess of his contributions to the Partnership and his share of Partnership assets and undistributed profits. The New York Act provides that a limited partner who knowingly receives a prohibited distribution is liable to the limited partnership for the amount of the distribution for a period of three years from the date of distribution. A limited partner who participates in the control of the Partnership’s business may become liable as a general partner to persons who transact business with the Partnership reasonably believing, based upon the limited partner’s conduct, that the limited partner is a general partner. The General Partner will be liable for all obligations of the Partnership to the extent that assets of the Partnership are insufficient to discharge such obligations.
Management of Partnership Affairs
     The limited partners will not participate in the management or control of the Partnership. Under the Limited Partnership Agreement, responsibility for managing the Partnership is vested solely in the General Partner. The General Partner may select one or more trading advisors to direct all trading for the Partnership and may cause the Partnership to invest substantially all of its assets in another fund managed by such advisor(s). Other responsibilities of the General Partner include, but are not limited to, the following: reviewing and monitoring the trading of the trading advisor(s); administering redemptions of Redeemable Units; preparing monthly and annual reports to the limited partners; preparing and filing necessary reports with regulatory authorities; calculating the net asset value; executing various documents on behalf of the Partnership and the limited partners pursuant to powers of attorney; and supervising the liquidation of the Partnership if an event causing dissolution of the Partnership occurs.
Sharing of Profits and Losses; Partnership Accounting
     Each partner will have a capital account, and its initial balance will be the amount such limited partner paid for his, her or its Redeemable Units or, in the case of a contribution by the General Partner, its capital contribution (which shall be treated as units of general partnership interest). Any increase or decrease in the net assets of the Partnership will be allocated among the partners on a monthly basis and will be added to or subtracted from the accounts of the partners in the ratio that each account bears to all accounts.
Additional Partners
     The General Partner has the sole discretion to determine whether to offer for sale additional Redeemable Units and to admit additional limited partners. There is no limitation on the number of Redeemable Units which may be outstanding at any time. All Redeemable Units offered by the Partnership were sold for $1,000 per Redeemable Unit during the initial offering period. During the continuous offering period, Redeemable Units offered by the Partnership are sold at the Partnership’s then current net asset value per Redeemable Unit. The General Partner may make arrangements for the sale of additional Redeemable Units in the future.
Restrictions on Transfer or Assignment
     A limited partner may not transfer his, her or its Redeemable Units without the written consent of the General Partner except in the cases of the death of an individual limited partner or the termination of an entity that is a limited partner as provided in the Limited Partnership Agreement. No transfer or assignment will be permitted unless the General Partner is satisfied that such transfer or assignment will not violate federal or state securities laws and will not jeopardize the Partnership’s status as a partnership for federal income tax purposes. No substitution may be made unless the General Partner consents to such substitution (which consent may be withheld at its sole and absolute discretion). A transferee who becomes a substituted limited partner will be subject to all of the rights and liabilities of a limited partner of the Partnership. A transferee who does not become a substituted limited partner will be entitled to receive the share of the profits or the return of capital to which such limited partner’s transferor would otherwise be entitled, but will not be entitled to vote, to an accounting of Partnership transactions, to receive tax information, or to inspect the Partnership’s books and records. Under the New York Act, an assigning limited partner remains liable to the Partnership for any amounts for which such limited partner may be liable under such law regardless of whether any assignee to whom such limited partner has assigned Redeemable Units becomes a substituted limited partner. All requests for transfer should be sent to the General Partner for processing.
Removal or Admission of General Partner
     The General Partner may be removed and successor general partners may be admitted upon the vote of a majority of the outstanding Redeemable Units.
Amendments; Meetings
     The Limited Partnership Agreement may be amended if approved in writing by the General Partner and limited partners owning more than 50% of the outstanding Redeemable Units. In addition, the General Partner may amend the Limited Partnership Agreement without the consent of the limited partners in order to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between the Limited Partnership Agreement and the Memorandum), to delete or add any provision of or to the Limited Partnership Agreement required to be deleted or added by the staff of any federal or state agency, or to make any amendment to the Limited Partnership Agreement which the General Partner deems advisable (including but not limited to amendments necessary to effect the allocations proposed therein) provided that such amendment is not adverse to the limited partners, or is required by law.
     Any limited partner, upon written request addressed to the General Partner, may obtain from the General Partner a list of the names and addresses of record of all limited partners and the number of Redeemable Units held by each for a purpose reasonably related to such limited partner’s interest as a limited partner in the Partnership. Upon receipt of a written request, signed by limited partners owning at least ten percent (10%) of the outstanding Redeemable Units, that a meeting of the Partnership be called to consider any matter upon which limited partners may vote pursuant to the Limited Partnership Agreement, the General Partner, by written notice to each limited partner of record mailed within fifteen days after such receipt, must call a meeting of the Partnership. Such meeting must be held at least 30 but not more than 60 days after the mailing of such notice and the notice must specify the date, a reasonable time and place, and the purpose of such meeting.
     At any such meeting, upon the approval by an affirmative vote of limited partners owning more than 50% of the Redeemable Units, the following actions may be taken: (i) the Limited Partnership Agreement may, with certain exceptions, be amended; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and a new general partner may be admitted; (iv) a new general partner or general partners may be admitted if the General Partner elects to withdraw from the Partnership; (v) any contracts with the General Partner or any of its affiliates or any trading advisor may be terminated without penalty on 60 days’ notice; and (vi) the sale of all assets of the Partnership may be approved. However, no such action may be taken unless the General Partner has been furnished with an opinion of counsel that the action to be taken will not adversely affect the status of the limited partners as limited partners under the New York Act and that the action is permitted under such law.
Reports to Limited Partners
     The Partnership’s books and records are maintained at its principal office and the limited partners have the right at all times during reasonable business hours to have access to the Partnership’s books and records for a purpose reasonably related to such limited partner’s interest as a limited partner in the Partnership. Within 30 days of the end of each month, the General Partner will provide the limited partners with a financial report containing information relating to the net assets and net asset value of a Redeemable Unit as of the end of such month, as well as other information relating to the operations of the Partnership which is required to be reported to the limited partners by CFTC regulations. In addition, if any of the following events occur, notice thereof will be mailed to each limited partner within seven business days of such occurrence: a decrease in the net asset value of a Redeemable Unit to $400 or less as of the end of any trading day; any change in trading advisor(s); any change in commodity brokers; any change in the general partner; any material change in the Partnership’s trading policies or any material change in an advisor’s trading strategies. In addition, a certified annual report of financial condition will be distributed to the limited partners not more than 90 days after the close of the Partnership’s fiscal year. Within 75 days after the close of the fiscal year, tax information necessary for the preparation of the limited partners’ annual federal income tax returns will be distributed to the limited partners.
Power of Attorney
     To facilitate the execution of various documents by the General Partner on behalf of the Partnership and the limited partners, the limited partners will appoint the General Partner, with power of substitution, their attorney in fact by executing the subscription agreement, including a power of attorney. Such documents include, without limitation, the Limited Partnership Agreement and amendments and restatements thereto and the customer agreement with CGM.
Dissolution of the Partnership
     The affairs of the Partnership will be wound up and the Partnership liquidated as soon as practicable upon the first to occur of the following: (i) December 31, 2025; (ii) the vote to dissolve the Partnership by limited partners owning more than 50% of the units; (iii) assignment by the General Partner of all of its interest in the Partnership, or the withdrawal, removal, bankruptcy or dissolution of the General Partner, unless the Partnership is continued as described in the Limited Partnership Agreement; (iv) a decline in net asset value to less than $400 per unit as of the end of any trading day; or (v) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued. In addition, the General Partner may, in its sole discretion, cause the Partnership to dissolve if the Partnership’s aggregate net assets decline to less than $1,000,000.

Item 12 Indemnification of Directors and Officers.
Indemnification
     Section 17 of the Limited Partnership Agreement (incorporated by reference as Exhibit 3.2 to the Registration Statement) provides for indemnification of the General Partner, its officers, directors, more than 10% stockholders, and persons who directly or indirectly control, are controlled by or are under common control with the General Partner. The Registrant is not permitted to indemnify the General Partner or its affiliates for liabilities resulting from a violation of the Securities Act or any State securities law in connection with the offer or sale of the Redeemable Units.
     Section 6 of the Management Agreement (incorporated by reference as Exhibit 10.1 to the Registration Statement) provides for indemnification by the General Partner and the Partnership of the Advisor (which term includes the Advisor’s principals, officers, directors and employees) for any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with the Management Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Limited Partnership Agreement.
     Furthermore, under certain circumstances, the Advisor will indemnify, defend and hold harmless the General Partner, the Partnership and their principals, officers, directors and employees against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in the Management Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator, to the effect that such acts or omissions violated the terms of the Management Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g) of the Management Agreement).
Item 13. Financial Statements and Supplementary Data.
     (a) Financial Statements. The annual report of the Partnership for the period ended December 31, 2007 and the Statement of Financial Condition of the General Partner as of December 31, 2007 are incorporated by reference as Exhibit 99.1 and Exhibit 99.2 to the Registration Statement, respectively. The Partnership’s and

Master’s unaudited financial statements through March 31, 2008 are set forth below. The unaudited Statement of Financial Condition of the General Partner as of March 31, 2008 is set forth below. The Condensed Statements of Financial Condition as of December 31, 2007 for CGMHI and CGM are set forth below.
Citigroup Abingdon Futures Fund L.P.
Statement of Financial Condition
March 31, 2008
(unaudited)

Assets:
Investment in Master, at fair value	$111,818,139
Cash	50,814
Distribution receivable	103,094

Total assets	$111,972,047

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Brokerage commissions (Note 3c)	$419,878
Management fees (Note 3b)	185,839
Administrative fees (Note 3a)	46,460
Incentive fees (Note 3b)	2,147,061
Due to CGM for offering costs (Note 6)	50,083
Other (Note 6)	44,446
Redemptions payable (Note 5)	10,366,294

Total liabilities	13,260,061

Partners’ Capital (Notes 1 and 5)
General Partner 1,732.0884 Unit equivalent outstanding	1,976,607
Limited Partners, 84,768.8986 Redeemable Units of Limited Partnership Interest outstanding	96,735,379

Total partners’ capital	98,711,986

Total liabilities and partners’ capital	$111,972,047

See accompanying notes to financial statements.

Citigroup Abingdon Futures Fund L.P.
Statement of Income and Expense and Partners’ Capital
for the three months ended
March 31, 2008
(unaudited)

Income:
Net realized gains (losses) on closed position allocated from Master	$15,005,277
Change in net unrealized gains (losses) on open positions allocated from Master	(2,319,292)
Interest income allocated from Master	430,219
Expenses allocated from Master	(40,035)

Total income (loss)	$13,076,169

Expenses:
Brokerage commissions (Note 3c)	1,206,256
Incentive fees (Note 3b)	2,147,061
Management fees (Note 3b)	533,931
Administrative fees (Note 3a)	133,483
Other expenses	38,093

Total expenses	4,058,824

Net income (loss)	$9,017,345

Additions — Limited Partners	13,734,000
Redemptions — Limited Partners	(14,734,375)

Net increase (decrease) in Partners’ Capital	8,016,970
Partners’ Capital, beginning of period	90,695,016

Partners’ Capital, end of period	$98,711,986

Net Asset Value per Redeemable Unit (86,500.9870 Redeemable Units outstanding)	$1,141.17

Net income per Redeemable Unit of Limited Partnership Interest and General Partner Unit equivalent (Note 1)	$98.74

See accompanying notes to financial statements.

Citigroup Abingdon Futures Fund L.P.
Statement of Cash Flows
for the three months ended
March 31, 2008
(unaudited)

Cash flows from operating activities:
Net income(loss)	$9,017,345
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Purchase of investment in Master	(13,734,000)
Proceeds from sale of investment in Master	7,574,011
Net change in unrealized (appreciation) depreciation on investment in Master	(13,157,439)
(Increase) decrease in distribution receivable	81,270
Accrued expenses:
Increase (decrease) in brokerage commissions	72,171
Increase (decrease) in management fees	31,917
Increase (decrease) in administrative fees	7,980
Increase (decrease) in incentive fees	1,561,208
Increase (decrease) in other	22,925

Net cash provided by (used in) operating activities	(8,522,612)

Cash flows from financing activities:
Proceeds from additions — Limited Partners	13,734,000
Payments for redemptions — Limited Partners	(5,189,541)
Payments for offering costs	(12,366)

Net cash provided by (used in) financing activities	8,532,093

Net change in cash	9,481
Cash, at beginning of period	41,333

Cash, at end of period	$50,814

Non-cash financing activities:
Distribution receivable	$9,544,834

See accompanying notes to financial statements.

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
1. Partnership Organization:
     Citigroup Abingdon Futures Fund L.P. (the “Partnership”) is a limited partnership which was formed on November 8, 2005, under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The Partnership commenced trading on February 1, 2007. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk. The Partnership privately and continuously offers up to 200,000 Redeemable Units of Limited Partnership Interest (“Redeemable Units”) in the Partnership to qualified investors. There is no maximum number of units that may be sold by the Partnership.
     Citigroup Managed Futures L.L.C., a Delaware limited liability company, acts the general partner (the “General Partner”) of the Partnership and a commodity pool operator. The Partnership’s commodity broker is Citigroup Global Markets Inc. (“CGM”). CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. (“CGMHI”), which is the sole owner of CGM. CGM is a wholly owned subsidiary of Citigroup Inc.
     On February 1, 2007, the Partnership invested substantially all of its capital in the CMF Winton Master Fund L.P. (the “Master”), a limited partnership organized under the partnership laws of the state of New York, having the same investment objective as the Partnership. The Partnership purchased 9,017.0917 Redeemable Units of the Master with cash equal to $12,945,000. The Master was formed in order to permit accounts managed by Winton Capital Management Limited (the “Advisor”) using the Diversified Program, the Advisor’s proprietary trading program, to invest together in one trading vehicle. The General Partner is also the general partner of the Master. Individual and pooled accounts currently managed by the Advisor, including the Partnership, are permitted to be limited partners of the Master. The General Partner and the Advisor believe that trading through this master/feeder structure promotes efficiency and economy in the trading process.
     The financial statements of the Master, including the Schedule of Investments are contained elsewhere in this report and should be read together with the Partnership’s financial statements.
     As of March 31, 2008, the Partnership owned approximately 20.8% of the Master. The Partnership intends to continue to invest substantially all of its assets in the Master. The performance of the Partnership is directly affected by the performance of the Master. Expenses to investors as a result of the investment in the Master are approximately the same and redemption rights are not affected.
     The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no Limited Partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.
     The Partnership will be liquidated upon the first to occur of the following: December 31, 2025; if the Net Asset Value per Redeemable Unit decreases to less than $400 per

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
Redeemable Unit as of the close of business on any business day; or under certain circumstances as defined in the Limited Partnership Agreement. In addition, the General Partner may, in its sole discretion, cause the Partnership to dissolve if there is a decline in net assets after trading commences to less than $1,000,000.
2.	Accounting Policies:

a.	The Partnership values its investment in the Master at its net asset value per unit as calculated by the Master. All of the income and expenses and unrealized and realized gains and losses from the commodity transactions of the Master are determined on each valuation day and are allocated pro rata among the investors at the time of such determination. All commodity interests (including derivative financial instruments and derivative commodity instruments) held by the Master are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the Statements of Financial Condition of the Master at fair value on the last business day of the period, which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the period. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on the partner’s share of the Partnership’s income and expenses.

In 2007, the Partnership adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that the adoption of FIN 48 had no impact on the operations of the Partnership for the three months ended March 31, 2008 and that no provision for income tax is required in the Partnership’s financial statements.

The following are the major tax jurisdictions for the Partnership and the earliest tax year subject to examination: United States — 2007.

c.	Fair Value Measurements. The Partnership adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) as of January 1, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)

market participants at the measurement date. This statement establishes a framework for measuring fair value and expands disclosures regarding fair value measurements in accordance with U.S. generally accepted accounting principles. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Partnership did not apply the deferral allowed by FASB Staff Positions No. FAS 157-2, Effective Date of FASB Statement No. 157, for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

The Partnership values investments in master partnerships (other commodity pools) where there are no other rights or obligations inherent within the ownership interest held by the Partnership based on the end of the day net asset value of the Master (Level 2). The value of the Partnership’s investment in the Master reflects its proportional interest in the Master. The Partnership did not directly hold any derivative instruments that are based on quoted prices in active markets for identical assets (Level 1) or unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

Quoted
Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Assets	3/31/2008	(Level 1)	(Level 2)	(Level 3)
Investment in Master	$111,818,139	$—	$111,818,139	$—

Total fair value	$111,818,139	$—	$111,818,139	$—

d.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities,

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)

revenues and expenses and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates.

3.	Agreements:

a.	Limited Partnership Agreement

The General Partner administers the business and affairs of the Partnership. The Partnership pays the General Partner a monthly administrative fee in return for its services to the Partnership equal to 1/24 of 1% (0.5% per year) of adjusted month-end Net Assets of the Partnership. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees. This fee may be increased or decreased at the discretion of the General Partner.

b.	Management Agreement

The General Partner, on behalf of the Partnership, has entered into a management agreement (the “Management Agreement”) with the Advisor. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Partnership allocated to the Advisor by the General Partner. The Partnership is obligated to pay the Advisor a monthly management fee equal to 1/6 of 1% (2% per year) of adjusted month-end Net Assets allocated pro rata by the Master. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees. In addition, the Partnership is obligated to pay the Advisor an incentive fee, payable quarterly, equal to 20% of new trading profits allocated pro rata by the Master, as defined in the Management Agreement of the Partnership.

The Management Agreement can be terminated by the General Partner on 30 days’ notice if (i) the net asset value per Redeemable Unit declines as of the close of business on any trading day to $400 or less; (ii) the net assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals and reallocations) decline by 50% or more as of the end of a trading day from such net assets previous highest value; (iii) limited partners owning at least 50% of the outstanding Redeemable Units vote to require the Partnership to terminate the Management Agreement; (iv) the Advisor fails to comply with the terms of the Management Agreement; (v) the General Partner, in good faith, reasonably determines that the performance of the Advisor has been such that the General Partner’s fiduciary duties to the Partnership require the General Partner to terminate the Management Agreement; (vi) the General Partner reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership or (vii) the Advisor fails to conform to the trading policies set forth in the Limited Partnership Agreement or the Memorandum (defined below) as they may be changed from time to time. The General Partner may elect immediately to terminate the Management Agreement if (i) the Advisor merges or consolidates with another entity, or sells a substantial portion of its assets or becomes bankrupt or insolvent; (ii) Mr. Harding dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor or (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority is terminated or suspended. The Management Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading prior to dissolution.

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)

c.	Customer Agreement

The Partnership has entered into a customer agreement (the “Customer Agreement”) which provides that the Partnership will pay CGM a monthly brokerage fee equal to 4.5% per year of adjusted month-end Net Assets, allocated pro rata from the Master, in lieu of brokerage commissions on a per trade basis. Month-end Net Assets, for the purpose of calculating the brokerage fee are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of all accrued expenses and redemptions payable. CGM will pay a portion of brokerage fees to its financial advisors who have sold Redeemable Units in the Partnership. All National Futures Association (“NFA”) fees, exchange, clearing, user, give-up and floor brokerage fees will be borne by the Master and allocated to the Partnership. In 2008, all of the Partnership’s assets were deposited in the Partnership’s pro rata account at CGM. The Partnership’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. CGM has agreed to pay the Partnership interest on 80% of the average daily equity allocated pro rata to the Partnership by the Master during each month at a 30-day U.S. Treasury bill rate determined weekly by CGM based on the average noncompetitive yield on 90-day U.S. Treasury bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4.	Trading Activities:

           The results of the Master’s trading activities are shown in the Statement of Income and Expenses. The Partnership had no direct trading activities.

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
5. Distribution and Redemptions:
     Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. Limited Partners may require the Partnership to redeem their Redeemable Units at their redemption value per Redeemable Unit as of the last day of each month ending at least three months after their issuance on ten days prior notice to the General Partner. For the purposes of a redemption, any accrued liability for reimbursement of offering and organizational expenses for the initial offering period will not reduce redemption value per Redeemable Unit. There is no fee charged to Limited Partners in connection with redemptions.
     The Partnership is permitted to withdraw all or a portion of its interest in the Master as of each month-end and, in the sole discretion of the general partner of the Master, as of the end of any other day after a request for redemption in proper form has been delivered to the general partner of the Master in order to meet its obligations with respect to the redemption rights of Limited Partners.
6. Offering and Organization Costs:
     Offering and organization costs of $100,000 relating to the issuance and marketing of the Partnership’s Redeemable Units offered were initially paid by CGM. These costs have been recorded as due to CGM in the Statement of Financial Condition. These costs are being reimbursed to CGM by the Partnership in 24 monthly installments together with interest at the prime rate quoted by JPMorgan Chase & Co.
     As of March 31, 2008, $49,917 of these costs have been reimbursed to CGM by the Partnership. In addition, the Partnership has recorded interest expense of $7,271 through March 31 2008, which is included in other expenses.
     The remaining liability for these costs due to CGM of $50,083 (exclusive of interest charges) will not reduce Net Asset Value per Redeemable Unit for any purpose other than financial reporting, including calculation of advisory and brokerage fees and the redemption value of Redeemable Units.

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
7. Financial Highlights:
     Changes in the Net Asset Value per Redeemable Unit of Limited Partnership Interest for the three months ended March 31, 2008 is as follows:

Net realized and unrealized gains*	$125.20
Interest income	4.65
Expenses**	(31.12)

Increase for the period	98.73
Net Asset Value per Redeemable Unit, beginning of period	1,042.43
Offering cost adjustment	0.01
Net Asset Value per Redeemable Unit, end of period	1,141.17
Redemption/subscription value per Redeemable Unit versus Net Asset Value per Redeemable Unit	0.53

Redemption/subscription value per Redeemable Unit, end of period***	$1,141.70

*	Includes brokerage commissions.

**	Excludes brokerage commissions.

***	For the purpose of a redemption/subscription, any remaining accrued liability for reimbursement of offering and organization costs will not reduce redemption/subscription net asset value per redeemable unit.

Ratios to Average Net Assets****
Net investment loss before incentive fees***	(6.3)%

Operating expenses	8.0%
Incentive fees	2.2%

Total expenses	10.2%

Total return
Total return before incentive fees	11.9%
Incentive fees	(2.4)%

Total return after incentive fees	9.5%

***	Interest income less total expenses.

****	Annualized.

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
     The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using limited partners’ share of income, expenses and average net assets.
8. Financial Instrument Risks:
     In the normal course of its business, the Partnership, through the Partnership’s investment in the Master, is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. The Master may trade commodity options. Specific market movements of the commodities or future contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain options contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
     Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Partnership/Master is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.
     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange-traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership’s/Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized as unrealized appreciation in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Partnership, through the its investment in the Master, has credit risk and concentration risk because the sole counterparty or broker with respect to the Master’s assets is CGM.
     As both buyer and seller of options, the Partnership/Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership/Master to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Partnership/Master does not consider these contracts to be guarantees as described in FASB Interpretation No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees.
     The General Partner monitors and controls the Partnership’s/Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership/Master are subject. These monitoring systems allow the General Partner to statistically analyze actual trading

Citigroup Abingdon Futures Fund L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
results with risk-adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.
     The majority of these instruments mature within one year of the date the position is established. However, due to the nature of the Partnership’s business, these instruments may not be held to maturity.
9. Recent Accounting Pronouncement:
     On March 19, 2008, Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 161 and its impact on the financial statements has not yet been determined.

CMF Winton Master L.P.
Statements of Financial Condition
March 31, 2008
(unaudited)

Assets:
Equity in commodity futures trading account:
Cash (restricted $31,921,608 at March 31, 2008) (Note 3c)	$542,079,157
Unrealized appreciation on open forward contracts	500,515

542,579,672
Interest receivable	556,592

Total assets	$543,136,264

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation of open futures contracts	$3,671,074
Unrealized depreciation on open forward contracts	996,102
Accrued expenses:
Other expenses	20,515
Distribution payable (Note 5)	556,592

Total liabilities	5,244,283
Partners’ Capital:
Limited Partners’ Capital: 298,973.0155 Redeemable
Units of Limited Partnership Interest outstanding at March 31, 2008	537,891,981

Total liabilities and partners’ capital	$543,136,264

See accompanying notes to financial statements.

CMF Winton Master Fund L.P.
Schedule of Investments
March 31, 2008
(unaudited)

		% of Partners
	Fair Value	Capital
Futures Contracts Purchased
Currencies	$3,405,372	0.63%
Energy	(541,147)	(0.10)
Grains	(4,761,756)	(0.88)
Indices	(13,192)	(0.00)*
Interest Rates Non-U.S.	241,599	0.05
Interest Rates U.S.	1,620,857	0.30
Metals	(2,040,578)	(0.38)
Softs	(2,188,314)	(0.41)

Total futures contracts purchased	(4,277,159)	(0.79)

Futures Contracts Sold
Currencies	316,804	0.06
Indices	(432,996)	(0.08)
Interest Rates Non-U.S.	198,828	0.04
Livestock	518,133	0.10
Lumber	2,849	0.00 *
Softs	2,467	0.00 *

Total futures contracts sold	606,085	0.12

Unrealized Appreciation on Forward Contracts Metals	500,515	0.09

Total unrealized appreciation on forward contracts	500,515	0.09

Unrealized Depreciation on Forward Contracts Metals	(996,102)	(0.19)

Total unrealized depreciation on forward contracts	(996,102)	(0.19)

Total fair value	$(4,166,661)	(0.77)%

*	Due to rounding

CMF Winton Master L.P.
Statements of Income and Expenses and Partners’ Capital
for the three months ended March 31, 2008
(unaudited)

Income:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed positions and foreign currencies	$72,565,229
Changes in net unrealized losses on open positions	(10,757,422)

Gain (loss) from trading, net	61,807,807
Interest income	2,341,802

Total income (loss)	64,149,609

Expenses:
Clearing fees	186,143
Other expenses	7,895

Total expenses	194,038

Net income (loss)	63,955,571
Additions — Limited Partners	35,099,357
Redemptions — Limited Partners	(19,332,191)
Distribution of interest income to feeder funds	(2,341,802)

Net increase in Partners’ capital	77,380,935
Partners’ Capital, beginning of period	460,511,046

Partners’ Capital, end of period	537,891,981

Net Asset Value per Redeemable Unit (298,973.0155 Redeemable Units outstanding at March 31, 2008)	$1,799.13

Net income (loss) per Redeemable Unit of Limited Partnership Interest	$218.83

See accompanying notes to financial statements

CMF Winton Master L.P.
Statements of Cash Flows
for the three months ended March 31, 2008
(unaudited)

Cash flows from operating activities:
Net income (loss)	$63,955,571
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	7,002,237
(Increase) decrease in net unrealized appreciation on open futures contracts	8,112,545
(Increase) decrease in unrealized appreciation on open forward contracts	(500,515)
(Increase) decrease in interest receivable	471,951
Increase (decrease) in net unrealized depreciation on open futures contracts	3,671,074
Increase (decrease) in unrealized depreciation on open forward contracts	(525,682)
Accrued expenses:
Increase (decrease) in professional fees	(2,715)

Net cash provided by (used in) operating activities	82,184,466

Cash flows from financing activities:
Proceeds from additions — Limited Partners	35,099,357
Payments for redemptions — Limited Partners	(19,332,191)
Distribution of interest income to feeder funds	(2,813,753)

Net cash provided by (used in) financing activities	12,953,413

Net change in unrestricted cash	95,137,879
Unrestricted cash, at beginning of year	415,019,670

Unrestricted cash, at end of period	$510,157,549

Non-cash financing activities:
Change in distribution	$(471,951)

See accompanying notes to financial statement

CMF Winton Master L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
1. Partnership Organization:
     CMF Winton Master L.P. (the “Master”) is a limited partnership which was organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master is authorized to sell an unlimited number of Redeemable Units (“Redeemable Units”) of Limited Partnership Interest.
     On November 1, 2004 (date Master commenced trading), CMF Winton Feeder I L.P. (“Winton Feeder”) allocated substantially all of its capital and Smith Barney Diversified Futures Fund L.P. (“Diversified”) and Salomon Smith Barney Orion Futures Fund L.P. (“Orion”) allocated a portion of their capital to the Master. Winton Feeder purchased 2,000.0000 Units of the Master with cash of $2,000,000. Orion purchased 35,389.8399 Units of the Master with cash equal to $33,594,083 and a contribution of open commodity futures and forward positions with a fair value of $1,795,757. Diversified purchased 15,054.1946 Units of the Master with cash equal to $14,251,586 and a contribution of open commodity futures and forward positions with a fair value of $802,609. On December 1, 2004, Citigroup Diversified Futures Fund L.P. (“Citigroup Diversified”) allocated a portion of its capital to the Master and purchased 52,981.2908 Units with cash equal to $57,471,493. On July 1, 2005 CMF Institutional Futures Portfolio L.P. (“CMF Institutional”) allocated a portion of its capital to the Master and purchased 5,741.8230 Units of the Master with cash equal to $7,000,000. On May 1, 2006 Alera Portfolios SPC (“Alera SPC”) allocated a portion of its capital to the Master and purchased 3,711.7321 Units of the Master with cash equal to $4,909,537. On June 1, 2006 Legion Strategies LLC (“Winton Legion”) allocated a portion of its capital to the Master and purchased 2,355.4605 Units of the Master with cash equal to $3,000,000. On February 1, 2007 Citigroup Abingdon Futures Fund L.P. (“Abingdon”) allocated a portion of its capital to the Master and purchased 9,017.0917 Units of the Master with cash equal to $12,945,000. On March 1, 2007 CGF Holdings Co. Ltd. (“Global Futures”) allocated a portion of its capital to the Master and purchased 1,875.7046 Units of the Master with cash equal to $2,500,000. On March 31, 2007, Alera SPC redeemed its entire investment in the Master. This amounted to 1,446.6172 units with a fair value of $1,850,255, which includes interest income of $7,907. On December 31, 2007, Winton Legion redeemed its entire investment in the Master. This amounted to 2,182.2006 units with a fair value of $3,474,547, which includes interest income of $8,634 that is included as part of distribution payable in the Statements of Financial Condition. The Master was formed to permit commodity pools managed now or in the future by Winton Capital Management Limited (the “Advisor”) using the Diversified Program, one of the Advisor’s proprietary trading programs, to invest together in one vehicle.
     As of March 31, 2008, the Master’s investors were Diversified, Orion, Winton Feeder, Citigroup Diversified, CMF Institutional, Abingdon, and Global Futures (each a “Feeder”, collectively the “Funds”), which held, respectively, 3.3%, 38.6%, 7.7%, 24.8%, 2.6%, 20.8%, and 2.1% investments in the Master at March 31, 2008.
     Citigroup Managed Futures LLC acts as the general partner (the “General Partner”) of the Master. The Master’s commodity broker is Citigroup Global Markets Inc. (“CGM”). CGM is an

CMF Winton Master L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
affiliate of the General Partner. The General Partner is wholly-owned by Citigroup Global Markets Holdings Inc. (“CGMHI”), which is the sole owner of CGM. CGMHI is a wholly-owned subsidiary of Citigroup Inc. As of March 31, 2008, all trading decisions for the Master are made by the Advisor.
2. Accounting Policies:

a.	All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the Statements of Financial Condition at fair value on the last business day of the period, which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the period. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	All of the income and expenses and unrealized gains and losses on trading of commodity interests are determined on each valuation day and are allocated pro rata among the Funds at the time of such determination.

c.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on the partner’s share of the Master’s income and expenses.

In 2007, the Master adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions with respect to tax at the partnership level not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that the adoption of FIN 48 had no impact on the operations of the Master for the three months ended March 31, 2008 and that no provision for income tax is required in the Master’s financial statements.

The following are the major tax jurisdictions for the Master and the earliest tax year subject to examination: United States – 2004.

d.	Fair Value Measurements. The Master adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) as of January 1, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This statement establishes a

CMF Winton Master L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)

framework for measuring fair value and expands disclosures regarding fair value measurements in accordance with U.S. generally accepted accounting principles. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Master did not apply the deferral allowed by FASB Staff Positions No. FAS 157-2, Effective Date of FASB Statement No. 157, for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

The Master considers prices for exchange traded commodity futures and options contracts to be based on quoted prices in active markets for identical assets (Level 1). The values of forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those assets from observable inputs (Level 2). The Master did not hold any derivative instruments that are priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	3/31/2008	(Level 1)	(Level 2)	(Level 3)
Assets
Forwards	$500,515	$—	$500,515	$—

Total assets	500,515	—	500,515	—

Liabilities
Futures	3,671,074	3,671,074
Forwards	996,102	—	996,102	—

Total Liabilities	$4,667,176	$3,671,074	$996,102	$—

Total fair value	$(4,166,661)	$(3,671,074)	$(495,587)	$—

e.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates.

CMF Winton Master L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
3. Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a Management Agreement with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds.

c.	Customer Agreement:

The Master has entered into a Customer Agreement with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees are borne by the Master. All other fees including CGM’s direct brokerage commission shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At March 31, 2008, the amount of cash held by the Master for margin requirements was $31,921,608. The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses. The Customer Agreement may be terminated upon notice by either party.

4. Trading Activities:
     The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses and Partners’ Capital.
     All of the commodity interests owned by the Master are held for trading purposes. The average fair value of commodity interests owned during the three months ended March 31, 2008, based on a monthly calculation, was $20,329,380.

CMF Winton Master L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
5. Distributions and Redemptions:
     Distributions of profits, if any, will be made at the sole discretion of the General Partner and at such times as the General Partner may decide. A Limited Partner may require the Master to redeem their Redeemable Units at their Net Asset Value as of each month end. The General Partner at its sole discretion, may permit redemptions more frequently than monthly. There is no fee charged in connection with redemptions.
6. Financial Highlights:
     Changes in the Net Asset Value per Redeemable Unit of Partnership Interest for the three months ended March 31, 2008 were as follows:

Net realized and unrealized gains*	$210.89

Interest income	7.96

Expenses**	(0.02)

Increase for the period	218.83

Distribution of interest income to feeder funds	(7.96)

Net Asset Value per Redeemable Unit of Limited Partnership

Interest, beginning of year	1,588.26

Net Asset Value per Redeemable Unit of Limited Partnership

Interest, end of period	$1,799.13

*	Includes clearing fees

**	Excludes clearing fees

Ratios to Average Net Assets:

Net investment income***	1.7%

Operating expenses	0.2%

Total return	13.8%

***	Interest income less total expenses

CMF Winton Master L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
     The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the Limited Partner class using the Limited Partners’ share of income, expense and average net assets.
7. Financial Instrument Risks:
     In the normal course of its business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate and generally represent future commitments to exchange currencies of cash flows, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. The Master may trade commodity options. Specific market movements of the commodities or future contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange traded instruments are standardized and include futures and certain options contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.
     Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.
     Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master has credit risk and concentration risk because the sole counterparty or broker with respect to the Master’s assets is CGM.
     As both buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options, the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees as described in FASB Interpretation No. 45 Guarantor’s Accounting and Disclosure Requirements for Guarantees.

Citigroup Winton Master L.P.
Notes to Financial Statements
March 31, 2008
(unaudited)
     The General Partner monitors and controls the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.
     The majority of these instruments mature within one year of the date the position is established. However, due to the nature of the Master’s business, these instruments may not be held to maturity.
8. Recent Accounting Pronouncement:
     On March 19, 2008, Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. At this time, management is evaluating the implications of FAS 161 and its impact on the financial statements has not yet been determined.

Citigroup Managed Futures LLC
(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)
Statement of Financial Condition
March 31, 2008
(unaudited)

Assets
Investments in affiliated limited partnerships	$43,601,756
Receivable from affiliated limited partnerships	1,522,373
Receivable from other affiliates	85,229,676

Total assets	$130,353,805

Liabilities and Member’s Capital

Accounts payable and accrued liabilities	$—

Total liabilities	—

Member’s capital	188,353,805
Less note receivable from member	(58,000,000)

Total member’s capital	130,353,805

Total liabilities and member’s capital	$130,353,805

See accompanying notes to statement of financial condition.

Citigroup Managed Futures LLC
(A Wholly Owned Subsidiary of Citigroup Global Markets Holdings Inc.)
Schedule of Investments
March 31, 2008
(unaudited)

		% of
		member’s
	Fair Value	capital
Investments in affiliated limited partnerships:
Citigroup Diversified Futures Fund L.P.	$9,450,989	1.10%
Smith Barney AAA Energy Fund L.P.	6,015,149	2.57%
Salomon Smith Barney AAA Energy Fund L.P. II	5,998,688	1.42%
Salomon Smith Barney Global Diversified Futures Fund L.P.	3,299,079	3.65%
Smith Barney Diversified Futures Fund L.P. II	3,225,939	6.77%
Salomon Smith Barney Diversified 2000 Futures Fund L.P.	2,769,231	2.76%
Smith Barney Tidewater Futures Fund L.P.	2,294,306	3.08%
Smith Barney Warrington Futures Fund L.P.	2,215,526	0.75%
Citigroup Abingdon Futures Fund L.P.	1,977,525	2.00%
Salomon Smith Barney Fairfield Futures Fund L.P.	1,521,435	5.10%
Smith Barney Potomac Futures Fund L.P.	1,138,717	0.83%
Salomon Smith Barney Orion Futures Fund L.P.	975,968	0.19%
Smith Barney Bristol Energy Fund L.P.	793,305	0.32%
Citigroup Fairfield Futures Fund L.P. II	685,160	1.06%
Smith Barney Diversified Futures Fund L.P.	575,817	1.18%
Smith Barney Westport Futures Fund L.P.	492,374	0.79%
Citigroup Emerging CTA Portfolio L.P.	172,548	0.11%

	$43,601,756	33.68%

See accompanying notes to statement of financial condition.

Citigroup Managed Futures LLC
Notes to Statement of Financial Condition
March 31, 2008
(unaudited)

(1)	Organization

Citigroup Managed Futures LLC (the “Company” or “CMF”) is a wholly owned subsidiary of Citigroup Global Markets Holdings Inc. (“CGMHI”). CGMHI is a wholly owned subsidiary of Citigroup Inc. (“Citigroup”). The Company was organized and is authorized to act as a general partner for the management of investment funds and is registered as a commodity pool operator with the Commodity Futures Trading Commission.

At March 31, 2008, the Company is the general partner for 19 domestic Limited Partnerships with total assets of $3,798,734,095, total liabilities of $170,781,223 and total partners’ capital of $3,627,852,872. The Company has a general partner’s liability, which is unlimited (except to the extent it may be limited by the limited partnership agreement) with respect to these Limited Partnerships.

The Limited Partnerships are organized to engage in the speculative trading of commodity futures contracts and other commodity interests. The Company’s responsibilities as the general partner to these Limited Partnerships are described in the various limited partnership agreements. The Company generally maintains an equity investment in the majority of Limited Partnerships.

The Company is also the trading manager for six offshore funds. As trading manager to these offshore funds, the Company will select trading advisors who in the trading manager’s opinion, have demonstrated a high degree of skill in trading commodity interest contracts to manage the assets of the funds. For these services, the Company receives management fees. The Company does not have an equity investment in these offshore funds.

(2)	Significant Accounting Policies

The Statement of Financial Condition is prepared in accordance with U.S. generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Statement of Financial Condition. Estimates may vary from actual results.

Investments in Limited Partnerships are valued at the Company’s proportionate share of the net asset values as reported by the Limited Partnerships and approximate fair value. The Limited Partnerships value positions at the closing market quotations and through other fair valuation procedures at each financial reporting period, including the last business day of the year.

Under the terms of each of the limited partnership agreements for which CMF is a general partner, the Company is solely responsible for managing each of the partnerships. Other responsibilities are disclosed in each limited partnership agreement. The Company normally makes a capital contribution to each Limited Partnership. The limited partnership agreements generally require the general partner to maintain a cash

Citigroup Managed Futures LLC
Notes to Statement of Financial Condition
March 31, 2008
(unaudited)

investment in the Limited Partnerships equal to the greater of (i) an amount which will entitle the general partner to an interest of 1% in each material item of partnership income, gain, loss, deduction or credit or (ii) the greater of (a) 1% of the aggregate capital contributions of all partners or (b) $25,000. While CMF is the general partner thereof, the Company may not reduce its percentage interest in such Limited Partnerships to less than such required level, as defined in each limited partnership agreement.

Consistent with the limited partnership agreements, the Company had a net worth requirement which was effectively capped at the greater of $1,000,000 or the amount which the Company is advised by counsel as necessary or advisable to ensure the Limited Partnerships to which it is the general partner are taxed as partnerships for federal income tax purposes. This requirement was met at March 31, 2008.

Receivables from affiliated limited partnerships pertain to management fees and other receivables for services rendered as well as amounts receivable as a result of the Company paying organization, offering and other costs on behalf of the Limited Partnerships. Costs pertaining to organization and offering are reimbursed by the Limited Partnerships to the Company over a period varying from twelve to forty eight months or as interest income is earned by a Limited Partnership in accordance with the Limited Partnership’s prospectus. The offering costs reimbursable at March 31, 2008 were $487,971. Repayment of these costs is not contingent upon the operating results of the Limited Partnerships. In addition, as general partner, the Company earns monthly management fees from the Limited Partnerships as defined by the limited partnership agreements. Management fees receivable and other receivables at March 31, 2008 were $882,228 and $152,174, respectively, and are included in receivables from affiliated limited partnerships in the Statement of Financial Condition.

Fair Value Measurements. The Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”) as of January 1, 2008. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This statement establishes a framework for measuring fair value and expands disclosures regarding fair value measurements in accordance with U.S. generally accepted accounting principles. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company did not apply the deferral allowed by FASB Staff Positions No. FAS 157-2, Effective Date of FASB Statement No. 157, for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

The Company values investments in master partnerships (other commodity pools) where there are no other rights or obligations inherent within the ownership interest held by the Company based on the end of the day net asset value of the master partnership (Level 2). The value of the Company’s investment in master partnerships reflects its proportional interest in master partnerships. The Company did not directly hold any derivative instruments that are based on quoted prices in active markets for identical assets (Level 1) or unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

Quoted
Prices in
		Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
		Assets	Inputs	Inputs
Assets	3/31/2008	(Level 1)	(Level 2)	(Level 3)
Investment in affiliated partnerships	$43,601,756	$—	$43,601,756	$—

Total fair value	$43,601,756	$—	$43,601,756	$—

(3)	Note Receivable from Member

The note receivable from member consists of a $58,000,000 demand note dated June 22, 1994, which is non interest bearing and is reflected as a reduction in member’s capital as of March 31, 2008. The demand note was issued to the Company by CGMHI.

Citigroup Managed Futures LLC
Notes to Statement of Financial Condition
March 31, 2008
(unaudited)

(4)	Related Party Transactions

Substantially all transactions of the Company, including the allocation of certain income and expenses, are transacted with CGMHI, Limited Partnerships of which it is the general partner, and other affiliates. Receivables from other affiliates on the Statement of Financial Condition represents amounts due from Citigroup Global Markets Inc., a wholly owned subsidiary of CGMHI, for interest income receivable and other receivables, which is offset by income taxes payable of $24,338,992.

As the Company is a member of a group of affiliated companies, it is possible that the terms of certain related party transactions are not the same as those that would result from transactions among wholly unrelated parties.

(5)	Income Taxes

For tax purposes, the Company is disregarded as an entity separate from its owner since it is wholly owned by CGMHI. Under a tax sharing agreement with CGMHI, the Company provides income tax expense, for financial reporting purposes, at an effective rate based on its expected share of Citigroup’s consolidated provision for income tax expense, which is included in the receivables from other affiliates balance on the Statement of Financial Condition totaling $24,338,992.

In 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions with respect to tax at the company level not deemed to meet the more likely than not threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that the adoption of FIN 48 had no impact on the operations of the Company for the period ended March 31, 2008.

The following are the major tax jurisdictions for the Company and the earliest tax year subject to examination: United States – 2004.

(6)	Member’s Capital

There were no dividends paid as of March 31, 2008.

(7)	Concentrations of Investment in Affiliated Limited Partnerships

Each investment in affiliated limited partnerships was less than 10% of the total assets of the Company as of March 31, 2008.

Citigroup Managed Futures LLC
Notes to Statement of Financial Condition
March 31, 2008
(unaudited)

(8)	Financial Instruments Risk

In the normal course of its business, the Company, through the Company’s investments in affiliated limited partnerships (“Funds”), is party to financial instruments with off balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. The Funds may trade commodity options. Specific market movements of the commodities or future contracts underlying an option cannot accurately be predicted. The purchaser of an option may lose the entire premium paid for the option. The writer, or seller, of an option has unlimited risk. These instruments may be traded on an exchange or over the counter (“OTC”). Exchange traded instruments are standardized and include futures and certain options contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Funds due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Company is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Funds’ risk of loss in the event of counterparty default is typically limited to the amounts recognized as unrealized appreciation in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Company, through the Company’s investment in the Funds, has concentration and credit risk because the sole counterparty or broker with respect to the Funds’ assets is CGM.

The Company monitors and controls the Funds’ risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Funds are subject. These monitoring systems allow the Company to statistically analyze actual trading results with risk adjusted performance indicators and correlation statistics. In addition, on line monitoring systems provide account analysis of

Citigroup Managed Futures LLC
Notes to Statement of Financial Condition
March 31, 2008
(unaudited)

futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the date the position is established. However, due to the nature of the Funds’ business, these instruments may not be held to maturity.

STATEMENT OF FINANCIAL CONDITION
OF
CITIGROUP GLOBAL MARKETS HOLDINGS INC.
SUMMARY FINANCIAL INFORMATION
(unaudited)
The selected financial data set forth below for CGMHI as of or for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 are derived from Citigroup Inc.’s financial statements.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December	December	December	December	December
	31,	31,	31,	31,	31,
	2007	2006	2005	2004	2003
	(amounts in millions)
Income Statement Data
Revenues	$39,711	$42,883	$31,141	$23,065	$20,722
Income (loss) from Continuing Operations before Income Taxes and cumulative effect of change in accounting principle	$(7,976)	$4,557	$4,327	$(2,395)	$4,673
Net Income (loss)	$(4,926)	$3,302	$5,084	$(1,441)	$2,893
Balance Sheet Data
Total Assets	$663,540	$651,423	$499,766	$440,602	$361,261
Stockholder’s Equity	$14,192	$20,019	$21,543	$17,157	$15,622
Total Liabilities and Stockholder’s Equity	$663,540	$651,423	$499,766	$440,602	$361,261
The General Partner will provide a complete copy of CGMHI’s annual report to any limited partner requesting it.
Purchasers of Redeemable Units will acquire no interest in CGMHI.

CITIGROUP GLOBAL MARKETS INC. AND SUBSIDIARIES
CONDENSED STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2007
(unaudited)
The condensed Statement of Financial Condition set forth below for CGM and subsidiaries as of December 31, 2007 is derived from the financial statements of CGM and subsidiaries.

(Dollars in millions)
Assets
Cash and cash equivalents	$1,626
Cash and securities segregated and on deposit for Federal and other regulations or deposited with clearing organizations	7,336
Collateralized short-term financing agreements	200,500
Financial instruments owned and contractual commitments	109,682
Receivables	37,011
Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $928	890
Goodwill	1,077
Intangibles	330
Other assets	4,710

Total assets	$363,162

Short-term borrowings	$1,791
Payable to affiliates	19,896
Collateralized short-term financing agreements	205,309
Financial instruments sold, not yet purchased and contractual commitments	26,313
Payables and accrued liabilities	92,466
Subordinated indebtedness	9,045

Total liabilities	354,820
Total stockholder’s equity	8,342

Total liabilities and stockholder’s equity	$363,162

The General Partner will provide a complete copy of CGM’s Consolidated Statement of Financial Condition to any limited partner requesting it.
Purchasers of Redeemable Units will acquire no interest in CGM.

     (b) Selected quarterly financial data. The Partnership does not have securities registered pursuant to Sections 12(b) or 12(g) of the Securities Exchange Act.
     (c) Information about gas producing activities. The Partnership is not engaged in oil and gas producing activities.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
     On June 26, 2008, the Partnership file a Form 8-K reporting that KPMG LLP was replaced by PricewaterhouseCoopers LLP as the registered public accounting firm for the Partnership.
Item 15. Financial Statements and Exhibits.
(a)	Financial Statements.

The following financial statements have been filed as part of this registration statement or incorporated by reference to the Partnership’s Form 10 previously filed on April 30, 2008, as amended on May 21, 2008:

Statements of Financial Condition of the Partnership at March 31, 2008 (unaudited) and December 31, 2007.

Statements of Income and Expenses of the Partnership for the three months ended March 31, 2008 (unaudited) and for the period from February 1, 2007 (commencement of trading operations) to December 31, 2007.

Statements of Changes in Partners’ Capital of the Partnership for the three months ended March 31, 2008 (unaudited) and for the period from February 1, 2007 (commencement of trading operations) to December 31, 2007.

Statements of Cash Flows of the Partnership for the three months ended March 31, 2008 (unaudited) and for the period from February 1, 2007 (commencement of trading operations) to December 31, 2007.

Statements of Financial Condition of the Master at March 31, 2008 (unaudited) and December 31, 2007 and 2006.

Schedules of Investments of Master at March 31, 2008 (unaudited), December 31, 2007 and 2006.

Statements of Income and Expenses of Master for the three months ended March 31, 2008 (unaudited) and for the years ended December 31, 2007, 2006 and 2005.

Statements of Changes in Partners’ Capital of Master for the three months ended March 31, 2008 (unaudited) and for the years ended December 31, 2007, 2006 and 2005

Statements of Cash Flows of the Master for the three months ended March 31, 2008 (unaudited) and the years ended December 2007, 2006 and 2005.

Statements of Financial Condition of the General Partner at March 31, 2008 (unaudited) and December 31, 2007.

(b)	Exhibits.

*Exhibit 3.1-	Certificate of Limited Partnership

*Exhibit 3.2-	Limited Partnership Agreement

*Exhibit 10.1-	Management Agreement among the Partnership, Citigroup Managed Futures LLC and Winton Capital Management Limited

*Exhibit 10.2-	Customer Agreement between the Partnership, Citigroup Managed Futures LLC and Citigroup Global Markets Inc.

*Exhibit 10.3-	Agency Agreement between the Partnership, Citigroup Managed Futures LLC and Citigroup Global Markets Inc.

*Exhibit 10.4-	Form of Subscription Agreement

*Exhibit 10.5-	Letter from the General Partner to Winton Capital Management Limited extending the Management Agreement from June 30, 2007 to June 30, 2008

Exhibit 10.6	Letter from the General Partner to Winton Capital Management Limited extending the Management Agreement from June 30, 2008 to June 30, 2009

*Exhibit 99.1-	Annual Report of the Partnership for the period ended December 31, 2007

*Exhibit 99.2-	Statement of Financial Condition of General Partner as of December 31, 2007

*	Incorporated by reference to the Partnership’s Form 10 previously filed on April 30, 2008, as amended May 21, 2008.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
CITIGROUP ABINGDON FUTURES FUND L.P.
(Registrant)
Date: August 13, 2008
By: Citigroup Managed Futures LLC
                     (General Partner)

By:	/s/ Jennifer Magro

Jennifer Magro
Chief Financial Officer